10.20. Form of Amendment No. 9 to the Revolving Credit Agreement, among the parties thereto.
-------------------------------------------------------------------------------

                              AMENDED AND RESTATED

                           REVOLVING CREDIT AGREEMENT


                                  GUESS ?, INC.

                           DATED AS OF MARCH 28, 1997


                   THE FIRST NATIONAL BANK OF BOSTON, AS AGENT

                       SANWA BANK CALIFORNIA, AS CO-AGENT

               AND A GROUP OF FINANCIAL INSTITUTIONS PARTY  HERETO

TABLE OF CONTENTS


SECTION 1 - DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
      1.1.  Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
      1.2.  Accounting Terms. . . . . . . . . . . . . . . . . . . . . . . . . 13

SECTION 2 - DESCRIPTION OF CREDIT . . . . . . . . . . . . . . . . . . . . . . 13
      2.1.  The Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
      2.2.  Notice and Manner of Borrowing or Conversion of Loans . . . . . . 14
      2.3.  Agent's Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
      2.4.  Commitment Fee. . . . . . . . . . . . . . . . . . . . . . . . . . 14
      2.5.  Reduction of Commitment Amount. . . . . . . . . . . . . . . . . . 15
      2.6.  The Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
      2.7.  Duration of Interest Periods. . . . . . . . . . . . . . . . . . . 15
      2.8.  Interest Rates and Payments of Interest . . . . . . . . . . . . . 16
      2.9.  Changed Circumstances . . . . . . . . . . . . . . . . . . . . . . 16
      2.10. Increased Costs . . . . . . . . . . . . . . . . . . . . . . . . . 17
      2.11. Capital Requirements. . . . . . . . . . . . . . . . . . . . . . . 18
      2.12. Prepayments of the Loans. . . . . . . . . . . . . . . . . . . . . 18
      2.13. Method of Payment . . . . . . . . . . . . . . . . . . . . . . . . 18
      2.14. Overdue Payments and Default Rate . . . . . . . . . . . . . . . . 19
      2.15. Payments Not at End of Interest Period. . . . . . . . . . . . . . 19
      2.16. Issuance of Letters of Credit . . . . . . . . . . . . . . . . . . 20
      2.17. Payments under Letters of Credit and Reimbursement by the
            Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
      2.18. Outstanding Letters of Credit and Event of Default. . . . . . . . 21
      2.19. Computation of Interest and Fees. . . . . . . . . . . . . . . . . 21
      2.20. Payment Free of Taxes . . . . . . . . . . . . . . . . . . . . . . 21
      2.21. Provisions Applicable to Certain Payments . . . . . . . . . . . . 22

SECTION 3 - CONDITIONS OF LOANS . . . . . . . . . . . . . . . . . . . . . . . 23
      3.1.  Conditions Precedent to Initial Loan. . . . . . . . . . . . . . . 23
      3.2.  Conditions Precedent to all Loans . . . . . . . . . . . . . . . . 24

SECTION 4 - REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . . 24
      4.1.  Organization and Qualification. . . . . . . . . . . . . . . . . . 24
      4.2.  Corporate Authority . . . . . . . . . . . . . . . . . . . . . . . 24
      4.3.  Valid Obligations . . . . . . . . . . . . . . . . . . . . . . . . 25
      4.4.  Consents or Approvals . . . . . . . . . . . . . . . . . . . . . . 25
      4.5.  Title to Properties; Absence of Encumbrances. . . . . . . . . . . 25
      4.6.  Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
      4.7.  Defaults. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
      4.8.  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
      4.9.  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
      4.10. Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . 26
      4.11. Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . . 26
      4.12. Investment Company Act. . . . . . . . . . . . . . . . . . . . . . 26
      4.13. Compliance with ERISA . . . . . . . . . . . . . . . . . . . . . . 26
      4.14. Environmental Matters . . . . . . . . . . . . . . . . . . . . . . 26
      4.15. Employee Matters. . . . . . . . . . . . . . . . . . . . . . . . . 28

SECTION 5 - AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . 28
      5.1.  Financial Statements and other Reporting Requirements . . . . . . 28
      5.2.  Conduct of Business . . . . . . . . . . . . . . . . . . . . . . . 30
      5.3.  Maintenance and Insurance . . . . . . . . . . . . . . . . . . . . 31
      5.4.  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
      5.5.  Inspection by the Agent and Lenders . . . . . . . . . . . . . . . 31
      5.6.  Maintenance of Books and Records. . . . . . . . . . . . . . . . . 32
      5.7.  Current  Ratio. . . . . . . . . . . . . . . . . . . . . . . . . . 32
      5.8.  Leverage Ratio. . . . . . . . . . . . . . . . . . . . . . . . . . 32
      5.9.  Total Interest Coverage . . . . . . . . . . . . . . . . . . . . . 32
      5.10. Total Fixed Charge Coverage . . . . . . . . . . . . . . . . . . . 32
      5.11. Profitability . . . . . . . . . . . . . . . . . . . . . . . . . . 32
      5.12. Inventory Turnover. . . . . . . . . . . . . . . . . . . . . . . . 32
      5.13. Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . 32
      5.14. Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . 33
      5.15. Compliance with Law . . . . . . . . . . . . . . . . . . . . . . . 33

SECTION 6 - NEGATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . 33
      6.1.  Indebtedness. . . . . . . . . . . . . . . . . . . . . . . . . . . 33
      6.2.  Guarantees. . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
      6.3.  Sale and Leaseback. . . . . . . . . . . . . . . . . . . . . . . . 35
      6.4.  Encumbrances. . . . . . . . . . . . . . . . . . . . . . . . . . . 36
      6.5.  Merger; Consolidation; Sale or Lease of Assets. . . . . . . . . . 38
      6.6.  Additional Stock Issuance . . . . . . . . . . . . . . . . . . . . 38
      6.8.  Investments . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
      6.9.  ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
      6.10. Change in Terms and Prepayment of Subordinated INDEBTEDNESS . . . 40
      6.11. Transactions with Affiliates. . . . . . . . . . . . . . . . . . . 40
      6.12. Nature of Business. . . . . . . . . . . . . . . . . . . . . . . . 41

SECTION 7 - DEFAULTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
      7.1.  Events of Default . . . . . . . . . . . . . . . . . . . . . . . . 41
      7.2.  Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43

SECTION 8 - CONCERNING THE AGENT AND THE LENDERS. . . . . . . . . . . . . . . 44
      8.1.  Appointment and Authorization . . . . . . . . . . . . . . . . . . 44
      8.2.  Agent and Affiliates. . . . . . . . . . . . . . . . . . . . . . . 44
      8.3.  Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
      8.4.  Payments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
      8.5.  Interest, Fees and Other Payments . . . . . . . . . . . . . . . . 46
      8.6.  Action by Agent . . . . . . . . . . . . . . . . . . . . . . . . . 46
      8.7.  Consultation with Experts . . . . . . . . . . . . . . . . . . . . 47
      8.8.  Liability of Agent. . . . . . . . . . . . . . . . . . . . . . . . 47
      8.9.  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . 48
      8.10. Independent Credit Decision . . . . . . . . . . . . . . . . . . . 48
      8.11. Consents of Lenders . . . . . . . . . . . . . . . . . . . . . . . 48
      8.12. Successor Agent . . . . . . . . . . . . . . . . . . . . . . . . . 48

SECTION 9 - MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . 49
      9.1.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
      9.2.  Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50

      9.3.  Set-Off . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
      9.4.  Term of Agreement . . . . . . . . . . . . . . . . . . . . . . . . 51
      9.5.  No Waivers. . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
      9.6.  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . 51
      9.7.  AMENDMENTS, WAIVERS, ETC. . . . . . . . . . . . . . . . . . . . . 51
      9.8.  Assignment and Participation. . . . . . . . . . . . . . . . . . . 52
      9.9.  Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
      9.10. Binding Effect of Agreement . . . . . . . . . . . . . . . . . . . 54
      9.11. Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . 54
      9.12. Partial Invalidity. . . . . . . . . . . . . . . . . . . . . . . . 54
      9.13. Captions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
      9.14. Nature of Lender's Obligations. . . . . . . . . . . . . . . . . . 54
      9.15. Nonliability of Lenders . . . . . . . . . . . . . . . . . . . . . 54
      9.16. Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . 55
      9.17. Purported Oral Amendments . . . . . . . . . . . . . . . . . . . . 55
      9.18. Waiver of Jury Trial. . . . . . . . . . . . . . . . . . . . . . . 56
      9.19. Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . 56

                                    EXHIBITS


          EXHIBIT A -    Form of Promissory Note

          EXHIBIT B -    Form of Notice of Borrowing or Conversion

          EXHIBIT C -    Indebtedness; Encumbrances

          EXHIBIT D -    Litigation

          EXHIBIT E -    Subsidiaries

          EXHIBIT F -    Form of Report of Chief Financial Officer

          EXHIBIT G -    Form of Opinion of Inside Counsel to Company

          EXHIBIT H -    Standby Letter of Credit Agreement

          EXHIBIT I -    Documentary Letter of Credit Agreement

          EXHIBIT J -    Form of Lender's Percentages

          EXHIBIT K -    Transactions with Affiliates

AMENDED AND RESTATED

                           REVOLVING CREDIT AGREEMENT

                           DATED AS OF MARCH ___, 1997

     THIS AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT is made as of March ___, 1997, by and between GUESS ?, INC. (the "COMPANY"), a Delaware corporation having its chief executive office at 1444 S. Alameda Street, Los Angeles, California, 90021 and THE FIRST NATIONAL BANK OF BOSTON, AS AGENT (the "AGENT"), a bank with its head office at 100 Federal Street, Boston, Massachusetts 02110, SANWA BANK CALIFORNIA, a bank with its head offices at 601 South Figueroa Street, Los Angeles, California 90017 (the "CO-AGENT") and the group of financial institutions party hereto (collectively, the "LENDERS").

     WHEREAS, the Company, the Agent, the Co-Agent and the Lenders are parties to a Revolving Credit Agreement dated as of December 20, 1993 as amended by a First Amendment to Revolving Credit Agreement dated as of January 20, 1994, by a Second Amendment and Waiver to Revolving Credit Agreement dated as of April 1, 1994, by a Third Amendment and Waiver to Revolving Credit Agreement dated as of July 18, 1994, by a Fourth Amendment and Waiver to Revolving Credit Agreement dated as of October 24, 1994, by a Fifth Amendment to Revolving Credit Agreement dated as of February 13, 1995, by a Sixth Amendment to Revolving Credit Agreement dated as of September 14, 1995, by a Seventh Amendment to Revolving Credit Agreement dated as of December 22, 1995 and by an Eighth Amendment to Revolving Credit Agreement dated as of February 13, 1996. (collectively, the "EXISTING LOAN AGREEMENT"); and

     WHEREAS, the Company, the Agent, the Co-Agent and the Lenders desire (i) to extend the maturity date under the Existing Loan Agreement, (ii) to make certain other changes under the Existing Loan Agreement, and (iii) to amend and restate the Existing Loan Agreement;

     NOW THEREFORE, the parties hereto hereby agree as follows:

1                                  - DEFINITIONS

     1.   DEFINITIONS.

     All capitalized terms used in this Agreement or in the Notes or in any certificate, report or other document made or delivered pursuant to this Agreement (unless otherwise defined therein) shall have the meanings assigned to them below:

     ADJUSTED EURODOLLAR RATE. Applicable to any Interest Period, shall mean a rate per annum determined pursuant to the following formula:

                    AER =[    IOR    ]*
-----------------
         * The amount in brackets shall be rounded upwards, if necessary, to the next higher 1/100 of 1%.

                         [ 1.00 - RP ]

                 AER =Adjusted Eurodollar Rate
                 IOR =Interbank Offered Rate
                 RP  =Reserve Percentage

Where:

          "Interbank Offered Rate" applicable to any Eurodollar Loan for any Interest Period means the rate of interest determined by the Agent to be the prevailing rate per annum at which deposits in U.S. dollars are offered to the Agent by first-class banks in the interbank Eurodollar market in which it regularly participates on or about 10:00 a.m. (Boston time) two Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Eurodollar Loan to which such Interest Period is to apply for a period of time approximately equal to such Interest Period.

          "Reserve Percentage" applicable to any Interest Period means the rate (expressed as a decimal) applicable to the Agent during such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency or marginal reserve requirement) of the Agent with respect to "Eurocurrency Liabilities" as that term is defined under such regulations.

The Adjusted Eurodollar Rate shall be adjusted automatically as of the effective date of any change in the Reserve Percentage.

     AFFECTED PARTY.  See SECTION 2.21.

     AFFILIATE. With reference to any Person, (i) any director, officer or employee of that Person, (ii) any other Person controlling, controlled by or under direct or indirect common control of that Person, (iii) any other Person directly of indirectly holding 5% or more of any class of the Capital Stock or other equity interests (including options, warrants, convertible securities and similar rights) of that Person, and (iv) any other Person holding 5% or more of any class of whose Capital Stock or other equity interests (including options, warrants, convertible securities and similar rights) is held directly or indirectly by that Person.

     AGENT. The Agent as defined in the preamble or any successor agent appointed under the terms hereof.

     AGENT'S FEE. The annual fee of $25,000 payable by the Company to the Agent at Closing and on every anniversary thereof as long as this Agreement is in effect.

     AGREEMENT. This Agreement, as the same may be supplemented or amended from time to time.

     APPAREL BUSINESS. Collectively, (a) the business of the manufacture, wholesale sale and/or retail sale of clothing garments and other wearing apparel or allied or complementary products for men, women or children, including accessories, fragrances, eyewear, watches and footwear, or of any component materials thereof, and (b) the business of granting licenses of the trademarks, tradenames and other similar property to other Persons for the manufacture and/or sale of such products of any nature by such persons.

     BANKRUPTCY CODE.  Title 11 of the U.S. Code (11 U.S.C Section 101 et.
seq.).

     BASE RATE. The rate of interest announced from time to time by the Agent at its head office as its Base Rate minus Fifty (50) basis points.

     BASE RATE LOAN. Any Revolving Loan bearing interest determined with reference to the Base Rate.

     BUSINESS DAY. (i) For all purposes other than as covered by clause (ii) below, any day other than a Saturday, Sunday or legal holiday on which banks in each of Boston, Massachusetts, Los Angeles, California and New York, New York are open for the conduct of their commercial banking business; and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day that is a Business Day described in clause (i) that is also a day for trading by and between banks in U.S. Dollar deposits in the interbank Eurodollar market.

     CAPITAL EXPENDITURE. Any expenditure that is considered a capital expenditure under GAAP.

     CAPITAL STOCK. With respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person's capital stock or equity interests, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock or equity interests.

     CAPITAL LEASE. Any lease of any property (whether real, personal or mixed) by any Person as lessee, which lease should, in accordance with GAAP, be accounted for as a capital lease on the balance sheet of such Person.

     CO-AGENT.  As defined in the preamble.

     COLLATERAL.  The meaning set forth in the Security Agreement.

     CODE. The Internal Revenue Code of 1986 and the rules and regulations thereunder, collectively, as the same may from time to time be supplemented or amended and remain in effect.

     COMMITMENT AMOUNT. $100,000,000 or any lesser amount, including zero, resulting from a termination or reduction of such amount in accordance with
SECTION 2.5 or SECTION 7.2.

     COMMITMENT FEE.  See SECTION 2.4.

     COMPANY.  See Preamble.

     CONSOLIDATED CASH FLOW. For any fiscal period an amount equal to Consolidated EBITDA for such period, minus Capital Expenditures made during such period.

     CONSOLIDATED CURRENT ASSETS. Consolidated current assets as determined for the Company and its Subsidiaries, if any, in accordance with GAAP.

     CONSOLIDATED CURRENT LIABILITIES. At any date as of which the amount thereof shall be determined, all amounts that should, in accordance with GAAP, be included as current liabilities on the consolidated balance sheet of the Company and its Subsidiaries as at such date, plus, to the extent not already included therein, all Loans, and all Indebtedness that is payable upon demand or within one year from the date of determination thereof unless such Indebtedness is renewable or extendable at the option of the Company or any Subsidiary to a date more than one year from the date of determination.

     CONSOLIDATED EBITDA. For any period, an amount equal to Consolidated Net Income for such period plus, (a) to the extent deducted in computing such Consolidated Net Income, (i) Consolidated Total Interest Expense, (ii) taxes and (iii) all depreciation, amortization and other non-cash charges taken in accordance with GAAP and deducted in computing Consolidated Net Income for such period and minus (b) to the extent included in computing such Net Income, all extraordinary and unusual gains.

     CONSOLIDATED NET INCOME. The gross revenues of the Company (on a consolidated basis if and when the Company has any Subsidiaries) for the period in question, less all expenses and other proper charges (including taxes on income), all determined in accordance with GAAP, but in any event, excluding from Consolidated Net Income: (i) any gain or loss arising from any write-up of assets, except to the extent inclusion thereof shall be approved in writing by the Majority Lenders; (ii) earnings of any Subsidiary accrued prior to the date it became a Subsidiary; (iii) the net earnings of any business entity (other than a Subsidiary) in which the Company or any Subsidiary has an ownership interest, except to the extent such net earnings shall have actually been received by the Company or such Subsidiary in the form of cash or other marketable property distributions; (iv) the proceeds of any life insurance policy; (v) any deferred or other credit representing any excess of the equity of any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary; and (vi) any reversal of any contingency reserve, except to the extent that provision for such contingency reserve shall be made from income arising during such period.

     CONSOLIDATED TOTAL DEBT SERVICE. For any period, all interest which has accrued (whether actually paid or not), for such period, and all scheduled payments of principal due during the one year period preceding the end of such period, on all obligations for borrowed money, capitalized leases or otherwise, except for the principal amounts outstanding under the Revolving Loans.

     CONSOLIDATED TOTAL INTEREST EXPENSE. For any period, all interest which has accrued (whether actually paid or not), for such period on all Indebtedness for Money Borrowed, Capitalized Leases or otherwise.

     CONTROLLED GROUP. All trades or businesses (whether or not incorporated) under common control that, together with the Company, are treated as a single employer under Section 414(b) or 414(c) of the Code or
Section 4001 of ERISA.

     DEFAULT. An event or condition that, but for the requirement that time elapse or notice be given, or both, would constitute an Event of Default.

     DOCUMENTARY LETTER OF CREDIT. A Letter of Credit issued for the account of the Company for the purchase of goods and payable upon the presentation of documents.

     ENCUMBRANCES.  See SECTION 6.4.

     ERISA. The Employee Retirement Income Security Act of 1974 and the rules and regulations thereunder, collectively, as the same may from time to time be supplemented or amended and remain in effect.

     ENVIRONMENTAL LAWS. Any and all applicable federal, state and local environmental, health or safety statutes, laws, regulations, rules, ordinances, policies and rules (whether now existing or hereafter enacted or promulgated), of all governmental agencies, bureaus or departments which may now or hereafter have jurisdiction over the Company or any of its Subsidiaries and all applicable judicial and administrative and regulatory decrees, judgments and orders, including common law rulings and determinations, relating to injury to, or the protection of, real or personal property or human health or the environment, including, without limitation, all requirements pertaining to reporting, licensing, permitting, investigation, remediation and removal of emissions, discharges, releases or threatened releases of Hazardous Materials into the environment or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of such Hazardous Materials.

     EURODOLLAR LOAN. Any Revolving Loan bearing interest at a rate determined with reference to the Adjusted Eurodollar Rate.

     EURODOLLAR SPREAD. Equal to (a) until June 30, 1994, 1.50% per annum, and (b) after June 30, 1994, the following percentages for each and every quarter in which the Company falls within the following range of ratios for the fiscal quarter then most recently ended, as certified by the chief financial officer of the Company to the Agent pursuant to Section 5.1(c), of both Indebtedness for Money Borrowed less the Fair Market Value (as hereinafter defined) of the Senior Subordinated Notes held by the Company or any of its Wholly Owned Subsidiaries (to the extent such Senior Subordinated Notes are included in the calculation of Indebtedness for Money Borrowed; but only so long as the Fair Market Value of such Senior Subordinated Notes so held is not less than 80% of the principal amount of such Senior Subordinated Notes), as of the fiscal quarter then ended to Consolidated Cash Flow less Excess Dividends ("LEVERAGE") for the prior four fiscal quarters and Consolidated EBITDA less Capital Expenditures to Consolidated Total Interest Expense ("COVERAGE") for the prior four fiscal quarters:

         PERCENTAGE         LEVERAGE                 COVERAGE

           1.25%       greater than 2.25             greater than or equal to
                                                     4.0 to 1

           1.00%       greater than 1.75 to 1        greater than or equal to
                                                     less than or equal to 2.25
                                                     to 14.0 to 1

            .75%       greater than 1.25 to 1        greater than or equal to
                                                     less than or equal to 1.75
                                                     to 14.5 to 1

            .625%      greater than 1 to 1           greater than or equal to
                                                     less than or equal to 1.25
                                                     to 15.0 to 1

            .50%       less than or equal to 1 to 1  greater than or equal to
                                                     5.0 to 1

PROVIDED, any such pricing shall be effective on and after receipt by the Agent of the financial statement showing such ratio. If financial statements are not received as provided in Section 5.1, the Eurodollar spread shall be 1.25% until such compliance statement is received. The term "Fair Market Value" as used herein with respect to the Senior Subordinated Notes shall mean the price for such notes quoted by PaineWebber, Inc. on the date of such calculation of the Eurodollar Spread.

     EVENT OF DEFAULT.  Any event described in SECTION 7.1.

     EXCESS DIVIDENDS. For any fiscal period the amounts calculated under and defined in SECTION 6.7(a).

     FOUR WALL CONTRIBUTION REPORT. For any retail or outlet store of the Borrower, a report of results of operations for that store taking into account gross sales, cost of goods sold and overhead expenses including rent, payroll and tenant improvements, in each case related only that store and excluding charges relating to the other operations and store locations of the Borrower.

     GAAP.  See SECTION 1.2.

     GUARANTEES. As applied to any Person, all guarantees, endorsements or other contingent or surety obligations with respect to obligations of others whether or not reflected on the consolidated balance sheet of such Person, including any obligation to furnish funds, directly or indirectly (whether by virtue of partnership arrangements, by agreement to keep-well or otherwise), through the purchase of goods, supplies or services, or by way of stock purchase, capital contribution, advance or loan, or to enter into a contract for any of the foregoing, for the purpose of payment of obligations of any other person or entity.

     HAZARDOUS MATERIAL. Any substance (i) the presence of which requires or may hereafter require notification, investigation or remediation under any Environmental Law, (ii) which is or becomes regulated as a "hazardous waste", "hazardous material," "hazardous substance," "pollutant" or "contaminant" under any present or future Environmental Law or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 ET SEQ.) and any applicable local statutes and the regulations promulgated thereunder, (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of any foreign country, the United States, any state of the United States, or any political subdivision thereof to the extent any of the foregoing has or had jurisdiction over the Company, or (iv) without limitation, which contains gasoline, diesel fuel or other petroleum products, asbestos or polychlorinated biphenyls.

     INDEBTEDNESS. As applied to the Company and its Subsidiaries means without duplication, (i) all obligations for borrowed money or other extensions of credit whether or not secured or unsecured, absolute or contingent, including, without limitation, unmatured reimbursement obligations with respect to letters of credit or guarantees issued for the account of or on behalf of the Company and its Subsidiaries and all obligations representing the deferred purchase price of property, other than accounts payable and accrued expenses arising in the ordinary course of business, (ii) all obligations evidenced by bonds, notes, debentures or other similar instruments, (iii) all obligations secured by any mortgage, pledge, security interest or other lien on property owned or acquired by the Company or any of its Subsidiaries whether or not the obligations secured thereby shall have been assumed, PROVIDED, HOWEVER, that if the obligation secured thereby has not been assumed, the amount of such obligation deemed Indebtedness under this clause shall be equal to the lesser of the amount of such obligation and the value of the property of the Company or any of its Subsidiaries securing such obligation, (iv) that portion of all obligations arising under Capital Leases that is required to be capitalized on the consolidated balance sheet of the Company and its Subsidiaries, and (v) all Guarantees to the extent of unpaid obligations under such Guarantees.

     INDEBTEDNESS FOR MONEY BORROWED. As applied to the Company and its Subsidiaries, means without duplication all Indebtedness for borrowed money or other extensions of credit, whether or not secured or unsecured, absolute or contingent, other than (i) unmatured reimbursement obligations with respect to letters of credit or guarantees, (ii) Indebtedness owing to the Company or any of its Subsidiaries from the Company or any of its Subsidiaries which Subsidiaries may, in accordance with GAAP, be consolidated with the Company for financial reporting purposes, and (iii) accounts payable and accrued expenses arising in the ordinary course of business.

     INDUSTRIAL.  The Industrial Bank of Japan, Limited, Los Angeles Agency.

     INTEREST PERIOD.

       (a) With respect to each Eurodollar Loan, the period commencing on the date of the making or continuation of or conversion to such Eurodollar Loan and ending one, two, three or six months thereafter, as the Company may elect in the applicable Notice of Borrowing or Conversion; and

       (b) With respect to each Base Rate Loan, the period commencing on the date of the making of or conversion to such Base Rate Loan and ending on the date such Base Rate Loan is repaid or converted to a Eurodollar Loan;

PROVIDED that:

       (ii) Any Interest Period (other than an Interest Period determined pursuant to clause (iii) below) that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of Eurodollar Loans, such Business Day falls in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

       (iii) Any Interest Period applicable to a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Business Day of a calendar month; and

        (iv) Any Interest Period during the Revolving Credit Period that would otherwise end after the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date (PROVIDED, HOWEVER, that this subsection (iii) shall not permit the Company to select an Interest Period applicable to a Eurodollar Loan which shall have an initial duration of less than one month).

     INVENTORY TURNOVER. As of the last day of each fiscal quarter, the result obtained (expressed as the number of turns) by dividing (i) the total cost of sales of the Company for the four fiscal quarters then ended, determined in accordance with GAAP, by (ii) the average inventory of the Company for the four fiscal quarters then ended (calculated by adding the book value of the inventory of the Company as of the end of the most recently ended fiscal quarter to the book value of the inventory of the Company at the beginning of the measurement period and dividing the result by 2) all as determined in accordance with GAAP.

     INVESTMENT. As applied to the Company and its Subsidiaries, the purchase or acquisition of any share of capital stock, partnership interest, evidence of indebtedness or other equity security of any other Person or entity, any loan, advance or extension of credit to, or contribution to the capital of, any other Person or entity, any real estate held for sale or investment (other than real property used at some point in the operations of the Company or its Subsidiaries), any commodities futures contracts held other than in connection with bona fide hedging transactions, any other investment in any other person or entity.

     LENDERS. The Agent, the Co-Agent, Industrial, Lyonnais, Sumitomo and each other entity which acquires an interest pursuant to SECTION 9.8(i) of this Agreement.

     LENDER'S PERCENTAGE. The percentage of all Loans and Letter of Credit risk and income taken by each of the Lenders as set forth on EXHIBIT J hereto as it may be adjusted from time to time pursuant to the terms hereof.

     LETTERS OF CREDIT. Documentary Letters of Credit or Standby Letters of Credit issued by the Agent for the account of the Company, subject to the terms of SECTION 2.16 hereof.

     LETTER OF CREDIT AGREEMENT. Any of the one or more agreements by and between the Agent and the Company providing for the issuing and administering of Letters of Credit, together with any replacements, extensions, modifications or amendments thereto substantially in the forms appended hereto as EXHIBIT H and EXHIBIT I.

     LETTER OF CREDIT SUBLIMIT. The sum of the outstanding amount of all Letters of Credit, which shall not exceed $20,000,000 at any time.

     LOAN. A loan made to the Company by the Lenders pursuant to SECTION 2.1 of this Agreement, and "Loans" means all of such loans, collectively.

     LOAN DOCUMENTS. Collectively, this Agreement, the Notes, the Security Agreement, any Letters of Credit, any Letter of Credit Agreement and any guaranties or other document required by any such Loan Document together with any amendments, modifications or replacements thereto.

     LYONNAIS.  Credit Lyonnais Los Angeles Branch.

     MAJORITY LENDERS. Lenders representing, in the aggregate, not less than 51% of the outstanding principal amount of the Loans and Letters of Credit, but in no event (other than if there is only one Lender) less than two Lenders.

     NEWTIMES GUESS. Newtimes Guess ?, Limited. a corporation owned 100% by the Newtimes Guess Parent.

     NEWTIMES GUESS PARENT. Newtimes Guess ?, Limited. a corporation owned 50% by the Guess? Europe, B.V. and 50% by Indigo Consultants, Ltd.

     NOTES. Promissory notes issued to each of the Lenders in respect of their respective Lender's Percentage of the Commitment Amount, substantially in the form of EXHIBIT A hereto, evidencing the obligations of the Company to the Lenders to repay the Loans.

     NOTICE OF BORROWING OR CONVERSION.  See SECTION 2.2.

     OBLIGATIONS. Any and all obligations of the Company to the Lenders of every kind and description arising under the Loan Documents, whether direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, and including obligations to perform acts and refrain from taking action as well as obligations to pay money.

     OPERATING LEASE. Any lease of property (whether real, personal or mixed) which should, in accordance with GAAP, be accounted for as an operating lease of the Company or any Subsidiary of the Company.

     PBGC. The Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     PERMITTED ENCUMBRANCES.  See SECTION 6.4.

     PERSON. Any entity, whether an individual, trustee, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, joint stock company, trust, estate, unincorporated organization, business association, tribe, firm, joint venture, governmental agency or otherwise.

     PLAN. At any time, an employee pension or other benefit plan that is subject to Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by the Company or any member of the Controlled Group for employees of the Company or any member of the Controlled Group, or (ii) if such Plan is established, maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Company or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five Plan years made contributions.

     QUALIFIED INVESTMENTS. As applied to the Company and its Subsidiaries, investments in (i) notes, bonds or other obligations of the United States of America or any agency thereof that as to principal and interest constitute direct obligations of or are guaranteed by the United States of America; (ii) certificates of deposit or other deposit instruments or accounts of banks or trust companies organized under the laws of the United States or any state thereof that have capital and surplus of at least $100,000,000, (iii) commercial paper that is rated not less than prime-one or A-1 or their equivalents by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or their successors, and (iv) any repurchase agreement secured by any one or more of the foregoing.

     REDEEMABLE CAPITAL STOCK. Any Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to any stated maturity of the principal of such Capital Stock or is redeemable at the option of the holder thereof at any time prior to any such stated maturity, or is convertible into or exchangeable for debt securities at any time prior to any such stated maturity at the option of the holder thereof.

     REVOLVING CREDIT PERIOD. The period beginning on the date of this Agreement and extending through and including the Revolving Credit Termination Date or such earlier date on which the commitment to make Revolving Loans is terminated or the Commitment Amount is reduced to zero in accordance with the terms hereof.

     REVOLVING CREDIT TERMINATION DATE. December 31, 1999; PROVIDED, HOWEVER, that at the second anniversary of the Agreement and each anniversary thereafter, the Company may request that the Agent and the Lenders extend the Revolving Credit Termination Date of the facility hereunder by an additional year and if all of the Lenders hereto so agree, "Revolving Credit Termination Date" shall mean that date which is one year after the date which was the "Revolving Credit Termination Date" immediately prior to the parties' agreement to change such date. The Agent and Lenders shall have the right in their sole discretion to grant such request and shall not receive a fee in connection with any such extension provided that there are no material modifications to the Loan Documents in connection with such extension.

     REVOLVING LOANS. The Loans made to the Company pursuant to SECTION 2.1(a) of this Agreement.

     SECURITY AGREEMENT. The security agreement dated as of the date hereof executed by the Company in favor of the Agent, as the same may be amended, supplemented or otherwise modified from time to time.

     STANDBY LETTER OF CREDIT. A Letter of Credit issued on behalf of the Company to secure payment of an obligation to any Person; PROVIDED such Letter of Credit is not generally drawable until such time as there is a failure to perform an obligation due the beneficiary of the Letter of Credit in accordance with the terms of the underlying agreement secured by such Letter of Credit.

     SUBORDINATED INDEBTEDNESS. Indebtedness, the payment of principal of and interest on which is expressly subordinated in right of payment of the Obligations, in form and on terms approved by the Majority Lenders in writing, and specifically including the 9 1/2% Senior Subordinated Notes due 2003 and the 9 1/2% Series B Senior Subordinated Notes due 2003 (collectively the "SENIOR SUBORDINATED NOTES") issued by the Company pursuant to an indenture dated as of August 23, 1993 with First Trust National Association, as Trustee, PROVIDED that any Indebtedness which is subordinated to the Obligations in a manner which is substantially identical to the manner in which the Senior Subordinated Notes are subordinated to the Obligations shall be Subordinated Indebtedness hereunder without the prior written consent of the Majority Lenders.

     SUBSIDIARY. Any corporation, association, joint stock company, business trust or other similar organization of which 50% or more of the ordinary voting power for the election of a majority of the members of the board of directors or other governing body of such entity is held or controlled by the Company or a Subsidiary of the Company; or any other such organization the management of which is directly or indirectly controlled by the Company or a Subsidiary of the Company through the exercise of voting power or otherwise; or any joint venture, whether incorporated or not, in which the Company has a 50% ownership interest. Notwithstanding the forgoing, each of Newtimes Guess Parent and Newtimes Guess shall not be a Subsidiary unless Guess Europe, B.V. at anytime owns more than 50% of the shares or ownership interests in Newtimes Guess Parent.

     SUMITOMO.  Sumitomo Bank of California.

     SWAP AGREEMENT. One or more written agreements between the Company and one or more financial institutions providing for "swap," "cap," "collar" or other interest rate protection with respect to any Indebtedness.

     TAXES.  See SECTION 2.20.

     WHOLLY-OWNED SUBSIDIARY. Any Subsidiary of which 100% of the ordinary voting power (other than voting power held by a person holding only directors' qualifying shares) for the election of a majority of the members of the board of directors of or other governing body of such entity is held or controlled by the Company, or a joint venture, organization or other association, whether incorporated or not, in which the Company has a 100% ownership interest.

          ACCOUNTING TERMS. All terms of an accounting character shall have the meanings assigned thereto by generally accepted accounting principles in effect from time to time applied on a basis consistent with the financial statements referred to in SECTION 4.6 of this Agreement ("GAAP"), modified to the extent, but only to the extent, that such meanings are specifically modified herein. In the event that GAAP changes during the term of this Agreement such that the financial covenants contained herein would then be calculated in a different manner or with different components or would render the same not meaningful criteria for evaluating the Company's financial condition, (a) the Company and the Lenders agree to negotiate in good faith in order to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating the Company's financial condition to substantially the same criteria as were effective prior to such change in GAAP, and (b) during the period pending negotiation of such amendments, the Company shall be deemed to be in compliance with the financial covenants contained herein following any such change in GAAP if and to the extent that the Company would have been in compliance therewith under GAAP as in effect immediately prior to such change.

2                             - DESCRIPTION OF CREDIT

     .1.   THE LOANS.

          (a) Subject to the terms and conditions hereof, the Lenders will make Revolving Loans to the Company, from time to time until the close of business on the Revolving Credit Termination Date, in such sums as the Company may request, PROVIDED that the aggregate principal amount of all Loans plus the outstanding amount of all Letters of Credit at any one time outstanding hereunder shall not exceed the Commitment Amount. The Company may borrow, prepay pursuant to SECTION 2.12 and reborrow, from the date of this Agreement until the Revolving Credit Termination Date, the full amount of the Commitment Amount or any lesser sum that is at least $500,000 and an integral multiple of $100,000. Any Revolving Loan not repaid by the Revolving Credit Termination Date shall be due and payable on the Revolving Credit Termination Date.

          (b) The Company may convert all or any part (in integral multiples of $100,000) of any outstanding (i) Eurodollar Loan into a Base Rate
     Loan at any time, and (ii) a Base Rate Loan into a Eurodollar Loan, each in the same aggregate principal amount, on any Business Day (which, in the case of a conversion of a Eurodollar Loan, shall be the last day of the Interest Period applicable to such Eurodollar Loan). The Company shall give the Agent prior notice of each such conversion (which notice shall be effective upon receipt) in accordance with SECTION 2.2.

          (c) The proceeds of the Revolving Loans shall be used by the Company exclusively for working capital purposes, EXCEPT THAT, up to $75,000,000 (reduced as provided in SECTION 5.13) of the Commitment Amount may be used, in the aggregate, to repurchase some or all of the Senior Subordinated Notes, PROVIDED that the Company shall demonstrate that it will comply with provisions of SECTIONS 5.13 AND 6.8 (xiv) of this Agreement.

     .2.   NOTICE AND MANNER OF BORROWING OR CONVERSION OF LOANS.  (a)
Whenever the Company desires to obtain or continue a Loan hereunder or convert an outstanding Loan into a Loan of another type provided for in this Agreement, the Company shall notify the Agent (which notice shall be irrevocable) by facsimile, telex, telegraph or telephone received no later than 1:00 p.m. Boston time on the day on which the requested Loan is made or continued as or converted to a Base Rate Loan, and received no later than 3:00 p.m. Boston time on the date three Business Days before the day on which the requested Loan is to be made or continued as or converted to a Eurodollar Loan. Such notice shall specify (i) the effective date and amount of each Loan or portion thereof to be continued or converted, subject to the limitations set forth in SECTION 2.1, (ii) the interest rate option to be applicable thereto, and (iii) the duration of the applicable Interest Period, if any (subject to the provisions of the definition of Interest Period and SECTION 2.7). Each such notification (a "NOTICE OF BORROWING OR CONVERSION") shall be immediately followed by a written confirmation thereof by the Company in substantially the form of EXHIBIT B hereto, PROVIDED that if such written confirmation differs in any material respect from the action taken by the Agent, the records of the Agent shall control absent manifest error.

     (a) Subject to the terms and conditions hereof, each of the Lenders shall make such Lender's Lender's Percentage of each Loan on the effective date specified therefor by delivering good funds to the Agent in the amount of such Lender's Percentage of such Loan in accordance with SECTION 8.3 hereto. The Agent shall then credit the amount of such Loan to the Company's designated demand deposit account in immediately available funds as provided in SECTION 8.3 hereof.

     .3.   AGENT'S FEE.  The Agent shall have received the Agent's Fee which is payable at closing from the Company. The Company shall pay the Agent's Fee to the Agent on each anniversary of this Agreement as long as this Agreement is in effect. The Agent's Fee is not refundable or subject to proration.

     .4.   COMMITMENT FEE.  The Company shall pay to the Agent for the benefit of the Lenders during the Revolving Credit Period a commitment fee (the "COMMITMENT FEE") computed at the rate of 0.25% per annum on the average daily amount of the unborrowed portion of the Commitment Amount less the average daily amount of the outstanding amount of Standby Letters of Credit during each quarter or portion thereof. Commitment fees shall be payable quarterly in arrears, on the last Business Day of each of March, June, September and December of each year and on the last day of the Revolving Credit Period.

     .5.   REDUCTION OF COMMITMENT AMOUNT.  The Company may from time to time by written notice delivered to the Agent at least five Business Days prior to the date of the requested reduction, reduce by integral multiples of $1,000,000 any unborrowed portion of the Commitment Amount. No reduction of the Commitment Amount shall be subject to reinstatement.

     .6.   THE NOTES.

          (a) The Loans shall be evidenced by the Notes, payable to the order of each Lender in its Lender's Percentage and having a final maturity of December 31, 1999. The Notes shall be dated on or before the date of the first Loan and shall have the blanks therein appropriately completed.

          (b) Each Lender shall, and is hereby irrevocably authorized by the Company to, enter on the schedule forming a part of each Note or otherwise in its records appropriate notations evidencing the date and the amount of each Loan, the interest rate applicable thereto and the date and amount of each payment of principal made by the Company with respect thereto; and in the absence of manifest error, such notations shall constitute conclusive evidence thereof. Each Lender is hereby irrevocably authorized by the Company to attach to and make a part of each Note a continuation of any such schedule as and when required. No failure on the part of any Lender to make any notation as provided in this subsection (b) shall in any way affect any Loan or the rights or obligations of the Lenders or the Company with respect thereto.

     .7.  DURATION OF INTEREST PERIODS.

          (a) Subject to the provisions of the definition of Interest Period, the duration of each Interest Period applicable to a Loan shall be as specified in the applicable Notice of Borrowing or Conversion.
     The Company shall have the option to elect a subsequent Interest Period to be applicable to such Loan by giving notice of such election to the Agent received no later than 2:00 p.m. Boston time on the date one Business Day before the end of the then applicable Interest Period if such Loan is to be converted to a Base Rate Loan and three Business Days before the end of the then applicable Interest Period if such Loan is to be continued as or converted to a Eurodollar Loan.

          (b) If the Agent does not receive a notice of election of duration of an Interest Period for a Eurodollar Loan pursuant to subsection (a) above within the applicable time limits specified therein, the Company shall be deemed to have elected to convert such Loan in whole into a Base Rate Loan on the last day of the then current Interest Period with respect thereto.

          (c) Notwithstanding the foregoing, the Company may not select an Interest Period that would end, but for the provisions of the definition of Interest Period, after the Revolving Credit Termination Date.

     .8.  INTEREST RATES AND PAYMENTS OF INTEREST.

          (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate, which rate shall change contemporaneously with any change in the Base Rate. Such interest shall be payable on the last day of each month, and when such Loan is due (whether at maturity, by reason of acceleration or otherwise).

          (b) Each Eurodollar Loan shall bear interest on the outstanding principal amount thereof, for each Interest Period applicable thereto, at a rate per annum equal to the Adjusted Eurodollar Rate plus the applicable Eurodollar Spread. Such interest shall be payable for such Interest Period on the last day thereof and when such Eurodollar Loan is due (whether at maturity, by reason of acceleration or otherwise) and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

     .9.  CHANGED CIRCUMSTANCES.

          (a)   In the event that:

                (ii) on any date on which the Adjusted Eurodollar Rate would otherwise be set, the Agent shall have determined in good faith (which determination shall be final and conclusive) that adequate and fair means do not exist for ascertaining the Interbank Offered Rate, or

               (iii) at any time the Agent shall have determined after consultation with the Lenders and in good faith (which determination shall be final and conclusive) that:

               (A) the making or continuation of or conversion of any Loan to a Eurodollar Loan has been made impracticable or unlawful by (l) the occurrence of a contingency that materially and adversely affects the interbank Eurodollar market, or (2) compliance by the Lenders or any of them in good faith with any applicable law or governmental regulation, guideline or order or interpretation or change thereof by any governmental authority charged with the interpretation or administration thereof or with any request or directive of any such governmental authority (whether or not having the force of law); or

               (B) the Adjusted Eurodollar Rate shall no longer represent the effective cost to the Lenders or any of them for U.S. dollar deposits in the interbank market for deposits in which they regularly participate;

then, and in any such event, the Agent shall forthwith so notify the Company thereof. Until the Agent notifies the Company that the circumstances giving rise to such notice no longer apply, the obligation of the Lenders to allow selection by the Company of Eurodollar Loans shall be suspended. If at the time the Agent so notifies the Company and the Company has previously given the Agent a Notice of Borrowing or Conversion with respect to one or more Eurodollar Loans but such Loans have not yet gone into effect, such notification shall be deemed to be void and the Company may borrow Loans at the Base Rate pursuant to SECTION 2.2 hereof.

     Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given) the Company shall, with respect to the outstanding Eurodollar Loans, prepay the same, together with interest thereon and any amounts required to be paid pursuant to SECTION 2.15, and may borrow a Loan at the Base Rate in accordance with SECTION 2.1 hereof by giving a Notice of Borrowing or Conversion pursuant to SECTION 2.2 hereof.

     .10. INCREASED COSTS. Except in the case of any increased cost attributable to the imposition of taxes as to which the Company's liability therefor is governed by SECTION 2.20, if any change in any law, regulation, treaty or official directive or the interpretation or application thereof by any court or by any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other governmental authority (whether or not having the force of law) which becomes effective after the date hereof and (i) which change did not occur prior to the date hereof (in the case of any law, regulation, treaty or official directive or interpretation or application thereof), or (ii) which guideline or request was not issued or published prior to the date hereof:

          (a) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, the Agent or any of the Lenders (other than such requirements as are already included in the determination of the Adjusted Eurodollar Rate), or

          (b) imposes upon the Agent or any of the Lenders any other condition with respect to its performance under this Agreement,

and the result of any of the foregoing is to increase the cost to the Agent or any of the Lenders, reduce the income receivable by the Agent or any of the Lenders or impose any expense upon the Agent or any of the Lenders with respect to any Loans, then the Company agrees to pay to the Agent on behalf of the Affected Party the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, within five (5) Business Days of the presentation by the Lender of a statement of such amount and setting forth in reasonable detail the Affected Party's calculation thereof, which statement shall be deemed true and correct absent manifest error.

     .11.   CAPITAL REQUIREMENTS.  Except in the case of any increased cost attributable to the imposition of taxes as to which the Company's liability therefor is governed by SECTION 2.20, if after the date hereof the Agent determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any governmental authority charged with the administration thereof which becomes effective after the date hereof and which adoption or change did not occur prior to the date hereof as of the date hereof, or (ii) compliance by the Agent or any of the Lenders or their respective parent bank holding companies with any guideline, request or directive of any such governmental authority regarding capital adequacy (whether or not having the force of law) which becomes effective after the date hereof and which was not issued or published (in the case of any guideline or request) as of the date hereof, has the effect of reducing the return on any of the Lender's or such holding company's capital as a consequence of the Lender's respective commitment to make Loans hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such holding company's then existing policies with respect to capital adequacy and assuming the full utilization of such entity's capital) by any amount deemed by such Lender to be material, then the Agent shall notify the Company thereof. The Company agrees to pay to the affected Lender, as the case may be, the amount of such reduction of the return on capital as and when such reduction is determined, within five (5) Business Days of presentation by the Lender of a statement of such amount and setting forth in reasonable detail the affected Lender's calculation thereof, which statement shall be deemed true and correct absent manifest error. In determining such amount, the affected Lender may use any reasonable averaging and attribution methods.

     .12.   PREPAYMENTS OF THE LOANS.  Revolving Loans that are Eurodollar
Loans may be prepaid at any time upon three Business Days' notice and the payment of any amount due pursuant to SECTION 2.15 as a result of such prepayment. Revolving Loans that are Base Rate Loans may be prepaid at any time, without premium or penalty. Any interest accrued on the amounts so prepaid to the date of such payment must be paid at the time of any such payment. No prepayment of the Revolving Loans during the Revolving Credit Period shall affect the Commitment Amount or impair the Company's right to borrow as set forth in SECTION 2.1.

     .13.   METHOD OF PAYMENT.  All payments and prepayments of principal and all payments of interest shall be made by the Company to the Agent, on behalf of the Lenders, at the Agent's address set forth above in immediately available funds, on or before 2:00 p.m. (Boston time) on the due date thereof, free and clear of, and without any deduction or withholding for, any taxes or other payments. The Agent may, and the Company hereby authorizes the Agent to, debit the amount of any payment not made by such time to the demand deposit account of the Company with the Agent or any of the Lenders.

     .14.   OVERDUE PAYMENTS AND DEFAULT RATE.  Overdue, and after the occurrence of and during the continuance of an Event of Default at the direction of the Majority Lenders all, principal (whether at maturity, by reason of acceleration or otherwise) and, to the extent permitted by applicable law, overdue, and after the occurrence of and during the continuance of an Event of Default at the direction of the Majority Lenders, interest and fees or any other amounts payable hereunder or under the Notes shall bear interest from and including the due date thereof until paid, compounded daily and payable on demand, at a rate per annum equal to (i) if such event occurs prior to the end of an Interest Period, 2% above the interest rate applicable to such Loan for such Interest Period until the expiration of such Interest Period, and thereafter, 2% above the Base Rate, and (ii) in all other cases, 2% above the rate then applicable to Base Rate Loans, which interest shall be compounded daily and payable on demand.

     .15.   PAYMENTS NOT AT END OF INTEREST PERIOD.  If the Company makes any payment of principal with respect to any Eurodollar Loan pursuant to SECTION
2.12 on any day other than the last day of an Interest Period applicable to such Eurodollar Loan, or fails to borrow or continue or convert to a Eurodollar Loan after giving a Notice of Borrowing or Conversion pursuant to
SECTION 2.2, the Company shall pay to the Agent, for the benefit of the Lenders, an amount computed pursuant to the following formula:

                               L = (R - T) X P X D
                                          360

     L   =     amount payable to the Lenders
     R    =    Adjusted Eurodollar Rate applicable to such Loan
     T    =    effective interest rate per annum at which any readily marketable bond or other obligation of the United States, selected at the
               Agent's sole discretion, maturing on or near the last day of the then applicable Interest Period of such Loan and in approximately the same amount as such Loan can be purchased by the Agent on the day of such payment of principal or failure to borrow or continue or convert
     P    =    the amount of principal prepaid or the amount of the requested
               Loan
     D    =    the number of days remaining in the Interest Period as of the date of such payment or the number of days of the requested
               Interest Period

The Company shall pay such amount upon presentation by the Agent of a statement setting forth the amount and the Agent's calculation thereof pursuant hereto, which statement shall be deemed true and correct absent manifest error.

     .16.   ISSUANCE OF LETTERS OF CREDIT.

          (a) At the request of the Company and provided no Event of Default or Default shall have occurred and is continuing, the Agent (from time to time prior to the Revolving Credit Termination Date) shall issue one or more Letters of Credit; PROVIDED, HOWEVER, (i) the outstanding and undrawn amount of all Letters of Credit, including the requested Letter of Credit, plus all outstanding Loans shall not exceed the Commitment Amount, (ii) the Company shall make application for issuance of any such Letters of Credit by execution of a Letter of Credit Agreement, (iii) the maturity date of any Letters of Credit shall not extend beyond the Revolving Credit Termination Date, and (iv) no Documentary Letter of Credit may have a term of greater than 180 days.

          (b) In connection with this Agreement, the fees due and payable to the Agent for (i) opening Documentary Letters of Credit shall be 0.125% of the face amount thereof, but in no event less than $60.00, and shall be payable upon such opening, (ii) negotiating Documentary Letters of Credit shall be an additional 0.125% of the face amount thereof, but in no event less than $60.00, and shall be payable upon such negotiation, and (iii) issuing Standby Letters of Credit shall be payable quarterly in arrears at the Eurodollar Spread then in effect as a percent per annum of the face amount thereof. The foregoing fees shall also be payable in connection with any increase in the face amount of a Letter of Credit, in which case the respective percentages shall be applied only to the incremental increase in the face amount of such Letters of Credit.

          (c)  After the issuance of each Letter of Credit pursuant to
     SECTION 2.16(a), the Agent shall notify each of the Lenders of the issuance of one or more Letters of Credit. The Letters of Credit shall be shared ratably on a risk and income participation basis by each of the Lenders, except that (i) all application and processing fees payable in connection with any Letters of Credit shall be paid to and retained by the Agent, and (ii) the Agent shall retain (A) all fees paid under Documentary Letters of Credit as its fee for issuing such Documentary Letters of Credit and (B) one-quarter percent per annum of the face amount of all Standby Letters of Credit, but in no event less than $250.00, as its exclusive fee for issuing such Standby Letters of Credit.

          (d) The Agent shall not issue any Letter of Credit which would cause the outstanding amount of Letters of Credit to exceed the Letter of Credit Sublimit.

     .17.   PAYMENTS UNDER LETTERS OF CREDIT AND REIMBURSEMENT BY THE
COMPANY. In the event of a drawing under any Letters of Credit and payment by the Agent therefor (as the case may be), the Agent shall promptly notify the Company of such drawing and the amount and date of such drawing and in the event that the Company has not either paid or caused to be paid the amount thereof to the Agent, the Company authorizes the Agent to make a Base Rate Loan in the amount of such drawing and all fees and charges related thereto to reimburse the Agent and the Lenders for such drawing. If such drawing is made after an Event of Default has occurred and is continuing, the Company shall immediately reimburse the Agent for the amount of the drawing plus all fees and charges related thereto, together with interest on the amount of such payment from the date of such payment by the Agent through and including the date of such reimbursement at the rate as set forth in
SECTION 2.14. Notwithstanding the foregoing, the Company shall pay the Agent all fees as set forth in SECTION 2.16 due under any Letter of Credit when the same are payable. Failure to make such payment shall be the failure to pay an Obligation hereunder.

     .18.   OUTSTANDING LETTERS OF CREDIT AND EVENT OF DEFAULT.  Upon
an Event of Default and a demand for payment of any Loan, any sum collected from the Company (including, without limitation, by setoff or banker's lien) or the Collateral over and above the Obligations for Loans, interest, fees, charges and drawings under Letters of Credit, up to the amount of any undrawn Letters of Credit and any related fees, shall be held by the Agent in an interest bearing account for the ratable benefit of the Lenders as collateral against the obligation to pay such Letters of Credit in the event of any draw with respect thereto. The Agent shall return to the Company amounts deposited with it pursuant to this SECTION 2.18 (and any and all interest earned thereon) promptly upon the expiration or cancellation of any and all Letters of Credit in an amount equal to the amount of each such expired or cancelled Letter of Credit.

    .19.    COMPUTATION OF INTEREST AND FEES.  Interest and all fees
payable hereunder shall be computed daily on the basis of a year of 360 days and paid for the actual number of days elapsed. If the due date for any payment of principal is extended by operation of law, interest shall be payable for such extended time. If any payment required by this Agreement becomes due on a day that is not a Business Day such payment may be made on the next succeeding Business Day (subject to clause (i) of the definition of Interest Period), and such extension shall be included in computing interest in connection with such payment.

     .20.   PAYMENT FREE OF TAXES.  To the extent permitted by
applicable law, any payments made by the Company under any of the Loan Documents shall be made free and clear of, and without reduction by reason of, any tax, assessment or other charge imposed by the United States of America or any political subdivision or taxing authority thereof or therein ("TAXES"), PROVIDED, HOWEVER, that Taxes shall not include taxes (whether imposed directly or by means of withholdings) imposed on or measured by (i) the overall net income of any Lender by the United States of America or any political subdivision or taxing authority thereof or therein, or (ii) gross receipts generally
applicable to banks.   To the extent that the Company is obligated by
applicable laws to make any deduction or withholding on account of Taxes from any amount payable to any Lender under this Agreement, the Company shall (a) make such deduction or withholding and pay the same to the relevant governmental agency, and (b) pay such additional amount to that Lender as is necessary to result in that Lender's receiving a net after-tax (or after-assessment or after-charge) amount equal to the amount to which that Lender would have been entitled under this Agreement absent such deduction or withholding. If and when receipt of such payment results in an excess payment credit to that Lender on account of such Taxes, that Lender shall refund such excess to the Company. Each Lender that is incorporated under the laws of a jurisdiction other than the United States of America or any state thereof shall deliver to the Company, with a copy to the Agent, within twenty days after such Lender becomes a Lender hereunder, a certificate signed by a duly authorized official of that Lender to the effect that such Lender is entitled to receive payments of interest and other amounts payable under this Agreement without deduction or withholding on account of United States of America federal income taxes, which certificate shall be accompanied by (x) two copies of Internal Revenue Service Form 1001 or Form 4224, as applicable, duly executed by a duly authorized official of that Lender accurate and complete in all material respects and indicating such Lender's complete exemption from United States withholding taxes, and (y) other appropriate evidence supporting such exemption from withholding taxes as the Company may reasonably request; PROVIDED that if any such Lender fails to so provide such a certificate with such accompanying Form or other reasonably requested evidence of exemption from withholding or if such certificate or such Form contains a material error or a materially false representation by such Lender, then such Lender shall not be entitled to the benefits of this SECTION 2.20 until such failure or misrepresentation or error is cured. Each such Lender agrees (i) promptly to notify the Company if any fact set forth in such certificate ceases to be true and correct,
(ii) to take such steps as may be reasonably necessary to (x) maintain all exemptions available to it from United States withholding taxes, and
(y) avoid any requirement of applicable laws that the Company make any deduction or withholding for taxes from amounts payable to that Lender under this Agreement, and (iii) otherwise cooperate with the Company to minimize any amounts payable by the Company under this SECTION 2.20.

   PROVISIONS APPLICABLE TO CERTAIN PAYMENTS. Each Lender (an "AFFECTED PARTY") shall promptly notify the Company, with a copy to the Agent, upon becoming aware that the Company may be required to make any payment to such Affected Party pursuant to SECTIONS 2.10, 2.11 or 2.20. Before the Affected Party gives any notice to the Company pursuant to this
SECTION 2.21, the Affected Party shall, if possible, designate a different lending office if such designation will avoid the need for giving such notice and will not, in the reasonable judgment of such Affected Party, be otherwise materially disadvantageous to such Affected Party. When requesting payment pursuant to SECTIONS 2.10, 2.11, or 2.20, each Affected Party shall provide to the Company, with a copy to the Agent, a certificate, signed by an officer of such Affected Party, setting forth the amount required to be paid by the Company to such Affected Party and the computations made by such Affected Party to determine such amount. Upon a request for any additional payment under SECTIONS 2.10, 2.11 or 2.20, the Affected Party requesting such payment shall certify to the Company that such requested payment represents a payment requested of all similarly situated borrowers from such Affected Party and that the Affected Party has taken reasonable steps to mitigate or avoid the condition requiring such additional payment.

3                 - CONDITIONS OF LOANS

     .1.   CONDITIONS PRECEDENT TO INITIAL LOAN.  The obligation of the
Lenders to make the initial Loan hereunder is subject to the condition precedent that the Agent shall have received, in form and substance satisfactory to the Agent and its counsel, the following:

           (a) this Agreement, the Security Agreement and the Notes, duly executed by the Company;

           (b) a certificate of the Secretary or an Assistant Secretary of the Company with respect to resolutions of the Board of Directors authorizing the execution and delivery of this Agreement, the Security Agreement and the Notes and identifying the officer(s) authorized to execute, deliver and take all other actions required under this Agreement, and providing specimen signatures of such officers;

           (c) the certificate of incorporation of the Company and all amendments and supplements thereto, filed in the office of the Secretary of State of Delaware, each certified by said Secretary of State of Delaware as being a true and correct copy thereof;

           (d) the Bylaws of the Company and all amendments and supplements thereto, certified by the Secretary or an Assistant Secretary of the Company as being a true and correct copy thereof;

           (e) a certificate of the Secretary of State of Delaware, as to legal existence and good standing and tax good standing in such state and listing all documents on file in the office of said Secretary of State;

           (f) a legal opinion addressed to it from in-house counsel to the Company, substantially in the form of EXHIBIT G hereto;

           (g) certificates of foreign qualification and good standing, including tax good standing, from the State of California and such other states as are appropriate;

           (h) UCC Financing Statements, duly executed and in form and number sufficient to perfect the Agent's and Lender's security interest in the Collateral or evidence that such Financing Statements are already on file in each jurisdiction and office necessary to so perfect such security interests; and

           (i) such other documents, and completion of such other matters, as counsel for the Agent and Lenders may deem necessary or appropriate.

     .2.   CONDITIONS PRECEDENT TO ALL LOANS.  The obligations of the Lenders to make each Loan, including the initial Loan, or convert Loans to Loans of another type, is further subject to the following conditions:

           (a) timely receipt by the Agent of the Notice of Borrowing or Conversion as provided in SECTION 2.2;

           (b)   the representations and warranties contained in SECTION
     4 shall be true and accurate in all material respects on and as of the date of such Notice of Borrowing or Conversion and on the effective date of the making or conversion of each Loan as though made at and as of each such date (except to the extent that such representations and warranties expressly relate to an earlier date), and no Default or Event of Default shall have occurred and be continuing, or would result from such Loan;

           (c) the resolutions referred to in SECTION 3.1(B) shall remain in full force and effect; and

           (d) no change shall have occurred in any law or regulation or interpretation thereof that, in the opinion of counsel for the Agent and Lenders, would make it illegal or against the policy of any governmental agency or authority with jurisdiction over the Agent or the Lenders to make Loans hereunder.

     The making or conversion of each Loan shall be deemed to be a representation and warranty by the Company on the date of the making, continuation or conversion of such Loan as to the accuracy of the facts referred to in subsection (b) of this SECTION 3.2.

4                         - REPRESENTATIONS AND WARRANTIES

     In order to induce the Agent and the Lenders to enter into this Agreement and to make Loans hereunder, the Company represents and warrants to the Agent and the Lenders that:

     .1.    ORGANIZATION AND QUALIFICATION.  Each of the Company and its
Subsidiaries, if any, (a) is a corporation duly organized, validly existing and in good standing and tax good standing under the laws of its jurisdiction of incorporation, (b) has all requisite corporate power and authority to own its property and to conduct its business as now conducted and as presently contemplated, and (c) is duly qualified and in good standing as a foreign corporation and is duly authorized to do business in each jurisdiction where the nature of its properties or business requires such qualification, except where the failure to be so qualified or in good standing would not have a material adverse effect on the business, financial condition, assets or properties of the Company or of the Company and its Subsidiaries, if any, taken as a whole.

     .2.    CORPORATE AUTHORITY.  The execution, delivery and performance of the Loan Documents and the transactions contemplated hereby are within the corporate power and corporate authority of the Company and have been authorized by all necessary corporate proceedings, and do not and will not
(a) require any consent or approval of the stockholders of the Company, (b) contravene any provision of the charter documents or by-laws of the Company or any material law, rule or regulation applicable to the Company, (c) contravene any provision of, or constitute an event of default or event that, but for the requirement that time elapse or notice be given, or both, would constitute an event of default under, any other material agreement, instrument, order or undertaking binding on the

Company, or (d) result in or require the imposition of any Encumbrance on any of the material properties, assets or rights of the Company, other than the Encumbrances contemplated and created by the Security Agreement.

     .3.    VALID OBLIGATIONS.  The Loan Documents and all of their
respective terms and provisions are the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally, and except as the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

     .4.    CONSENTS OR APPROVALS.  The execution, delivery and performance of the Loan Documents and the transactions contemplated therein do not require any approval or consent of, or filing or registration with, any governmental or other agency or authority, other than Uniform Commercial Code financing statements.

     .5.    TITLE TO PROPERTIES; ABSENCE OF ENCUMBRANCES.  Each of the
Company and its Subsidiaries, if any, has good title to all of the material properties, assets and rights of every name and nature now purported to be owned by it, including, without limitation, such properties, assets and rights as are reflected in the financial statements referred to in SECTION
4.6 (except such properties, assets or rights as have been disposed of in the ordinary course of business since the date thereof), free from all Encumbrances except Permitted Encumbrances or those Encumbrances disclosed in EXHIBIT C hereto, and, except as so disclosed, free from all defects of title that are reasonably expected to have a material adverse effect on such properties, assets or rights, taken as a whole.

     .6.    CHANGES.  Since the date of the most recent financial statements delivered in accordance with SECTION 5.1, there have been no changes in the assets, liabilities, financial condition or business of the Company or any of its Subsidiaries, if any, other than changes, the effect of which has not, in the aggregate, been materially adverse.

     .7.    DEFAULTS.  As of the date of this Agreement, no Default exists.

     .8.    TAXES.  The Company and each Subsidiary, if any, have filed all material federal, state and other tax returns required to be filed, and all material taxes, assessments and other governmental charges due from the Company and each Subsidiary, if any, have been fully paid, except for any such taxes, assessments, or other governmental charges being contested in good faith by appropriate proceedings. The Company and each Subsidiary, if any, have established on their books reserves adequate for the payment of all federal, state and other tax liabilities.

     .9.    LITIGATION.  As of the date of this Agreement and except as set forth on EXHIBIT D hereto, there is no litigation, arbitration, proceeding or investigation pending, or, to the knowledge of the Company's or any Subsidiary's officers or directors, threatened, against the Company or any Subsidiary that could result in a material judgment not fully covered by insurance and which could reasonably be expected to have a material adverse effect on the assets or business of the Company and its Subsidiaries, taken as a whole.

     .10.   USE OF PROCEEDS.  No portion of any Loan is to be used for the
"purpose of purchasing or carrying" any "margin stock" as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. 221 and 224, as amended.

     .11.   SUBSIDIARIES.  As of the date of this Agreement, all the
Subsidiaries of the Company are listed on EXHIBIT E hereto. The Company or a Subsidiary of the Company is the owner, free and clear of all liens and encumbrances, of all such stock of each Subsidiary owned by the Company or such Subsidiary. All shares of such stock have been validly issued and are fully paid and nonassessable, and no rights to subscribe for any additional shares have been granted, and no options, warrants or similar rights are outstanding.

     .12.   INVESTMENT COMPANY ACT.  Neither the Company nor any of its
Subsidiaries, if any, is an "investment company" or a company "controlled" by an "investment company" (as each such term is defined or used in the Investment Company Act of 1940, as amended).

     .13.   COMPLIANCE WITH ERISA.  The Company and each member of the
Controlled Group have fulfilled their obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA, and no "prohibited transaction" or "reportable event" (as such terms are defined in ERISA) has occurred with respect to any Plan.

     .14.   ENVIRONMENTAL MATTERS.

            (a) To the best of the Company's knowledge, the Company and each of its Subsidiaries, if any, have obtained all permits, licenses and other authorizations which are required under all Environmental Laws, except to the extent failure to have any such permit, license or authorization could not reasonably be expected to have a material adverse effect on the business, financial condition or operations of the Company and its Subsidiaries, taken as a whole. To the best of the Company's knowledge, the Company and each of its Subsidiaries, if any, are in compliance with the terms and conditions of all such permits, licenses and authorizations, and are also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply could not reasonably be expected to have a material adverse effect on the business, financial condition or operations of the Company and its Subsidiaries, taken as a whole.

            (b) To the best of the Company's knowledge, no notice, notification, demand, request for information, citation, summons or order (together "notice") has been issued, no complaint has been filed and is still pending, no penalty has been assessed and is still pending and no investigation is pending or threatened by any governmental or other entity with respect to any alleged failure by the Company or any of its

     Subsidiaries to have any permit, license or authorization required in connection with the conduct of its business or with respect to any Environmental Laws, including, without limitation, Environmental Laws relating to the generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Materials, except to the extent that such notice, complaint, penalty or investigation could not reasonably be expected to have a material adverse effect on the business, financial condition or operations of the Company and its Subsidiaries, taken as a whole.

            (c) To the best of the Company's knowledge no material oral or written notification of a release of a Hazardous Material has been filed by or on behalf of the Company or any of its Subsidiaries and no property now or previously owned, leased or operated by the Company or any of its Subsidiaries is listed or proposed for listing on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or on any similar state list of sites requiring investigation or clean-up, except to the extent any such notification, listing or proposed listing could not be reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

            (d) To the best of the Company's knowledge, there are no liens or encumbrances arising under or pursuant to any Environmental Laws on any of the real property or properties owned, leased or operated by the Company or any of its Subsidiaries and no governmental actions have been taken or are in process which could subject any of such properties to such liens or encumbrances or, as a result of which the Company or any of its Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any property owned by it in any deed to such property, except to the extent any such liens, encumbrances or actions could not reasonably expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

            (e) Neither the Company nor any of its Subsidiaries has (i) engaged in or permitted any operations or activities upon or any use or occupancy of property owned, leased or operated by the Company or any of its Subsidiaries, or any portion thereof, for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials on, under or in such property, except to the extent commonly used in day-to-day operations of any such property and in such case only in compliance with all Environmental Laws and except as could not reasonably be expected to have material adverse effect on the Company and its Subsidiaries taken as a whole, or (ii) transported any Hazardous Materials to, from or across such property, except to the extent commonly used in day-to-day operations of such property and, in such case, in compliance with, all Environmental Laws; nor to the best knowledge of the Company have any Hazardous Materials migrated from other properties upon, about or beneath such property, nor, to the best knowledge of the Company, are any Hazardous Materials currently deposited or otherwise located on, under, in or about such property except to the extent commonly used in day-to-day operations of such property and, in such case, in compliance with, all Environmental Laws and except as could not reasonably be expected to have material adverse effect on the Company and its Subsidiaries taken as a whole.

     .15.    EMPLOYEE MATTERS.  There is no strike, work stoppage or labor dispute with any union or group of employees that would result in a materially adverse effect on the business or operations of the Company and its Subsidiaries, taken as a whole. To the best of the Company's knowledge, the Company is in substantial compliance with all state or federal labor laws.

5                             - AFFIRMATIVE COVENANTS

     Until such time as (i) no Lender has any commitment to make Loans or issue Letters of Credit hereunder, (ii) no Loan or Letter of Credit hereunder remains outstanding, and (iii) no Obligation is due hereunder, the Company covenants as follows:

     .1.     FINANCIAL STATEMENTS AND OTHER REPORTING REQUIREMENTS.  The
Company shall furnish to the Agent and each of the Lenders:

          (a) as soon as available to the Company, but in any event within 90 days after the end of each of its fiscal years, a consolidated and consolidating balance sheet as of the end of, and a related consolidated and consolidating statement of income, changes in stockholders' equity and cash flows for, such year, audited and certified by KPMG Peat Marwick (or other independent certified public accountants acceptable to the Agent) in the case of such consolidated statements, and certified by the chief financial officer in the case of such consolidating statements, and a report by such accountants stating whether, in connection with the completion of their audit, any matters that came to their attention that caused them to believe that the Company failed to comply with the terms, covenants, provisions or conditions of SECTIONS 5.7 through 5.12, inclusive, insofar as they relate to accounting matters; IN ADDITION, a breakdown of the Four Wall Contribution Report which shows sales and income before and after allocated expenses for each retail and outlet store that reported a loss during either (i) the immediately preceding fiscal quarter or (ii) the immediately preceding twelve month period, with a comparison against last year and the plan for the current year and on a consolidated basis;

          (b) as soon as available to the Company, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year, a consolidated and consolidating balance sheet as of the end of, and a related consolidated and consolidating statement of income and cash flows for, the period and year to date period then ended, certified by the principal financial officer of the Company but subject, however, to normal, recurring year-end adjustments that shall not in the aggregate be material in amount; IN ADDITION, a breakdown of the Four Wall Contribution Report which shows sales and income before and after allocated expenses for each retail and outlet store that reported a loss during either (i) the immediately preceding fiscal quarter or (ii) the immediately preceding twelve month period, with a comparison against last year and the plan for the current year and on a consolidated basis;

          (c) concurrently with the delivery of each financial statement pursuant to subsections (a) and (b) of this SECTION 5.l, a report in substantially the form of EXHIBIT F hereto signed on behalf of the Company by its chief financial officer; IN ADDITION, a report of the actual results of composite store sales on a consolidated basis for each retail and outlet store for the preceding twelve months;

          (d) any management letter issued by the Company's independent certified public accounting firm in conjunction with the audit of the year end financial statements of the Company;

          (e) promptly upon Agent's request and after the same are available, copies of all proxy statements, financial statements and reports as the Company shall send to its stockholders or as the Company may file with the Securities and Exchange Commission or any governmental authority at any time having jurisdiction over the Company or its Subsidiaries;

          (f) if and when the Company gives or is required to give notice to the PBGC of any "Reportable Event" (as defined in Section 4043 of ERISA) with respect to any Plan that might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that any member of the Controlled Group or the plan administrator of any Plan has given or is required to give notice of any such Reportable Event, a copy of the notice of such Reportable Event given or required to be given to the PBGC;

          (g) promptly upon any executive officer of the Company obtaining knowledge of the existence of any condition or event that constitutes a Default, written notice thereof specifying the nature and duration thereof and the action being or proposed to be taken with respect thereto;

          (h) promptly upon becoming aware of any litigation or of any investigative proceedings by a governmental agency or authority commenced or threatened against the Company or any of its Subsidiaries of which it has notice, the outcome of which would reasonably be expected to have a materially adverse effect on the assets or business of the Company or the Company and its Subsidiaries on a consolidated basis, written notice thereof and the action being or proposed to be taken with respect thereto;

          (i) promptly after an executive officer of the Company or the designated compliance employee of the Company receives actual notice of any investigative proceedings by a governmental agency or authority commenced or threatened against the Company or any of its Subsidiaries regarding any actual or alleged violation of Environmental Laws or any spill, release, discharge or disposal of any Hazardous Material, written notice thereof and the action being or proposed to be taken with respect thereto;

          (j) annual financial forecasts and projections to be delivered no later than 120 days after the end of each fiscal year; and

          (k) from time to time, such other financial data and information about the Company or its Subsidiaries as the Agent may reasonably request.

     .2.    CONDUCT OF BUSINESS.  Each of the Company and its Subsidiaries, if
any, shall:

          (a) duly observe and comply in all material respects with all applicable laws and valid requirements of any governmental authorities relative to its corporate existence, rights and franchises, to the conduct of its business and to its property and assets (including without limitation all material Environmental Laws and ERISA), and shall maintain and keep in full force and effect all licenses and permits necessary in any material respect to the proper conduct of its business; and

          (b) other than in connection with a transaction not prohibited by SECTION 6.6 hereof, maintain its corporate existence; PROVIDED, that the Company may permit the dissolution or liquidation of any Subsidiary if such dissolution or liquidation is not reasonably likely to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

     .3.     MAINTENANCE AND INSURANCE.  Each of the Company and its
Subsidiaries, if any, shall maintain its material properties in good repair, working order and condition as required for the normal conduct of its business. As long as the Security Agreement is in full force, the Company and each of its Subsidiaries will keep the Collateral insured at all times by insurance with financially sound and reputable insurers and in such amounts and against such risks as are customarily insured by companies engaged in a similar business with respect to properties of a similar character. Such insurance shall be payable to the Agent and the Lenders as an additional insured and the Company, as their respective interests may appear. Such insurance shall provide for not less than 30 days' notice of cancellation, change in form or non-renewal to the Agent, and shall insure the interest of the Agent and the Lenders regardless of any breach or violation by the Company or any other person of the warranties, declarations or covenants contained in such policies. Such insurance shall be primary and not contributory. The Company shall evidence its compliance with the foregoing by delivering a certificate with respect to each policy concurrently with the execution hereof, and from time to time upon the request of the Agent (but not more frequently than annually). If the Agent or the Lenders insure the Collateral or pay for the Company's insurance of the Collateral, because of the failure of the Company to obtain such insurance or make any such payment and to prevent the Collateral from being uninsured, any such cost by the Agent shall be an Obligation. The Agent and the Lenders shall be under no obligation to obtain or pay for any such insurance and any such action shall not relieve the Company of its Obligation hereunder to obtain and pay for such insurance. As to the Company at any time the Security Agreement is no longer in effect and at all times as to the Subsidiaries, each of the Company and its Subsidiaries, if any, shall at all times maintain liability and casualty insurance with financially sound and reputable insurers in such amounts as the officers of the Company in the exercise of their reasonable judgment deem to be adequate. In the event of failure to provide and maintain insurance as herein provided, the Agent may, upon five days notice to the Company at its option, provide such insurance and charge the amount thereof to the account of the Company or any of its Subsidiaries with the Agent or any of the Lenders. The Company shall furnish to the Agent certificates or other evidence reasonably satisfactory to the Agent of compliance with the foregoing insurance provisions.

     .4.     TAXES.  The Company shall pay or cause to be paid all material taxes, assessments or governmental charges on or against it or any of its Subsidiaries or its or their material properties on or prior to the time when they become delinquent; PROVIDED that this covenant shall not apply to any tax, assessment or charge that is being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established and are being maintained in accordance with GAAP if no lien shall have been filed against any of the Collateral to secure such tax, assessment or charge.

     .5.     INSPECTION BY THE AGENT AND LENDERS.  The Company shall permit the Agent accompanied by one or more of the Lenders or their designees, during the Company's normal business hours, and upon reasonable notice (or if an Event of Default shall have occurred and is continuing, at any time and without prior notice and at any reasonable time), for the purpose of ascertaining compliance with this Agreement, to (i) visit and inspect the properties of the Company and its Subsidiaries, if any, (ii) examine and make copies of and take abstracts from the books and records of the Company and its Subsidiaries, if any, and (iii) discuss the affairs, finances and accounts of the Company and its Subsidiaries, if any, with their appropriate officers, employees and accountants.

     .6.     MAINTENANCE OF BOOKS AND RECORDS.  Each of the Company and its
Subsidiaries, if any, shall keep adequate books and records of account, in which true and complete entries will be made reflecting all of its business and financial transactions, and such entries will be made in accordance with GAAP.

     .7.     CURRENT  RATIO.  The Company shall at all times maintain the ratio of Consolidated Current Assets to Consolidated Current Liabilities less the current portion of Indebtedness for Money Borrowed of the Company and its Subsidiaries on a consolidated basis to be at least 1.75:1.00 for each fiscal quarter of the Company. For purposes of calculating the Current Ratio only, Indebtedness for Money Borrowed shall not include the principal amounts outstanding from time to time under the Loans.

     .8.     LEVERAGE RATIO.  The Company shall maintain at the end of each fiscal quarter Indebtedness for Money Borrowed at the end of such fiscal quarter no greater than 2.75 times Consolidated Cash Flow less dividends permitted hereunder calculated for such four fiscal quarters then ended.

     .9.     TOTAL INTEREST COVERAGE.  The Company shall maintain, at the end of each fiscal quarter for the four fiscal quarters then ended, a ratio of Consolidated EBITDA less Capital Expenditures for the period to Consolidated Total Interest Expense for the period of at least 3:1.

     .10.    TOTAL FIXED CHARGE COVERAGE.  The Company shall maintain, at the end of each fiscal quarter for the four fiscal quarters then ended, a ratio of Consolidated Cash Flow plus payments on Operating Leases for the period to

Consolidated Total Debt Service plus payments on Operating Leases for the period of not less than 2:1.

     .11.    PROFITABILITY.  The Company shall have Consolidated Net Income at the end of each fiscal quarter for the four fiscal quarters then ending on a cumulative basis of at least $1.00.

     .12.    INVENTORY TURNOVER. For each fiscal quarter, the Inventory
Turnover shall be at least 2.25 turns for the four fiscal quarters then ended.

     .13.    USE OF PROCEEDS.  The Company will use the proceeds of the
Revolving Loans for the ongoing working capital needs of the Company. Notwithstanding the foregoing, the Company may use up to $75,000,000, in the aggregate, of the Commitment Amount reduced by all purchases of Senior Subordinated Notes prior to the date of this Agreement as set forth on EXHIBIT C and further reduced by all purchases made on and after the date hereof to repurchase a portion of the Senior Subordinated Notes, PROVIDED,
(i) that the Company shall satisfy on a pro forma basis, all of the covenants made herein for the next four (4) fiscal quarters from the date hereof, (ii) that the Company's repurchase of the Senior Subordinated Notes in any fiscal quarter shall be limited to the amount of the Company's positive net income based on the average of net income for the proceeding four fiscal quarters, as previously reported to the Agent and using the current quarter as the fourth quarter for purposes of the calculation and (iii) that such repurchase complies with the provisions of SECTION 6.8(xiv) hereof.

    .14. FURTHER ASSURANCES. At any time and from time to time the Company shall, and shall cause each of its Subsidiaries to, execute and deliver such further instruments and take such further action as may reasonably be requested by the Agent to effect the purposes of the Loan Documents.

     .15.    COMPLIANCE WITH LAW.  The Company shall comply in all material respects with any applicable law, regulation, ordinance, statute or directive of any governmental body, the violation of which would have a material adverse effect on the Company and its Subsidiaries taken as a whole.

6                             - NEGATIVE COVENANTS

     Until such time as (i) no Lender has any further commitment to make Loans or issue Letters of Credit hereunder, (ii) no Loan or Letter of Credit hereunder remains outstanding and (iii) no Obligation is then due hereunder, the Company covenants as follows:

     .1.     INDEBTEDNESS.  Neither the Company nor any of its Subsidiaries
shall create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness other than the following:

          (a)       Indebtedness of the Company or any of its Subsidiaries
     (i) to the Agent or any of its Affiliates or to the Lenders under the Loan Documents, or (ii) due from any Subsidiary of the Company to the Company as long as such Indebtedness was not, at the time it was incurred, prohibited under SECTION 6.8, or (iii) to any Subsidiary of the Company, unless such Subsidiary cannot, in accordance with GAAP, be consolidated with the Company for financial reporting purposes;

          (b) (i) Indebtedness existing as of March ___, 1997 and disclosed on EXHIBIT C hereto or in the financial statements referred to in SECTION 4.6, and (ii) Subordinated Indebtedness and any amendments, modifications, restatements, refundings, extensions, renewals, substitutions, refinancings or replacements of any or all of the foregoing, so long as such amendment, modification, restatement, refunding, extension, renewal, substitution, refinancing or replacement does not (i) result in an increase in the aggregate Indebtedness of the Company, (ii) result in the shortening of the aggregate weighted average maturity of such Indebtedness, (iii) impose new or additional material restrictions on the Company, (iv) grant any new or additional collateral rights or remedies to any lender of such Indebtedness, (v) change or add an obligor to such Indebtedness, or (vi) increase the rate of interest payable with respect to such Indebtedness;

          (c)       Indebtedness under Swap Agreements;

          (d) Indebtedness incurred to finance the purchase of aircraft that replace aircraft then owned by the Company in an aggregate amount not to exceed $10,000,000 outstanding at any time;

          (e)       Guarantees not prohibited by SECTION 6.2 hereof;

          (f) Indebtedness of the Company to any or all shareholders of the Company to the extent that the distribution of such Indebtedness to shareholders of the Company was not, at the time such distribution was made, prohibited by SECTION 6.8 hereof;

          (g) Other Indebtedness of the Company, including, without limitation, Capital Leases, Indebtedness for the purchase price of assets, Guarantees not specifically permitted by SECTION 6.2 not exceeding an aggregate outstanding principal amount of $15,000,000 less Indebtedness listed on Exhibit C other than Subordinated Indebtedness at any one time outstanding, exclusive of the Indebtedness already permitted under SECTION 6.1(a) through 6.1(f), 6.1(h) and 6.1(i) hereof;

          (h) Indebtedness of Guess Italia or Traverso, provided such Indebtedness does not exceed $12,000,000 in the aggregate less the total face amount of all accounts receivable sold by Guess Italia or Traverso or pledged to lenders as permitted under SECTION 6.5(i); and

          (i) All Indebtedness of the Company to The First National Bank of Boston arising under a certain letter of credit facility made available to the Company by the First National Bank of Boston up to a maximum amount of $25,000,000 pursuant to a certain Continuing Commercial Letter of Credit Reimbursement Agreement dated as of December ___, 1995 (the "GUESS LETTER OF CREDIT AGREEMENT") shall be permitted hereunder, BUT ONLY to the extent that the sum of the letters of credit under the Ranche Letter of Credit Facility (as hereinafter defined) and the letters of credit under the Guess Letter of Credit Facility shall not exceed $25,000,000. As used herein the term "Ranche Letter of Credit Facility" shall mean a certain letter of credit facility made available to Ranche Limited by The First National Bank of Boston up to a maximum amount of $25,000,000 pursuant to a certain

     Continuing Commercial Letter of Credit Reimbursement and Security Agreement dated as of November 22, 1994.

     .2.    GUARANTEES.  Neither the Company nor any of its Subsidiaries
shall create, incur, assume, or remain liable with respect to any Guarantees other than the following:

         (a) Guarantees in favor of the Agent or any of its affiliates or the Lenders hereunder;

         (b) Guarantees existing on the date of this Agreement and disclosed on EXHIBIT C hereto or in the financial statements referred to in SECTION 4.6;

         (c) Guarantees resulting from the endorsement of negotiable instruments for collection in the ordinary course of business;

          (d) Guarantees with respect to surety, appeal performance and return-of-money and other similar obligations incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money) not exceeding in the aggregate at any time $2,000,000;

          (e) Guarantees of normal trade debt relating to the acquisition of goods, services and supplies;

          (f) Guarantee of the obligations of Ranche Limited, doing business as Guess International pursuant to a certain Guarantee substantially in the form of EXHIBIT L hereto, but only to the extent of the aggregate face amount of outstanding letters of credit issued by The First National Bank of Boston for the benefit of Ranche Limited under the Ranche Limited Credit Facility as of November 22, 1994; and as the face amount of such outstanding letters of credit decrease, the obligations of the Company under such guarantee shall decrease by a corresponding amount; and such guarantee shall continue in effect only for so long as any such letters of credit and/or obligations with respect thereto remain outstanding, and when no such letters of credit remain outstanding and all obligations with respect thereto have been indefeasibly satisfied, such Guarantee shall no longer be permitted hereunder;

          (g) Guarantees of the obligations for loans, letters of credit and other extensions of credit of Guess Italia or Traverso permitted under SECTION 6.1(h) which do not exceed $12,000,000 in the aggregate, less the total face amount of all accounts receivable sold, factored or pledged by Guess Italia or Traverso to lenders to the extent permitted under SECTION 6.5(i); and

          (h) Guarantees of loans and other borrowings obtained by any of the Company's Subsidiaries not to exceed $40,000,000 in the aggregate less Guaranties under SECTION 6.2(g) and any other amount as listed on EXHIBIT C.

     .3.     SALE AND LEASEBACK.  Neither the Company nor any of its
Subsidiaries shall enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property owned by it in order to lease such property or lease other property that the Company or any such Subsidiary intends to use for substantially the same purpose as the property being sold or transferred; PROVIDED, HOWEVER, that the Company may enter into such sale and leaseback transactions, other than with respect to the Company's existing real property, automobiles and aircraft, that do not, in the aggregate exceed $5,000,000.

     .4.     ENCUMBRANCES.  Neither the Company nor any of its Subsidiaries
shall create, incur, assume or suffer to exist any mortgage, pledge, security interest, lien or other charge or encumbrance, including the lien or retained security title of a conditional vendor upon or with respect to any of its property or assets including without limitation any trademark, tradename or other intellectual property ("ENCUMBRANCES"), except the following ("PERMITTED ENCUMBRANCES"):

          (a) Encumbrances in favor of the Agent or any of its affiliates or Lenders under the Security Agreement;

          (b) Encumbrances existing as of the date of this Agreement and disclosed in EXHIBIT C and renewals, extensions or replacements thereof reasonably acceptable to the Agent;

          (c) liens for taxes, fees, assessments and other governmental charges to the extent that payment of the same is not delinquent or is not required in accordance with the provisions of SECTION 5.4;

          (d) landlords' and lessors' liens in respect of rent not in default or which are being contested in good faith or liens in respect of pledges or deposits under workmen's compensation, unemployment insurance, social security laws, or similar legislation (other than ERISA) or in connection with appeal and similar bonds incidental to litigation; mechanics', carriers', warehousemans', laborers', and materialmen's and similar liens, if the obligations secured by such liens are not then delinquent or are being contested in good faith; liens securing the performance of bids, tenders, contracts (other than for the payment of money); and statutory obligations incidental to the conduct of its business and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business;

          (e) judgment liens not in excess of $ 2,000,000 that shall not have been in existence for a period longer than 30 days after the creation thereof or, if a stay of execution shall have been obtained, for a period longer than 30 days after the expiration of such stay;

          (f) rights of lessors under Capital Leases to the extent permitted under SECTION 6.1;

          (g) Encumbrances in respect of any purchase money obligations for tangible property used in its business to the extent permitted under

     SECTION 6.1, PROVIDED that any such Encumbrances shall not extend to property and assets of the Company or any such Subsidiary not financed by such a purchase money obligation;

          (h) easements, rights of way, restrictions and other similar charges or Encumbrances relating to real property and not interfering in a material way with the ordinary conduct of its business;

          (i) Encumbrances on any property acquired after the date hereof by the Company or any of its Subsidiaries created contemporaneously with such acquisition to secure or provide for the payment or financing of all or any part of the purchase price thereof, or the assumption of any Encumbrance upon any property hereinafter acquired and existing at the time of such acquisition, or the acquisition of such property subject to an Encumbrance without the assumption thereof, and any refinancing thereof to the extent the related Indebtedness is permitted under
     SECTION 6.1;

          (j)    Encumbrances securing Indebtedness not prohibited by SECTION
     6.1 hereto;

          (k) inchoate Encumbrances incident to construction or maintenance of real property, or Encumbrances incident to construction or maintenance of real property now or hereafter filed of record for which adequate reserves have been set aside and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment;

          (l) minor defects and irregularities in title to any real property which in the aggregate do not materially impair the fair market value of such real property;

          (m) rights reserved to or vested in any governmental agency by law or regulation to control or regulate, or obligations or duties under law or regulation to any governmental agency with respect to, the use of any real property;

          (n) rights reserved to or vested in any governmental agency by law or regulation to control or regulate, or obligations or duties under law or regulation to any governmental agency with respect to any right, power, franchise, grant, license, or permit;

          (o) present or future zoning laws or regulations or other laws or regulations restricting the occupancy, use, or enjoyment of real property;

          (p) liens consisting of deposits of property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which the Company is a party;

          (q) rights of licensees under license agreements entered into in the ordinary course of business; and

          (r) the sale or factoring (including any conditional sale) by Guess Italia or Traverso of accounts receivable and the granting of liens to secure Indebtedness referred to in SECTION 6.1(h), provided it does not violate SECTION 6.5(i) hereof.

     .5.     MERGER; CONSOLIDATION; SALE OR LEASE OF ASSETS.  Neither the
Company nor any of its Subsidiaries shall sell, lease or otherwise dispose of any assets or properties consisting of the trademarks "Guess," "Guess ?" or the inverted triangle design or dispose of other assets or properties (valued at the lower of cost or market), to the extent that the value of the assets or properties so disposed during the then current fiscal year would exceed 5% of the amounts shown as the total tangible assets of the Company on the then most recent financial statements of the Company submitted pursuant to SECTION
5.1 hereof, other than (i) sales of inventory in the ordinary course of business and sales or pledges of accounts receivable by Guess Italia and Traverso, for an initial payment of not less than 80% (or such lesser amount as shall be agreed to by the Agent) of the outstanding unpaid amount of all of the specific accounts receivable so sold or pledged, provided such sales and pledges would not aggregate with the face amount of all other accounts receivables sold or pledged by Guess Italia and Traverso more than $12,000,000, less the amount of any outstanding Indebtedness of Guess Italia or Traverso permitted under SECTION 6.1(h) hereof, (ii) sales, leases and other dispositions of assets no longer useful in the conduct of the Company's or such Subsidiary's business and not material in amount, (iii) sales, leases, transfers and other dispositions of equipment so long as such equipment is replaced with other equipment to be used in the conduct of the Company's or such Subsidiary's business of comparable value, (iv) a disposition consisting of a distribution in respect of its capital stock not prohibited by SECTION 6.7 hereof and (v) licenses of trademark, tradenames and other similar property in the ordinary course of the Company's business; or liquidate, merge or consolidate into or with any other person or entity, PROVIDED that any Subsidiary of the Company may merge or consolidate into or with (i) the Company if no Default has occurred and is continuing or would result from such merger and if the Company is the surviving company, or (ii) any Wholly-Owned Subsidiary of the Company. In addition, as long as no Default or Event of Default has occurred and is continuing, the Company may dispose of any aircraft or work of art now or hereafter owned by the Company.

     .6.     ADDITIONAL STOCK ISSUANCE.  The Company shall not permit any of its Subsidiaries to issue any additional shares of its capital stock or other equity securities, any options therefor or any securities convertible thereto other than to the Company. Neither the Company nor any of its Subsidiaries shall sell, transfer or otherwise dispose of any of the capital stock or other equity securities of a Subsidiary, except (i) to the Company or any of its Wholly-Owned Subsidiaries, or (ii) in connection with a transaction permitted by SECTION 6.5.

     .7.     EQUITY DISTRIBUTIONS.

     The Company shall not pay any dividends on any class of its Capital Stock or make any other distribution or payment on account of or in redemption, retirement or purchase of such Capital Stock without the prior written consent of the Majority Lenders; PROVIDED that this Section shall not apply to (i) the issuance, delivery or distribution by the Company of shares of its common stock pro rata to its existing shareholders and (ii) the purchase or redemption by the Company of its Capital Stock with the proceeds of the issuance of additional shares of Capital Stock. If an Event of Default or Default has occurred and is continuing, then the Company shall not pay any dividends on any class of its Capital Stock.

    .8.      INVESTMENTS.  Neither the Company nor any of its Subsidiaries
shall make or maintain any Investments other than (i) Investments in Subsidiaries and new Investments in Subsidiaries, Newtimes Guess Parent and Newtimes Guess not to exceed $15,000,000 in the aggregate at any one time,
(ii) existing Investments as of the date hereof in The Leslie Fay Companies, Inc., G&C Entertainment, Inc. and Guess Italia S.r.l.; (iii) existing Investments in debt obligations of the State of Israel; (iv) Investments consisting of advances to employees, officers and consultants of the Company for travel, relocation or similar expenses in the ordinary course of business not in excess of $500,000 outstanding at any one time; (v) Investments consisting of loans to employees of the Company in the ordinary course of business that do not exceed in the aggregate $1,000,000 outstanding at any time; (vi) Investments consisting of advances to vendors of the Company and other loans to vendors of the Company in the ordinary course of business that do not exceed in the aggregate $1,000,000 outstanding at any time; (vii) if no Default or Event of Default then exists, acquisitions, that do not violate
SECTION 6.1, of a Person engaged in the Apparel Business, PROVIDED that (a) giving effect thereto on a pro forma combined basis as of the last day of the most recently ended fiscal quarter, the Company would be in compliance with SECTIONS 5.7 through 5.11, (b) if such acquisition consists of the acquisition of capital stock or other equity ownership interests in a Person, such Person is promptly thereafter merged with and into the Company; PROVIDED that the Company may acquire capital stock of such Person, subject to the limitation set forth in (c) and not merge such Person into the Company, if such capital stock is held by the Company and is represented on the balance sheet of the Company and (d) the cash paid for such acquisition does not exceed $25,000,000 and when added to the cash paid for all other acquisitions during such fiscal year does not exceed $50,000,000; PROVIDED that up to $5,000,000 in the aggregate of such $50,000,000 may be used to acquire capital stock of Person or Persons which are not merged into the Company;
(viii) Qualified Investments; (ix) in connection with purchases of inventory occurring in the ordinary course of business consistent with the Company's past practice; (x) lease, utility and other similar deposits to the extent otherwise permitted hereunder; (xi) stock, obligations or securities received in settlement of debts owing to the Company or a Subsidiary of the Company as a result of foreclosure, perfection or enforcement of any lien; (xii) negotiable instruments held for collection; (xiii) sales of goods or services on trade credit terms consistent with the Company's and its Subsidiaries' past practices or as otherwise consistent with trade credit terms in common use in the industry; (xiv) redemption, retirement or repurchase by the Company in the amount provided in SECTION 5.13 of this Agreement, but only on the condition that (a) no Default exists at the time of such redemption, retirement or repurchase or would be caused by any such redemption, retirement or repurchase, (b) such redemption, retirement or repurchase of Subordinated Indebtedness would not cause the representations in SECTIONS 4.10 and 4.12 to be untrue and (c) the Company is in compliance with SECTION 5.13 of this Agreement;

(xv) investments in licensees of the Company not to exceed $10,000,000 in the aggregate; and (xvi) other Investments not to exceed $5,000,000 in the aggregate.

     .9.     ERISA.  Neither the Company nor any member of the Controlled
Group shall permit any Plan maintained by it to (i) engage in any "prohibited transaction" (as defined in Section 4975 of the Code, (ii) incur any "accumulated funding deficiency" (as defined in Section 302 of ERISA) whether or not waived, or (iii) terminate any Plan in a manner that could result in the imposition of a lien or encumbrance on the assets of the Company or any of its Subsidiaries pursuant to Section 4068 of ERISA.

     .10.    CHANGE IN TERMS AND PREPAYMENT OF SUBORDINATED INDEBTEDNESS.
The Company shall not:

          (a) effect or permit any change in or amendment to (i) the terms by which any Subordinated Indebtedness purports to be subordinated to the payment and performance of the Obligations, or (ii) the terms relating to the repayment or interest rate of any Subordinated Indebtedness other than to extend the terms of repayment thereof; or

          (b) directly or indirectly, make any payment of any principal of or in redemption, retirement or repurchase of Subordinated Indebtedness except payments required by the instruments evidencing such Indebtedness other than (i) payment of the Subordinated Indebtedness from the proceeds of an initial public offering of the shares of the Company, and (ii) the redemption, retirement or repurchase of Subordinated Indebtedness as specifically permitted under SECTION 6.8(xiv) hereof.

     .11.    TRANSACTIONS WITH AFFILIATES.  The Company and its Subsidiaries,
if any, shall not enter into any transaction of any kind with any Affiliate of the Company OTHER THAN (i) continuation, renewals or extensions of the transactions (a) described in the notes to the Company's audited financial statements as at December 31, 1995 and for the fiscal year then ended or (b) listed on EXHIBIT K hereto, (ii) distributions permitted under SECTION 6.7,
(iii) the lease assignment or subleasing by the Company of certain facilities of the Company to one or more Affiliates of the Company, PROVIDED that such facilities are concurrently subleased back to the Company at rents not in excess of the rents reserved under the lease to the Company, and (iv) transactions on terms at least as favorable to the Company as would be the case in an arm's-length transaction between unrelated parties of equal knowledge respecting the subject matter thereof and equal bargaining power.

     .12.    NATURE OF BUSINESS.  The Company and its Subsidiaries, if any,
shall not engage in any business OTHER THAN the Apparel Business; PROVIDED that the foregoing shall not prohibit the Company or any Subsidiary from engaging in businesses OTHER THAN the Apparel Business so long as the aggregate gross revenues of all such businesses in any fiscal year do not exceed 10% of the consolidated gross revenues of the Company and its Subsidiaries for that fiscal year.

7                                  - DEFAULTS

     .1.     EVENTS OF DEFAULT.  There shall be an Event of Default hereunder if any of the following events occurs:

          (a) the Company shall fail to pay (i) when due any amount of principal of any Obligations, or (ii) within four (4) days after the due date therefor, any amount of interest thereon or any fees or expenses payable hereunder or under the Notes; or

          (b) the Company shall fail to perform any term, covenant or agreement contained in SECTIONS 5.1(g), 5.5, 5.7 through 5.13 or 6.1 through 6.12; or

          (c) the Company shall fail to perform any term, covenant or agreement (other than in respect of SECTIONS 7.1(a) and (b) hereof) contained in this Agreement and such Default shall continue for 30 days after notice thereof has been sent to the Company by the Agent; or

          (d) an event of default has occurred and is continuing under any Subordinated Indebtedness; or

          (e) any representation or warranty of the Company made in this Agreement or in the Notes or any other documents or agreements executed in connection with the transactions contemplated by this Agreement or in any certificate delivered hereunder shall prove to have been false in any material respect upon the date when made or deemed to have been made; or

          (f) the Company or any of its Subsidiaries shall fail to pay at maturity and after any applicable period of grace, any obligations in excess of $2,000,000 in the aggregate for borrowed monies or advances, or fail to observe or perform any term, covenant or agreement evidencing or securing such obligations for borrowed monies or advances, the result of which failure is that the holder or holders of such Indebtedness cause such Indebtedness to become due prior to its stated maturity upon delivery of required notice, if any; or

          (g) the Company or any of its Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar official of itself or of all or a substantial part of its property, (ii) be generally not paying its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Bankruptcy Code (as now or hereafter in effect), (v) commence any case or proceeding under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, or any other law providing for the relief of debtors, (vi) acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or other law, or (vii) take any action under the laws of its jurisdiction of incorporation or organization similar to any of the foregoing; or

          (h) a proceeding or case shall be commenced, without the application or consent of the Company or any of its Subsidiaries in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets, or (iii) similar relief in respect of it, under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts or any other law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of 60 days; or an order for relief shall be entered in an involuntary case under the Bankruptcy Code, against the Company or such Subsidiary; or action under the laws of the jurisdiction of incorporation or organization of the Company or any of its Subsidiaries similar to any of the foregoing shall be taken with respect to the Company or such Subsidiary and shall continue unstayed and in effect for any period of 60 days; or

          (i) a judgment or order for the payment of money shall be entered against the Company or any of its Subsidiaries by any court, or a warrant of attachment or execution or similar process shall be issued or levied against property of the Company or such Subsidiary, that in the aggregate exceeds $2,000,000 in value and such judgment or order shall continue undischarged, unstayed, unsatisfied, undismissed or unbonded for 30 days; or

          (j) the Company or any member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $100,000 that it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by the Company, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans against the Company and such proceedings shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or

          (k) there are less than two (2) of the current executive management officers (Maurice, Paul and Armand Marciano) actively engaged in the management of the Company or the shareholders actively engaged in the management of the Company cease to own or control beneficially, in the aggregate, common stock entitled to exercise a majority of the voting power of the Company.

     .2.     REMEDIES.  (a) Upon the occurrence of an Event of Default
described in SECTIONS 7.1 (g) and (h), immediately and automatically, and (b) upon the occurrence of any other Event of Default, at any time thereafter while such Event of Default is continuing, at the option of the Majority Lenders and upon the Agent's declaration:

          (a) the Lenders' commitment to make any further Loans or issue Letters of Credit hereunder shall terminate;

          (b) the unpaid principal amount of the Loans together with accrued interest and all other Obligations shall become immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived; and

          (c) the Agent and the Lenders may exercise any and all rights they have under this Agreement, the Notes or any other documents or agreements executed in connection herewith, or at law or in equity, and proceed to protect and enforce their rights by any action at law, in equity or other appropriate proceeding.

          (d) the order and manner in which the rights and remedies of the Agent and the Lenders under the Loan Documents and otherwise are to be exercised shall be determined by the Majority Lenders. All payments received by the Agent and the Lenders, or any of them, shall be applied FIRST to the costs and expenses (including reasonable attorneys' fees and disbursements) of the Agent and of the Lenders, SECOND paid pro rata to the Lenders in the same proportion that the aggregate of the unpaid principal amount owing on the Obligations of the Company to each Lender, plus accrued and unpaid interest thereon, bears to the aggregate of the unpaid principal amount owing on all the Obligations, plus accrued and unpaid interest thereon, AND THEREAFTER to the Company or whomsoever may be lawfully entitled thereto. Regardless of how each Lender may treat the payments for its own accounting purposes, for the purpose of computing the Obligations hereunder and under the Notes, payments shall be applied FIRST, to the costs and expenses of the Agent and the Lenders as set forth above, SECOND, to the payment of accrued and unpaid interest due under any Loan Documents, to and including the date of such application (ratably, and without duplication, according to the accrued and unpaid interest due under each of the Loan Documents), and THIRD, to the payment of all other amounts (including principal and fees) then owing to the Lenders under the Loan Documents. No such application of payments will cure any Event of Default or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents or prevent the exercise, or continued exercise, of rights or remedies of the Lenders hereunder or thereunder or at law or in equity.

8                      - CONCERNING THE AGENT AND THE LENDERS

     .1.     APPOINTMENT AND AUTHORIZATION.  Each of the Lenders hereby appoints the Agent, acting through its head office, to serve as the Agent under this Agreement and the other Loan Documents and irrevocably authorizes the Agent to take such action as the Agent on such Lender's behalf under this Agreement and the other Loan Documents and to exercise such powers and to perform such duties under this Agreement, the Loan Documents and the other documents and instruments executed and delivered in connection with the consummation of the transactions contemplated hereby as are delegated to the Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

     .2.     AGENT AND AFFILIATES.  The Agent and the Co-Agent shall have the same rights and powers under this Agreement and the Loan Documents as each other Lender and may exercise or refrain from exercising the same as though it were not the Agent or the Co-Agent, respectively, and the Agent and the Co-Agent and their respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Company or any Affiliate of the Company as if it were not the Agent or Co-Agent hereunder and under the Loan Documents which would not cause the Company to violate
SECTION 6.1 hereof. Except as otherwise provided by the terms of this Agreement, nothing herein shall prohibit any of the Lenders from accepting deposits from, lending money to or generally engaging in any kind of business with the Company or any Affiliate of the Company.

     .3.     LOANS.

          (i) If on any Business Day, the Agent receives notice, pursuant to SECTION 2.2 hereof, that the Company has requested a Loan, the Agent shall promptly notify each Lender by telephone of such request to be followed by a fax verifying such requested Loan. Such notice from the Agent shall contain the amount of the requested Loan and the share that each Lender is requested to fund as part of such Loan. Each Lender shall, prior to 2:00 p.m. Boston time of the date on which the Loan is requested, transfer to the Agent by wire through the Federal Reserve System in immediately available funds the respective amount set forth in the requested Loan for each such Lender. The Company and the Lenders agree that if any of the Lenders fail to fund, the Agent and the Lenders shall not be required to fund that portion of the Loan represented by the amount due from any Lender who has not funded in accordance with this subsection. Any Lender not funding a Loan shall not be permitted to make any further Loans until such time as it has funded the portion of any and all previous Loans which it failed to fund. On any Business Day that the Agent receives a payment in immediately available funds from the Company with respect to the Obligations hereunder, the Agent shall, subject to the terms and conditions of this Agreement, notify each Lender that it has received such payment and, by wire transfer through the Federal Reserve System, wire each Lender's share of such funds, net of any amount which such Lender is required to fund for any Loan requested on the date of any such loan payment or any other sum due from such Lender to the Agent. The Agent shall fax to each of the Lenders notice of any such payment, at the time such payment is wired.

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

          (ii) Funds provided by the Agent or the Co-Agent as payment upon a sight or time draft presented to the Agent or Co-Agent under a Letter of Credit issued pursuant to the terms of SECTION 2.16 hereof, and any payments made by the Agent or Co-Agent on behalf of the Company, shall constitute Loans made by the Lenders on a risk participation basis in accordance with each Lenders' Percentage at such time as such funds are actually provided, or such payments are made, by the Agent or Co-Agent; PROVIDED that the Co-Agent shall receive such payment as required from the other Lenders so that its percentage of the Loan so made does not exceed its respective Lender's Percentage.

          (iii) All Loans made by the Agent on behalf of any Lender shall be, for purposes of interest income and other charges, considered Loans from such Lender to the Company, at such time as the Agent receives from such Lender funds as provided in SECTION 8.3(i), and prior to such time such Loans shall be considered, for purposes of interest income and other charges, Loans from the Agent or the other Lenders to the extent reimbursed by such other Lenders as provided in SECTION 8.3(i) above.

          (iv) The proceeds of Collateral, including, but not limited to, any collections of accounts receivable, shall be applied first to pay the expenses of the Agent and Lenders as herein provided, then to equalize each Lender's share of the Loans so that each Lender's share of the Loans equals such Lender's respective Lender's Percentage.

          (v) The Agent may at any time refuse to make Loans on behalf of any Lender unless such Lender shall have provided to the Agent immediately available funds sufficient to cause such Lender's share of the Loans to equal and reflect such Lender's Percentage at the time and in the manner provided in SECTION 8.3(i).

          (vi) Notwithstanding the provisions hereof, the obligations to make Loans under the terms of this Agreement shall be the several and not a joint obligation of the Lenders, and any Loans made by the Agent on behalf of the Lenders are strictly for the administrative convenience of the parties and shall in no way diminish any Lender's liability to the Agent to repay the Agent for such Loans.

     .4.     PAYMENTS.  All payments and prepayments of principal of Loans received by the Agent shall be paid to each of the Lender's PRO RATA in accordance with their respective Lender's Percentage. All such payments from the Company or as proceeds of Collateral received by the Agent shall be held in trust for the benefit of the Lenders. As each such payment is received by the Agent, the Agent shall promptly charge or credit each of the Lenders to the extent necessary to ensure that as between them, each of the Lenders holds its respective Lender's Percentage of outstanding Loans, based on the then unpaid aggregate principal amounts of the Loans outstanding.

     .5.     INTEREST, FEES AND OTHER PAYMENTS. (a)  All payments of interest received by the Agent in respect of Loans, except as otherwise provided by the terms of this Agreement, and all other fees and premiums received by the Agent hereunder or in respect of Loans (other than the Agent's Fee which shall be retained by the Agent) shall be shared by the Lenders pro rata in accordance with their respective Lender's Percentages. (b) All payments received by the Agent pursuant to SECTION 9.2 of this Agreement shall be applied by the Agent to reimburse each Lender, as appropriate, on account of the tax, charge or expense incurred by such Lender, if any, in respect of which such payment is made. (c) Each of the Lenders and the Agent agree that if it should receive any amount (whether by voluntary payment, by realization upon Collateral, by the exercise of the right of set-off or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents or otherwise) in respect of principal of or interest on, the Loans, or any fees which are to be shared PRO RATA among the Lenders, which, as compared to the amounts theretofore received by other Lenders in respect to such principal, interest or fees, is in excess of such Lender's Percentage of such principal, interest or fees, such Lender shall share such excess, less the cost and expenses (including, reasonable attorneys' fees and disbursements) incurred by such Lender in connection with such realization, exercise, claim or action, PRO RATA with all other Lenders in proportion to their respective Lender's Percentage and such sharing shall be deemed a purchase (without recourse) by such sharing party of a participation interest in the Loans or in such fees, as the case may be, owed to the recipients of such shared payments to the extent of such shared payments; PROVIDED, HOWEVER, that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. The Lenders agree that any payment obtained through the exercise of a right of set-off, bankers lien, counterclaim or otherwise as to the funds of the Company shall be applied first to Obligations owing to the Lenders under this Agreement.

     .6.     ACTION BY AGENT.

          (i) The obligations of the Agent hereunder are only those expressly set forth herein. The Agent shall have no duty to exercise any right or power or remedy hereunder, under any Loan Document, or under any other document or instrument executed and delivered in connection with or as contemplated by this Agreement or to take any affirmative action hereunder or thereunder.

          (ii) The Agent shall keep the other records of the Loans and payments hereunder, and shall give and receive notices and other communications to be given or received by the Agent hereunder on behalf of the Lenders.

          (iii) Upon the occurrence of an Event of Default, the Agent shall notify each of the Lenders and, upon the request of the Majority Lenders, the Agent shall, if such Event of Default is continuing declare all Obligations immediately due and payable and take such other action as may appear necessary or desirable to collect the Obligations and enforce the rights and remedies of the Agent or the Lenders with respect to the Collateral.

          (iv) Whether or not an Event of Default shall have occurred, the Agent may, and upon the request of the Majority Lenders, shall from time to time exercise the rights of the Agent and Lenders hereunder under the Loan Documents, or under the other documents or instruments executed or delivered in connection with or as contemplated by this Agreement as may be necessary or desirable to protect the Collateral and the interests of the Agent and the Lenders therein.

     .7.     CONSULTATION WITH EXPERTS.  The Agent shall be entitled to retain and consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable to the Lenders for any action taken, omitted to be taken or suffered in good faith by it in accordance with the advice of such counsel, accountants or experts. The Agent may employ agents and attorneys-in-fact and shall not be liable to the Lenders for the default or misconduct of any such agents or attorneys.

     .8.     LIABILITY OF AGENT.  The Agent shall exercise the same care to protect the interests of each of the Lenders as it does to protect its own interests, so that so long as the Agent exercises such care it shall not be under any liability to any of the Lenders, except for the Agent's gross negligence or willful misconduct with respect to anything it may do or refrain from doing. Subject to the immediately preceding sentence, neither the Agent nor any of its directors, officers, agents or employees shall be liable to any Lender for any action taken or not taken by it in connection herewith in its capacity as Agent. Without limiting the generality of the foregoing, neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty or representation made in connection with this Agreement, any Loan Document or any borrowing hereunder;
(ii) the performance or observance of any of the covenants or agreements of the Company; (iii) the satisfaction of any condition specified in SECTION 3 hereof, except receipt of items required to be delivered to the Agent; (iv) the validity, effectiveness, enforceability or genuineness of this Agreement, the Notes, the Loan Documents or any other document or instrument executed and delivered in connection with or as contemplated by this Agreement; (v) the existence, value, collectibility or adequacy of the Collateral or any part thereof or the validity, effectiveness, perfection or relative priority of the liens and security interests of the Lenders therein; or (vi) the filing, recording, refiling, continuing or re-recording of any financing statement or other document or instrument evidencing or relating to the security interests or liens of the Lenders in the Collateral. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a bank wire, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

     .9.     INDEMNIFICATION.  Each Lender agrees to indemnify the Agent (to the extent the Agent is not reimbursed by the Company), ratably in accordance with its Lender's Percentage, from and against any cost, expense (including attorneys' fees and disbursements), claim, demand, action, loss or liability which the Agent may suffer or incur in connection with this Agreement or any Loan Document, or any action taken or omitted by the Agent hereunder or thereunder, or the Agent's relationship with the Company hereunder, including, without limitation, the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers and duties hereunder and of taking or refraining from taking any action hereunder; PROVIDED that the Lenders shall not reimburse the Agent for any such cost, expenses, claims or liability which arises from or is related to the gross negligence or willful misconduct of the Agent. No payment by any Lender under this SECTION 8.9 shall in any way relieve the Company of its obligations under this Agreement with respect to the amounts so paid by any Lender, and the Lenders shall be subrogated to the rights of the Agent, if any, in respect thereto; PROVIDED such indemnification does not arise from the gross negligence or willful misconduct of the Agent.

     .10.    INDEPENDENT CREDIT DECISION.  Each of the Lenders represents and warrants to the Agent that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in SECTION 4.6 and such other documents and information as it has deemed appropriate, made its own independent credit analysis and decision to enter into this Agreement. Each of the Lenders acknowledges that it has not relied upon any representation by the Agent and that the Agent shall not be responsible for any statements in or omissions from any documents or information concerning the Company, this Agreement, the Notes, the Loan Documents or any other document or instrument executed and delivered in connection with or as contemplated by this Agreement. Each of the Lenders acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decision in taking or not taking action under this Agreement.

     .11.    CONSENTS OF LENDERS.  Under any circumstances where the consent, waiver, approval or similar decision of the Lenders must be requested by the Company under the terms of this Agreement, each of the Lenders hereby agrees that any response to any such consent, waiver, approval or otherwise will not be unreasonably delayed by such Lender.

     .12.    SUCCESSOR AGENT.  The Agent, or any successor Agent, may resign as Agent at any time by giving written notice thereof to the Lenders and the Company. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Majority Lenders, then within 30 days after the retiring Agent's giving of notice of resignation, the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial lender (or Affiliate thereof) or savings and loan association organized under the laws of the United States of America or any State thereof or under the laws of another country which is doing business in the United States of America or any State thereof and having a combined capital, surplus and undivided profits of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from all further duties and obligations under this Agreement. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

9                            - MISCELLANEOUS

     .1.     NOTICES.  Unless otherwise specified herein, all notices
hereunder to any party hereto shall be in writing and shall be deemed to have been given when delivered by hand, when properly deposited in the mail postage prepaid, or electronic facsimile transmission, or when delivered to the telegraph company or overnight courier, addressed to such party at its address indicated below:

     If to the Company, at:

          GUESS ?, INC.
          1444 South Alameda Street
          Los Angeles, California 90021
          Attention:  Maurice Marciano, Chairman or
                      Roy Pierce, Chief Financial Officer
          Telecopier: (213) 744-7817

     If to the Agent, at:

          The First National Bank of Boston
          100 Federal Street
          Mail Stop  01-22-05
          Boston, Massachusetts 02110
          Attention:  Christopher D. Francis, Vice President
          Telecopier: (617) 434-2203

     If to the Lenders, then to the addresses set forth on EXHIBIT J.

or at any other address specified by such party in writing.

     .2.     EXPENSES.  The Company will pay (i) at closing all reasonable out of pocket expenses and agreed upon fees of the Agent related to the preparation of this Agreement and the Loan Documents and the syndication of the Loans hereunder, including, without limitation, the fees of counsel to the Agent (not to exceed $25,000.00 plus expenses of such counsel) and all other related fees and charges, (ii) within five days of demand, all reasonable out-of-pocket expenses of the Agent in connection with the waiver or amendment of this Agreement, the Notes or other Loan Documents and other documents executed in connection therewith and all reasonable out-of-pocket expenses of the Lenders in connection with any material waiver or amendment of this Agreement, the Notes or other Loan Documents, and (iii) on demand all reasonable out-of-pocket expenses of the Agent or any of the Lenders related to Default or collection of the Loans or other Obligations in connection with the Agent's or the Lenders' exercise, preservation or enforcement of any of its rights or remedies thereunder, including, without limitation, reasonable fees of outside legal counsel, accounting, consulting, brokerage or other similar professional fees or expenses, and any reasonable out of pocket fees or expenses associated with any travel or other costs relating to any appraisals or examinations conducted in connection with the Obligations or any Collateral therefor, and the amount of all such expenses shall, until paid, bear interest at the rate applicable to Base Rate Loans hereunder (including any rate of interest provided in SECTION 2.14).

     .3.     SET-OFF.

     (a) Regardless of the adequacy of any Collateral or other means of obtaining repayment of the Obligations, any deposits, balances or other sums credited by or due from the head office of the Agent or any of the Lenders or any of their respective branch offices to the Company may, at any time and from time to time after the occurrence and during the continuation of an Event of Default hereunder, without notice to the Company or compliance with any other condition precedent now or hereafter imposed by statute, rule of law, or otherwise (all of which are hereby expressly waived) be set off, appropriated, and applied by the Agent or any Lender against any and all obligations of the Company to the Lenders in such manner as provided under the terms of this Agreement. Nothing in this SECTION 9.3 shall limit or restrict the exercise by a Lender of any rights to setoff or banker's lien under applicable law. Promptly following each such setoff, appropriation and application, the Agent or the applicable Lender shall notify the Company of such setoff, appropriation or application (which notification shall contain a description of the applicable account and applicable amount).

     (b) Each Lender severally agrees that if it, through the exercise of the right of setoff, banker's lien, or counterclaim against the Company or otherwise, receives in payment of the Obligations due it hereunder and under the Notes ratably more than any other Lender receives in payment of Obligations held by that Lender, then: (a) the Lender exercising the right of setoff, banker's lien, or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from the other Lenders a participation in the Obligations held by the other Lenders and shall pay to the other Lenders a purchase price in an amount so that the share of the Obligations held by each Lender after the exercise of the right of setoff, banker's lien, or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker's lien, or counterclaim or receipt of payment, and
(b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all of the Lenders share any payment obtained in respect of the Obligations ratably in accordance with each Lender's share of the Obligations immediately prior to, and without taking into account, the payment, PROVIDED that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker's lien, counterclaim or otherwise is thereafter recovered from the purchasing Lender by the Company or any Person claiming through or succeeding to the rights of the Company, the purchase of a participation shall be rescinded the purchase price thereof shall be restored to the extent of the recovery, but without interest. The Company expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in an Obligation so purchased pursuant to this SECTION 9 may exercise any and all rights of setoff, banker's lien or counterclaim with respect to the participation as fully as if the Lender were the original owner of the Obligation purchased.

     .4.     TERM OF AGREEMENT.  This Agreement shall terminate at such time as (i) the Lenders have no commitment to make Loans or issue Letters of Credit hereunder, (ii) no Loan or Letter of Credit shall be outstanding, and
(iii) no Obligation shall be due.

     .5.     NO WAIVERS.  No failure or delay by the Agent or the Lenders in exercising any right, power or privilege hereunder or under the Notes or under any other documents or agreements executed in connection herewith shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and in the Loan Documents provided are cumulative and not exclusive of any rights or remedies otherwise provided by agreement or law.

     .6.     GOVERNING LAW.  This Agreement and the Notes shall be deemed to be contracts made under seal and shall be construed in accordance with and governed by the laws the Commonwealth of Massachusetts (without giving effect to any conflicts of laws provisions contained therein).

     .7.     AMENDMENTS, WAIVERS, ETC.  Except as otherwise expressly
provided in this Agreement, or in any of the Loan Documents: (i) this Agreement and each of the other Loan Documents may be modified, amended or supplemented in any respect whatsoever only with the prior written consent or approval of the Majority Lenders and the Company; and (ii) the performance or observance by the Company of any of its covenants, agreements or obligations under any of the Loan Documents may be waived only with the written consent of the Majority Lenders; PROVIDED, HOWEVER, that the following changes shall require the written consent, agreement or approval of the all of the Lenders:
(A) any change in the amount or the due date of the Loans; (B) any change in the interest rates prescribed herein or in any of the Loan Documents; (C) any change in the Commitment Amount or the Lender's Percentage of any of the Lenders; (D) any release of Collateral securing the Obligations; (E) any change in the terms of this SECTION 9.7 and (F) any change in the definition of Majority Lenders. Neither this Agreement nor the Loan Documents nor any provision hereof or thereof may be amended, waived, discharged or terminated except by a written instrument signed by the Agent and, in the case of amendments, by the Company.

     .8.  ASSIGNMENT AND PARTICIPATIONS.

          (i) ASSIGNMENTS BY THE LENDERS. From and after the date hereof, any of the Lenders may at any time assign all, or a proportionate part of all, of its rights, interests and duties with respect to such Lender's commitment to make Loans hereunder and the Notes to one or more banks or other financial institutions (each, an "Assignee") on such terms, as between such Lender and each of its Assignees, as such Lender may think fit, and such Assignee shall assume such rights, interests and duties pursuant to an instrument executed by such Assignee and such Lender, and for this purpose such Lender may make available to each of its potential Assignees such information relating to the Company, this Agreement and the transactions contemplated hereby as such Lender may think necessary or desirable, which information shall be held by each potential Assignee strictly in confidence; PROVIDED, HOWEVER, that prior to assigning any interest to any Assignee hereunder such Lender (a) shall notify the Company and the Agent in writing identifying the proposed Assignee and stating the aggregate principal amount of the proposed interest to be assigned, (b) receive the prior written consent of the Company, which shall not be unreasonably withheld, and the Agent, which consent may not be unreasonably withheld
     (c) shall not assign to any Assignee less than $10,000,000 of such Lender's commitment to make Loans hereunder and interest in the Notes; and (d) shall pay to the Agent a nonrefundable fee of $2500.00 per assignment. It is understood and agreed that the proviso contained in the immediately preceding sentence shall not be applicable in the case of, and this paragraph (i) shall not restrict (1) a collateral assignment or other similar transfer to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341 or (2) any assignment to any of a Lender's respective branch operations or affiliates. Upon execution and delivery of such an instrument and payment by such Assignee to such Lender of an amount equal to the purchase price agreed between such Lender and such Assignee, such Assignee shall be a Lender party to this Agreement and shall have all the rights, interests and duties of a Lender with a commitment to make Loans hereunder as set forth in such instrument of assumption, and such Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this paragraph (i), such Lender, the Agent and the Company shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee.

          (ii) PARTICIPATIONS BY THE LENDERS. From and after the date hereof, any of the Lenders shall be at liberty to offer participations in its commitment to make Loans hereunder and the Notes to one or more banks or other financial institutions (each, a "PARTICIPANT") on such terms as such Lender may think fit, and for this purpose such Lender may make available to each of its potential Participants such information relating to the Company, this Agreement and the transactions contemplated hereby as such Lender may think necessary or desirable, which information shall be held by each potential Participant strictly in confidence; PROVIDED, HOWEVER, that (a) the amount of any participation in such Lender's commitment to make Loans hereunder and the Notes participated to each Participant shall be in an aggregate amount equal to not less than $5,000,000 of such commitment and the Notes, and (b) such Lender shall retain the sole right to consent to amendments to, or waivers of, the provisions of this Agreement and the Notes and the sole right and responsibility to enforce the obligations of the Company hereunder, under the Notes and the other Loan Documents; PROVIDED that such Lender may agree with each of its Participants that such Lender will not agree, without the consent of the Participant, to any amendment or waiver of any provision of this Agreement which would increase or otherwise change such Lender's Percentage or reduce the principal of or rate of interest on the Loans subject to such participation, or postpone the date fixed for any payment of principal or of interest on any Loans or terminate its security interest with respect to or release of any Collateral hereunder held by such Lender. Any Lender participating its commitment to make Loans and the Notes under this SECTION 9.8(ii) will promptly notify the Company of such participation and the name of any such participant.

          (iii) No Assignee, Participant or other transferee of any Lender's rights shall be entitled to receive any greater payment under this Agreement than the original Lender would have been entitled to receive with respect to the rights transferred.

     .9.     INDEMNITY.  The Company shall absolutely and unconditionally indemnify and hold the Agent and each of the Lenders harmless against any and all claims, demands, suits, actions, causes of action, damages, losses, settlement payments, obligations, costs, expenses and all other liabilities whatsoever which shall at any time or times be incurred or sustained by the Lender or by any of its shareholders, directors, officers, employees, subsidiaries, affiliates or agents (each an "INDEMNIFIED PARTY") (except any of the foregoing incurred or sustained as a result of the gross negligence or willful misconduct of the Agent, any Lender or any other Indemnified Party) on account of, or in relation to, or in any way in connection with, any of the arrangements or transactions contemplated by, associated with or ancillary to either this Agreement or any of the other documents executed or delivered in connection herewith (including, without limitation, those arising as a violation by the Company of any Environmental Laws), whether or not all or any of the transactions contemplated by, associated with or ancillary to this Agreement or any of such documents are ultimately consummated.

     .10.    BINDING EFFECT OF AGREEMENT.  This Agreement shall be binding upon and inure to the benefit of the Company, the Lenders and the Agent and their respective successors and assigns; PROVIDED that the Company may not assign or transfer its rights or obligations hereunder.

     .11.    COUNTERPARTS.  This Agreement may be signed in any number of counterparts with the same effect as if the signatures hereto and thereto were upon the same instrument.

     .12.    PARTIAL INVALIDITY.  The invalidity or unenforceability of any one or more phrases, clauses or sections of this Agreement shall not affect the validity or enforceability of the remaining portions of it.

     .13.    CAPTIONS.  The captions and headings of the various sections and subsections of this Agreement are provided for convenience only and shall not be construed to modify the meaning of such sections or subsections.

     .14.    NATURE OF LENDER'S OBLIGATIONS.  Each Lender's obligation to make any Loan pursuant hereto is several and not joint or joint and several. A default by any Lender will not increase the Lender's Percentage attributable to any other Lender. Any Lender not in default may, if it desires, assume (in such proportion as the nondefaulting Lenders agree) the obligations of any Lender in default, but is not obligated to do so. The Agent agrees that it will use its best efforts either to induce the other Lenders to assume the obligations of a Lender in default or to obtain another Lender, reasonably satisfactory to the Company, to replace such a Lender in default.

     .15.    NONLIABILITY OF LENDERS.  The Company acknowledges and agrees that:

          (a) Any inspections of any property of the Company made by or through the Agent or the Lenders are for purposes of administration of the Loan Documents only and the Company is not entitled to rely upon the same;

          (b) The relationship between the Company and the Lenders arising out of or related to this Agreement is, and shall at all times remain, solely that of a borrower and lender; neither the Agent nor any of the Lenders shall under any circumstance be construed to be a partner or a joint venturer of the Company or any of its Subsidiaries; neither the Agent nor any of the Lenders shall under any circumstance be deemed to be in a fiduciary relationship with the Company or any of its Subsidiaries in connection with this Agreement, or to owe any fiduciary duty to the Company or any of its Subsidiaries in connection with this Agreement; neither the Agent nor any of the Lenders undertakes or assumes any responsibility or duty to the Company or any of its Subsidiaries to select, review, inspect, supervise, pass judgment upon or inform the Company or any of its Subsidiaries of any matter in connection with their property or the operations of the Company or any of its Subsidiaries; the Company and its Subsidiaries shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Lenders or the Agent in connection with such matters is solely for the protection of the Agent and the Lenders and neither the Company nor any other Person is entitled to rely thereon; and

          (c) Neither the Agent nor any of the Lenders shall be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to property or other loss, damage, liability or claim caused by the actions, inaction or negligence of the Company and/or any of its Subsidiaries.

     .16.    CONFIDENTIALITY.  Each Lender agrees to hold any confidential information which it may receive from the Company pursuant to or in connection with this Agreement or the exercise of any rights hereunder in confidence and to cause its officers, employees, agents and professional advisors to do likewise.

The foregoing shall not, however, restrict disclosure of any such confidential information by any Lender (a) to other Lenders; (b) to legal counsel, accountants and other professional advisors to the Company or that Lender retained in connection with this Agreement; (c) to regulatory officials having jurisdiction over that Lender; (d) as required by law or legal process or in connection with any legal proceeding to which that Lender and the Company are adverse parties; or (e) to another financial institution in connection with a disposition or proposed disposition to that financial institution of an assignment of or a participation interest in its Note in accordance with the terms of this Agreement, PROVIDED that such disclosure is made subject to an appropriate written confidentiality agreement on terms substantially similar to this Section and PROVIDED FURTHER that the Company is advised substantially concurrently with such disclosure of the identity of such financial institution. For purposes of the foregoing, "confidential information" shall mean any information respecting the Company reasonably considered by the Company to be confidential, OTHER THAN (i) information previously filed with any governmental agency and available to the public without filing a request under the Freedom of Information Act, (ii) information previously published in any public medium not furnished directly or indirectly, by that Lender and (iii) information previously disclosed by the Company to any Person not associated or affiliated with the Company or any of its officers, directors, agents, attorneys or employees without an appropriate confidentiality agreement and subsequently disclosed by that Person to a significant number of other Persons. Notwithstanding the foregoing, in the event that any information respecting the Company is published or disclosed to other Persons as described in clauses (ii) or (iii) of the preceding sentence, each Lender agrees that it will not without the Company's consent make any statement to a representative of a public medium or to any such Person (EXCEPT as may be described in the second sentence of this Section) which confirms or denies the accuracy of such information. Nothing in this Section shall be construed to create or give rise to any fiduciary duty on the part of the Agent or the Lenders to the Company.

     .17.    PURPORTED ORAL AMENDMENTS.  THE AGENT, EACH OF THE LENDERS AND
THE COMPANY EXPRESSLY ACKNOWLEDGES THAT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY ONLY BE AMENDED OR MODIFIED, OR THE PROVISIONS HEREOF OR THEREOF WAIVED OR SUPPLEMENTED, BY AN INSTRUMENT IN WRITING THAT COMPLIES WITH SECTION 9.7. THE AGENT, EACH OF THE LENDERS AND THE COMPANY AGREES THAT IT WILL NOT RELY ON ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR ORAL OR WRITTEN STATEMENTS BY ANY REPRESENTATIVE OF THE AGENT, THE COMPANY OR ANY LENDER THAT DOES NOT COMPLY WITH SECTION 9.7.

     .18.     WAIVER OF JURY TRIAL.  THE AGENT, THE LENDERS AND THE COMPANY
AGREE THAT NEITHER OF THEM NOR ANY ASSIGNEE OR SUCCESSOR SHALL (A) SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER ACTION BASED UPON, OR ARISING OUT OF, THIS AGREEMENT, ANY RELATED INSTRUMENTS, ANY COLLATERAL OR THE DEALINGS OR THE RELATIONSHIP BETWEEN OR AMONG ANY OF THEM, OR (B) SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY DISCUSSED BY THE AGENT, THE LENDERS AND THE COMPANY, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NEITHER THE AGENT, THE LENDERS NOR THE COMPANY HAS AGREED WITH OR REPRESENTED TO THE OTHER THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

     .19.    ENTIRE AGREEMENT.  This Agreement, the Notes and the documents and agreements executed in connection herewith constitute the final agreement of the parties hereto and supersede any prior agreement or understanding, written or oral, with respect to the matters contained herein and therein.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                         GUESS ?, INC.


                         By:

                         Title:

                         THE FIRST NATIONAL BANK OF BOSTON
                         AS AGENT AND LENDER


                         By:

                         Title:

                         SANWA BANK CALIFORNIA,
                         AS CO-AGENT AND LENDER

                         By:

                         Title:

                         THE INDUSTRIAL BANK OF JAPAN, LIMITED,
                         LOS ANGELES AGENCY, AS LENDER


                         By:

                         Title:


                         CREDIT LYONNAIS LOS ANGELES BRANCH AS LENDER


                         By:

                         Title:

                         SUMITOMO BANK OF CALIFORNIA, AS LENDER


                         By:

                         Title:

                                                                      EXHIBIT A



                                  GUESS ?, INC.

                                 PROMISSORY NOTE


$                                                                 March __, 1997



     For value received, the undersigned hereby promises to pay to (the "Lender"), or order, at the head office of the First National Bank of Boston (the "Agent") at 100 Federal Street, Boston, Massachusetts 02110, the
principal amount of                   Dollars ($           ) or such lesser
amount as shall equal the principal amount outstanding hereunder on the Revolving Credit Termination Date (as defined in the Agreement) in lawful money of the United States of America and in immediately available funds, and to pay interest on the unpaid principal balance hereof from time to time outstanding, at said office and in like money and funds, for the period commencing on the date hereof until paid in full, at the rates per annum and on the dates provided in the Agreement (as defined below) including additional interest due upon non-payment of principal or interest. Any accrued but unpaid interest shall be due and payable on the Revolving Credit Termination Date.

     Nothing in the preceding sentence shall affect the Lender's rights to exercise any of its rights and remedies provided in the Agreement if an Event of Default (as defined in the Agreement) has occurred and is continuing.

     This Note is issued pursuant to, and entitled to the benefits of, and is subject to, the provisions of a certain Amended Restated Revolving Credit Agreement dated as of March 28, 1997 by and between the undersigned, the Agent, Sanwa Bank California as Co-Agent and the other financial institutions party thereto, (herein, as the same may from time to time be amended or extended, referred to as the "Agreement"), but neither this reference to the Agreement nor any provision thereof shall affect or impair the absolute and unconditional obligation of the undersigned maker of this Note to pay the principal of and interest on this Note as herein provided.

     As provided in the Agreement, this Note is secured by certain personal property of the undersigned.

     In case an Event of Default shall occur, the aggregate unpaid principal of and accrued interest on this Note shall become or may be declared to be due and payable in the manner and with the effect provided in the Agreement.

     The undersigned may at its option prepay all or any part of the principal of this Note before maturity upon the terms provided in the Agreement.

     Except as set forth in any Loan Document (as defined in the Agreement), the undersigned maker hereby waives presentment, demand, notice of dishonor, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note.

     This promissory note shall have the effect of an instrument executed under seal and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without giving effect to any conflicts of laws provisions contained therein).

                         GUESS ?, INC.,


                         By:

                         Title:

                          SCHEDULE I TO PROMISSORY NOTE


                        Type of Loan
          Amount of     (Eurodollar    Interest    Interest    Amount   Notation
DATE      Loan          or Base        Rate        Period*     Paid     Made By
                        Rate,






*    For Eurodollar Loans only

                                                                       EXHIBIT B

                                  GUESS ?, INC.


     Re:  Amended and Restated Revolving Credit Agreement
          Dated as of March ___, 1997 (the "Agreement")

Gentlemen:

     Pursuant to Section 2.2 of the Agreement, the undersigned hereby
confirms its request made on             , 19   for a [Base Rate] [Eurodollar]
 Loan in the amount of $                 on             , 199 .

     [The Interest Period applicable to said Loan will be [one] [two] [three] [six] months [30] [60] [90] days.]*

     [Said Loan represents a conversion/continuation of the [Base Rate]
[Eurodollar] Loan in the same amount made on          .]**


[The representations and warranties contained or referred to in Section 4 of the Agreement are true and accurate on and as of the effective date of the Loan as though made at and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date); and no Default has occurred and is continuing or will result from the Loan.]***

                         GUESS ?, INC.

                         By:

                         Title:

Date:



 *   To be inserted in any request for a Eurodollar Loan.
[** To be inserted in any request for a conversion or continuation.] [*** To be inserted on any request other than for a continuation.]

                                                                       EXHIBIT C

                           INDEBTEDNESS; ENCUMBRANCES


A.   INDEBTEDNESS

     1. $130,000,000 aggregate principal amount of 9-1/2% Senior Subordinated Notes due 2003 and 9-1/2% Series B Senior Subordinated Notes due 2003 issued pursuant to an Indenture with First Trust National Association. Principal balance outstanding as of December 31, 1996, was $105,000,000.

     2. A secured revolving credit facility in the aggregate principal amount of up to $100,000,000 with The First National Bank of Boston, as Agent, and certain commercial banks party thereto. As of December 31, 1996, there was $16,000,000 principal balance outstanding under such facility.

     3. A loan in the original principal amount of $3,593,750 from Clayton Brown Capital Corporation (assigned from Sentry Financial Corporation) relating to the financing of a Gulfstream Aerospace G-II (serial number 167 and FAA registration N120GS) and two (2) installed Rolls Royce Model Spey 511-8 jet engines (serial numbers 8854 and 8855). Principal balance outstanding as of December 31, 1996, was $1,039,954.

     4. Guess Italia, S.r.l., a subsidiary of Guess?, Inc., has an unsecured revolving credit facility in the aggregate principal amount of up to $6,300,000 with Credito Bergamasco, as Agent. As of December 31, 1996, there was $3,119,972 principal balance outstanding under such facility.

     5.   Estimated $2,000,000 principal balance outstanding of S
          Distribution Notes due January 1, 1997, issued in conjunction with the Company's IPO. On December 31, 1996 the due date was extended to April 1, 1997.

EXHIBIT D

LITIGATION


Brenda Figueroa et al. v. Guess ?, Inc. et al. (Dist. Ct. Case No. 96-5484HLH
(Jgx)).

Figueroa, et al. v. Guess ?, Inc., et al., LASC Case No. BC 165 (State
Action).

NLRB Case No. 21-CA-31817.

NLRB Case No. 21-CA-31859.

NLRB Case No. 31-CA-22380.

NLRB Case No. 21-CA-31524.

NLRB Case No. 21-CA-31565.

NLRB Case No. 21-CA-31648.

NLRB Case No. 21-CA-31561.

NLRB Case No. 21-CA-31807.

                                                                       EXHIBIT E

                                  SUBSIDIARIES


Guess Europe, B.V.

Guess Italia, S.r.l.

Ranche, Limited

                                                                       EXHIBIT F
                                  GUESS ?, INC.


                        REPORT OF CHIEF FINANCIAL OFFICER


     GUESS ?, INC. (the "Company") HEREBY CERTIFIES that:

     This Report is furnished pursuant to Section 5.1(c) of the Amended and Restated Revolving Credit Agreement dated as of March 28, 1997 by and between the Company and The First National Bank of Boston (the "Bank of Boston"), as Agent, Sanwa Bank California, as Co-Agent, and the other Lenders party thereto (the "Agreement"). Unless otherwise defined herein, the terms used in this Report have the meanings given to them in the Agreement.

     As required by Section 5.1(a) and (b) of the Agreement, consolidated financial statements of the Company and its Subsidiaries for the
[year/month/quarter] ended           , 19   (the "Financial Statements")
prepared in accordance with GAAP consistently applied accompany this Report. The Financial Statements present fairly the consolidated financial position of the Company and its Subsidiaries as at the date thereof and the consolidated results of operations of the Company and its Subsidiaries for the period covered thereby (subject only to normal recurring year-end adjustments).

     The figures set forth in Schedule A for determining compliance by the Company with the financial covenants contained in the Agreement are true and complete as of the date hereof.

     The activities of the Company and its Subsidiaries during the period covered by the Financial Statements have been reviewed by the Chief Financial Officer or by employees or agents under his immediate supervision. Based on such review, to the best knowledge and belief of the Chief Financial Officer, and as of the date of this Report, no Default has occurred and is continuing.**

---------------
     **    If a Default has occurred, this paragraph is to be modified with an appropriate statement as to the nature thereof, the period of existence thereof and what action the Company has taken, is taking, or proposes to take with respect thereto.

     WITNESS my hand this             day of          , 19  .

                         GUESS ?, INC.

                         By:

                         Title:

                                   SCHEDULE A
                                       to
                                    EXHIBIT F

                               FINANCIAL COVENANTS


 CURRENT RATIO (SECTION 5.7)

 REQUIRED:
                                                                     1.75:1.00
 ACTUAL:

      (i)    Consolidated Current Assets                             $

      (ii)   Consolidated Current Liabilities

      (iii)  Current portion of                                      $
             Indebtedness for Money Borrowed

      (iv)   Line (ii) less line (iii)                               $

      (v)    Line (i) divided by line (iv)                             :1.00

 LEVERAGE RATIO (SECTION 5.8)

 MAXIMUM:
                                                                     2.75:1.00
 ACTUAL:

      (i)    Indebtedness for Money Borrowed                         $

      (ii)   Consolidated Cash Flow                                  $

      (iii)  Excess Dividends                                        $

      (iv)   Line (ii) less line (iii)              $

      (vi)   Line (i) divided by line (iv)                             :1.00


 TOTAL INTEREST COVERAGE (SECTION 5.9)

 REQUIRED:
                                                                     3.00:1.00
 ACTUAL:                                                             $

      (i)    Consolidated EBITDA

      (ii)   Capital Expenditures                                    $

      (iii)  Line (i) less Line (ii)                $

      (iv)   Consolidated Total Interest                             $

             Expense


      (v)    Line (iii) divided by line (iv)                         :1.00

 TOTAL FIXED CHARGE COVERAGE (SECTION 5.10)

 REQUIRED:
                                                                     2.00:1.00
 ACTUAL:

      (i)    Consolidated Cash Flow                                  $

      (ii)   Payments on Operating Leases                            $

      (iii)  Sum Total of Line (i) plus             $
             Line (ii)

      (iv)   Consolidated Total Debt Service                         $

      (v)    Payments on Operating Leases

      (vi)   Sum Total of Line (iv) plus Line
             (v)

      (vii)  Line (iii) divided by Line                               :1.00
             (iv)

 PROFITABILITY (SECTION 5.11)

 REQUIRED:                                                           $   1.00

 ACTUAL:

      Consolidated net income                                        $

 INVENTORY TURNOVER (SECTION 5.12)

 MINIMUM:                                           2.25 Turns

 ACTUAL:

      (i)    Total cost of sales for the                             $
             Company for the four fiscal
             quarters ended

      (ii)   Book Value of inventory at end of                       $
             current fiscal quarter

      (iii)  Book value of inventory at                              $
             beginning of measurement period

      (iv)   Line (ii) plus line (iii)                               $

      (v)    Line (iv) divided by 2                                  $

      (vi)   Line (i) divided by line (v)           ____ Turns

        WITNESS my hand this ______ day of ____________, 19__.

                         GUESS ?, INC.

                         By:

                         Title:

                                                                       EXHIBIT G

                  FORM OF OPINION OF INSIDE COUNSEL TO COMPANY



                                         March 28, 1997



FORM OF INSIDE COUNSEL OPINION




The First National Bank of Boston,
       as Agent
100 Federal Street
Boston, Massachusetts  02110

The Lenders listed on Schedule I hereto

     Re:  GUESS ?, INC. REVOLVING CREDIT AGREEMENT

____________________:

     I am the General Counsel of Guess ?, Inc., a Delaware corporation (the "Company"), and in such capacity I have served as counsel for the Company with respect to that certain Amended and Restated Revolving Credit Agreement (the "Credit Agreement") dated as of ______________, 1997 by and between the Company, The First National Bank of Boston ("BKB"), as Agent (as defined therein), Sanwa Bank California, as Co-Agent (as defined therein), and the financial institutions party thereto (the "Lenders"). Capitalized terms used herein and not otherwise defined herein shall have the same meanings herein ascribed thereto in the Credit Agreement. This opinion is being delivered pursuant to
Section 3.1( ) of the Credit Agreement.

     In my examination I have assumed the completeness and accuracy of the Company's corporate records, the genuineness of all signatures (other than those of officers of the Company), including endorsements, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion which I did not independently establish or verify, with your permission, I have relied upon statements and representations of the Company and its officers and other representatives and of public officials, including, without limitation, the statements and representations set forth in the Company's Certificate described below in clause
(d).

     In regarding the opinions set forth herein, I have examined and relied on originals or copies of the following:

     (a)  an executed copy of the Credit Agreement;

     (b)  an executed copy of the Amended and Restated Security Agreement;

     (c)  the Amended and Restated Notes;

     (d) a certificate of the Company executed by Roger A. Williams, Executive Vice President and Chief Financial Officer, dated the date hereof, a copy of which is attached hereto as Exhibit A (the "Company's Certificate");

     (e) a certificate from the Secretary of State of Delaware as to the good standing of the Company in the State of Delaware;

     (f) copies of the Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, in each case, as amended to date;

     (g) a certified copy of certain resolutions of the Board of Directors of the Company adopted as of ____________, 1997; and

     (h) such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below.

     Whenever a statement herein is qualified by the phrase "to the best of my knowledge, after due inquiry", it is intended to indicate that (a) no information that would give me current actual conscious knowledge of the inaccuracy of such statement has come to my attention, and (b) my inquiry has been limited to officers of the Company.

     The Credit Agreement, the Amended and Restated Notes and the Amended and Restated Security Agreement shall hereinafter be referred to as the "Loan Documents."

     I am admitted to the Bar of State of California and I express no opinion as to the laws of any jurisdiction other than the laws of the United States of America to the extent specifically referred to herein.

     My opinions are subject to the assumption and qualification that I have assumed that no other agreements exist between or among the various parties that would materially alter the terms or agreements set forth in any of the Loan Documents.

     Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that:

     1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

     2. The Company is duly qualified as a foreign corporation and is in good standing in each jurisdiction (other than the State of Delaware) in which the conduct of its business or the ownership or leasing of its properties makes such qualification necessary, EXCEPT where the failure so to qualify or to be in good standing would not reasonably be likely to have a material adverse effect on the business, financial condition, assets or properties of the Company and its Subsidiaries, taken as a whole.

     3. The Company has the requisite corporate power and authority to conduct its business as now being conducted and to own its property.

     4. The execution, delivery and performance by the Company of each of the Loan Documents does not:

          (a) require any consent or approval not heretofore obtained of any partner, stockholder, security holder or to the best of my knowledge, after due inquiry, any creditor of the Company; and

          (b) to the best of my knowledge, after due inquiry, result in a breach or default under, or would with the giving of notice or the lapse of time or both constitute a breach of or default under, any indenture or loan or credit agreement or any other agreement to which the Company is a party or by which the Company or any of its material property is bound or affected.

     5. The execution and delivery by the Company of each of the Credit Documents and the performance by the Company of its obligations under each of the Credit Documents does not conflict with the Certificate of Incorporation or Bylaws of the Company.

     6. Neither the execution, delivery or performance by the Company of the Credit Documents nor the compliance by the Company with the terms and provisions thereof will contravene any provision of any Applicable Law. For purposes of this paragraph 6 and paragraph 7 below, "Applicable Laws" shall mean those laws, rules and regulations of the State of California and the United States of America (including, without limitation, Regulations G and U of the Federal Reserve Board) which, in our experience, are normally applicable to transactions of the type contemplated by the Loan Documents and are not otherwise the subject of a specific opinion herein that expressly refers to a particular law or laws.

     7. No Governmental Approval, which has not been obtained or taken and is not in full force and effect, is required to authorize or is required in connection with the execution, delivery or performance of any of the Loan Documents by the Company. For the purposes of this paragraph 7, the term "Governmental Authority" means any federal or California legislative, judicial, administrative or regulatory body and the term "Governmental Approval" means any consent, approval, license, authorization or validation of, or filing, recording or registration with, any Governmental Authority pursuant to Applicable Laws.

     8. The Company is not required to be registered as an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     9. To the best of my knowledge, after due inquiry, EXCEPT for matters set forth in Exhibit E to the Credit Agreement, there is no action, proceeding or investigation pending as to which the Company has been served or has received notice, affecting the Company or any of its property before any governmental agency, governmental authority, court or administrative tribunal which is reasonably likely to have a material adverse effect on the business, financial condition, assets or properties of the Company and its Subsidiaries, taken as a whole.

     This opinion is rendered to you in connection with the transactions referred to herein and may not be used, circulated, quoted, relied upon or otherwise referred to by any other person without my prior written consent. All statements herein are based upon information known to the undersigned as of the date hereof and I do not undertake to make further inquiry nor to take further steps or otherwise advise or update this opinion. I express no opinion regarding the effects of agreements entered into or events occurring after the date hereof, and I disclaim any responsibility to advise you of changes of facts or law occurring after this date.

                                             Very truly yours,



                                             Glenn A. Weinman

Attachment

Schedule I


LENDERS

EXHIBIT "A"

GUESS ?, INC.

OFFICER'S CERTIFICATE


     Reference is made to that certain Amended and Restated Revolving Credit Agreement, (the "Credit Agreement") dated as of ____________, 1997 between Guess ?, Inc. (the "Company"), The First National Bank of Boston ("BKB") as Agent (as defined therein), Sanwa Bank California, as Co-Agent (as defined therein), and the financial institutions party thereto.

     Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined therein.

     The undersigned officer of the Company, for purposes of the opinion to be delivered by Glenn Weinman, Esq., General Counsel of the Company, pursuant to
Section 3.1 (f) of the Credit Agreement, and recognizing that Mr. Weinman will rely on this Certificate in delivering said opinion, hereby certifies to the best of his knowledge and belief that:

     1. The Company is engaged primarily in the business of designing, manufacturing and the wholesale and retail sale of clothing and accessories and licensing the use of its name and trademark for the manufacture and distribution of merchandise; and the Company is not engaged primarily nor does it propose to engage primarily in the business of investing, reinvesting, or trading in securities.

     2. The Company does not own nor does it propose to acquire investment securities having a value exceeding forty percent (40%) of the value of the Company's total assets (exclusive of government securities and cash items) on an unconsolidated basis.

     3. The Company is not engaged nor does it propose to engage in the business of issuing face-amount certificates of the installment type, nor has it been engaged in such business nor does it have any certificate outstanding.

     4. The Company does not own or operate facilities used for the generation, transmission, or distribution of electric energy for sale ("electric utility facilities").

     5. The Company does not own or operate facilities used for the distribution at retail of natural or manufactured gas for heat, light, or power ("gas utility facilities").

     6. The Company does not directly or indirectly, or through one or more intermediary companies, own, control, or hold with power to vote (a) ten percent (10%) or more of the outstanding securities, such as notes, drafts, stock treasury stock, bonds, debentures, certificates of interest or participations in any profit sharing agreements or in oil, gas, other mineral royalties or leases, collateral-trust certificates, preorganization certificates or subscriptions, transferable shares, investment contracts, voting-trust certificates, certificates of deposit for a security, receiver's or trustee's certificates, or any other instrument commonly known as a "security" (including certificates of interest or participation in, temporary or interim certificates, for receipt for, guaranty of, assumption of liability on, or warrants or rights to subscribe to or purchase any of the foregoing) presently entitling it to vote in the direction or management of, or any such instrument issued under or pursuant to any trust, agreement, or arrangement whereby a trustee or trustees or agents or agents for the owner or holder of such instrument is presently entitled to vote in the direction or management of, any corporation, partnership, association, joint-stock company, joint venture or trust that owns or operates any electric utility facilities or gas utility facilities, or (b) any other interest, directly or indirectly, or through one or more intermediary entities, in
(i) any corporation, partnership, association, joint-stock company, joint venture or trust that owns or operates any electric utility facilities or gas utility facilities, or in (ii) any of the foregoing types of entities which have received notice of the sort described in Paragraph 7 below.

     7. The Company has not received notice that the Securities and Exchange Commission has determined, or may determine, that the Company exercises a controlling influence over the management or direction of the policies of a gas utility company or an electric utility company as to make it subject to the obligations, duties and liabilities imposed on holding companies by the Public Utility Holding Company Act of 1935, as amended.

     8. Except for matters set forth in Exhibit D to the Credit Agreement, there are no actions, proceedings or investigations pending as to which the Company has been served or has received notice or affecting the Company or any of its property before any which is reasonably likely to have a material adverse effect on the business, financial, condition, assets or properties of the Company and its Subsidiaries, taken as a whole.

     IN WITNESS WHEREOF, I have signed this Certificate on behalf of the Company as of the 28th day of March, 1997.

                                             GUESS ?, INC.



                                             By:  ______________________
                                                  Roger A. Williams
                                                  Executive Vice President and
                                                  Chief Financial Officer

                                                                       EXHIBIT H

                       STANDBY LETTER OF CREDIT AGREEMENT

"Application" means the written application by the Customer to the Bank for the issuance of a letter of credit and includes all modifications made with the Customer's written or oral agreement or consent.

"Bank" means the First National Bank of Boston and includes its overseas branches.

"Collateral" includes all property in which the Bank at any particular time has a security interest and the proceeds thereof.

"Credit" means a letter of credit issued pursuant to the Application, including any amendments or modifications to such Credit.

"Customer" means the party or parties signing the Application jointly and severally if more than one.

"Uniform Customs and Practice" means the "Uniform Customs and Practice for Documentary Credits (1983 Revision), International Chamber of Commerce, Publication No. 400, and any subsequent revisions thereof approved by the International Chamber of Commerce.

__________________

In consideration of the Bank opening at the Customer's request, a Credit, the Customer hereby agrees with the Bank as follows:

1. The Customer will pay the Bank, in United States currency, the amount of each drawing under the Credit, together with interest, commissions, all customary charges, and all other disbursements or payments by the Bank demand with interest from the date of payment under the Credit to the date of payment by the Customer to the Bank. If a drawing is payable in foreign currency, the Customer will pay the Bank the equivalent of the amount of such drawing in United States currency, at the Bank's then selling rate for cable transfers to take the place of payment or to the place of the Bank's settlement of its obligation, as the Bank may require. If there is no rate of exchange for effecting such cable transfer, the Customer will pay the Bank on demand the amount in United States currency equivalent to the Bank's actual cost of settlement, with interest on the amount in United States currency payable by the Customer from the date of settlement to the date of payment by the Customer. Unless otherwise agreed, interest and commission payable hereunder shall be at such rate as the Bank may deem appropriate: provided however, that the rate of interest on default on any of the Customer's obligations hereunder will be 125 percent of the Base Rate. The Base Rate is the rate of interest announced from time to time by the Bank at its head office as its Base Rate. Any amount which at any time may be owing by the Customer to the Bank pursuant to this Agreement may be charged against any funds held by the Bank for the account of the Customer.

2. The Customer will promptly examine (a) the copy of the Credit (and any amendments thereof) sent to it by the Bank and (b) all instruments and documents delivered to it from time to time by the bank, and the Customer will within twenty-four (24) hours or receipt thereof, notify the bank of any irregularity or claim of non-compliance with the Customer's instructions.
The Customer is conclusively deemed to have waived any such claim against the Bank and its correspondents unless such notice is given as aforesaid.

3. The Customer agrees to indemnify the Bank and its correspondents for and hold them harmless against any and all claims, loss, liability, or damage, including reasonable attorney fees, howsoever arising from or in connection with the Credit. The agreements in this paragraph will survive any payment under or termination of this Agreement.

4. The Customer will pay the Bank on demand all charges, costs, and expenses including reasonable attorney fees, incurred by paid by the Bank in connection with the exercise of any right, power, or remedy hereunder, or in the enforcement thereof.

5. Any deposits or other sums at any time credited by or due from the Bank to the Customer and any securities or other property of the Customer in the possession of the Bank or any of its correspondents may at all times be held and treated as collateral for the payment of any obligations of the Customer to the Bank hereunder, whether direct or indirect, absolute or contingent, due or to become due, now existing of hereafter arising. Regardless of the adequacy of any Collateral, any deposits or other sums credited by or due from the Bank to the Customer may, at any time, be applied to or set off against such liabilities and obligations without notice.

6.  If the bank shall in good faith deem itself insecure at any time, or upon
(1) failure of the Customer to perform any of its obligations under this Agreement, or any of its obligations for borrowed money or in respect of any extension of credit or accommodation under any lease, (2) the death, insolvency, dissolution, termination of existence, suspension of business, appointment of a receiver of any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding under any law relating to Bankruptcy or insolvency by or against the Customer, (3) the issuance of or application for a writ or order of attachment or garnishment against any Collateral or a substantial part of the property or assets of the Customer, or (4) any governmental authority, or any court at the instance of any governmental authority, taking possession of any substantial part of the property of the Customer or assuming control over the affairs or operations of the Customer, thereupon, the Bank may, (a) without notice or demand, declare any and all of the obligations and liabilities, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Customer to the Bank under this Agreement, to be immediately due and payable, and the Bank will have all of the rights and remedies provided hereunder and by law and/or (b) require the Customers to deliver to the Bank to be held and treated as Collateral such other property of the Customer equal in amount or value to 125% of the Credit, and the Customer shall promptly deliver the same upon request.

7. Neither the Bank nor its correspondents shall be in any way responsible for performance by any Beneficiary of its obligations to the Customer, nor for the form, sufficiency, correctness, genuineness, authority of person signing, falsification or legal effect of any documents called for under the Credit if such documents on their face appear to be in order.

8. The Bank may honor, as complying with the terms of the Credit and of the Application therefor, any drafts or other documents otherwise in order signed or issued by an administrator, executor, conservator, trustee in Bankruptcy, debtor in possession, assignee for benefit of creditors, liquidator, receiver, or other legal representative of the party authorized under the Credit to draw or issue such drafts or other documents.

9. Unless otherwise expressly agreed to, the Customer hereby authorizes the Bank to (a) select an advising bank, if any, (b) authorize or restrict negotiation under the Credit, and (c) waive any such restriction on negotiation.

10. This Agreement and request or consent to any modification, change, amendment, waiver, or any other action pursuant to the Agreement, will be binding upon the Customer and its respective heirs, executors, administrators, successors, and assigns and will inure to the benefit of and be enforceable by the Bank, its successors, and assigns. In the event that any provision hereof is determined by a court of competent jurisdiction to be invalid, such invalidity will not affect any other provision of this Agreement, The Customer represent and warrants that the execution, delivery, and performance by the Customer hereof has been duly authorized by all necessary corporate and/or other action and that the making and performance hereof by the Customer does not and will not contravene the terms of any existing law, agreement, or instrument by which t he Customer is bound or to which the Customer is subject.

11. The failure of the Bank to enforce at any time any provision hereof will not be construed to be a waiver of such provision or of the right of the Bank thereafter to enforce any such provision.

12. The credit will be subject to, and performance by the Bank, its correspondents and Beneficiary thereunder will be governed by, the Uniform Customs and Practice, except to the extent it is otherwise expressly agreed. In the event the credit is subject to laws other than the Uniform Customs and Practice, any action , inaction, or omission on the part of the Bank or its correspondents in connection with the Credit, and in good faith reliance on such laws, will be deemed to be in compliance with the credit and this Agreement and Customer hereby indemnifies the Bank and its correspondents from and holds them harmless against any and all loss, liability, damage, cost, or expense (including reasonable attorney fees) incurred thereby.

13. It is agreed that all directions and correspondence relating to the Credit are to be sent at the Customer's risk and that the Bank does not assume any responsibility for any inaccuracy, interruption, error, or delay in transmission or delivery by post, telegraph, cable, or courier for any inaccuracy of translation.

14. This Agreement is made in the Commonwealth of Massachusetts and shall be deemed to be a contract under seal to be governed by and construed in accordance with the laws of said Commonwealth. The Bank's rights, powers, and remedies specified herein are cumulative and are in addition to those otherwise created or existing by law or agreement.

                                                                       EXHIBIT I

                     DOCUMENTARY LETTER OF CREDIT AGREEMENT

This Agreement is made as of December 22, 1995 ("Effective Date") by and between:

(1) THE FIRST NATIONAL BANK OF BOSTON, a national banking association with its main offices located at 100 Federal Street Boston, Massachusetts, including its overseas branches, affiliates, and subsidiaries ("Bank"): and

(2) GUESS?, INC., a Delaware corporation, having offices at 1444 So. Alameda Street, Los Angeles, California 90021 ("Customer").

"Application" means the written application by the Customer to the Bank for the issuance of a letter of credit and includes all modifications made with the Customer's written agreement or consent.

"Bank" means The First National Bank of Boston and includes its overseas branches.

"Business Day" means any day in which banks located in Boston, Massachusetts, Hong Kong and Los Angeles, California are generally transacting banking business.

"Credit" means a commercial letter of credit issued pursuant to an Application, including any amendments or modifications of such Credit.

"Customer" shall have the meaning set forth above.

"Designated Senior Indebtedness" means at any time (i) all Senior Indebtedness under the Loan Agreement, and (ii) any other Senior Indebtedness which, at the time of determination, has an aggregate principal amount outstanding of at least $25,000,000 and is specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness."

"Indebtedness" means, with respect to any person, without duplication (a) all indebtedness of such person (1) for borrowed money or for the deferred purchase price of property of services (other than trade payables or current liabilities arising in the ordinary course of business), (b) all obligations, contingent or otherwise, of such person in connection with any letters of credit or acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities, (c) all indebtedness created or arising under any conditional sale or other title retention agreements with respect to property acquired by such person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables and other accrued current liabilities of such person arising in the ordinary course of business, (d) all obligations under interest rate contracts of such person, (e) all redeemable capital stock of such person valued at the greater of its voluntary of involuntary liquidation preference plus accrued and unpaid dividends, (f) any liability of others described in the preceding clauses (a), (b), (c), (d) and
(e) that such person has guaranteed or that is otherwise its legal liability and
(g) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a), (b), (c), (d), (e) and (f) above.

"Indenture" means the Indenture dated as of August 23, 1993, between the Customer and First Trust National Association, as trustee, pursuant to which $130,000,000 aggregate principal amount of 92% Series B Senior Subordinated Notes due 2003 of the Customer have been and/or will be issued.

"Non-payment Default" means any event (other than a Payment Default) the occurrence of which entitles one or more persons to accelerate the maturity of any Designated Senior Indebtedness.

"Payment Default" means any default in the payment or required prepayment of principal of, premium, if any, or interest, on any Designated Senior Indebtedness when due (whether at final maturity, upon scheduled installment, mandatory prepayment, acceleration or otherwise).

"Ranche" means Ranche Limited, doing business as Guess International, a Hong Kong corporation.

"Ranche Reimbursement Agreement" means the Continuing commercial Letter of Credit Reimbursement and Security Agreement between Ranche and the Bank dated as of November 22, 1994, and all amendments thereto.

"Securities" shall mean any of the $130,000,000 aggregate principal amount of the Customer's 92% Senior Subordinated Notes due 2003 and 92% Series B Senior Subordinated Notes due 2003 issuable as provided in the Indenture.

"Senior Indebtedness" means (i) the principal of, premium, if any, and interest (including interest, to the extent allowable, accruing after the filing of a petition initiating any proceeding under any state or federal bankruptcy law) on, and other amounts due in connection with the Revolving Credit Agreement dated as of December 20, 1993, among the Customer, The First National Bank of Boston, as Agent, and the group of financial institutions party thereto, as amended by the first Amendment to revolving Credit Agreement dated as of January 20, 1994, as further amended by the Second Amendment and Waiver to Revolving Credit Agreement dated as of April 1, 1994, as further amended by the Third Amendment and Waiver to Revolving Credit Agreement dated July 18, 1994, as further amended by the Fourth Amendment and Waiver to Revolving Credit Agreement dated as of February 13, 1995, as further amended by the Sixth Amendment to Revolving Credit Agreement dated as of September 14, 1995, and as further amended by the Seventh Amendment to Revolving Credit Agreement dated of even date herewith, and as the same may be supplemented or amended from time to time (collectively, the "loan Agreement") (including, without limitation, contingent obligations with respect to undrawn letters of credit issued thereunder and commitment fees, agency fees, costs and expense reimbursements and indemnifications payable thereunder) (provided, however, that any Indebtedness under any refinancing, refunding or replacement of the Loan Agreement shall not constitute Senior Indebtedness to the extent that such Indebtedness is by its terms subordinate to any other Indebtedness of the customer)and (ii) the principal of, premium, if any, and interest (including interest, to the Customer) and (ii) the principal of, premium, if any, and interest (including interest, to the extent allowable, accruing after the filing of a petition initiating any proceeding under any state of federal bankruptcy law) on any Indebtedness of the Customer (other than as otherwise provided in this definition), whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing, or the agreement governing, such Indebtedness or pursuant to which such Indebtedness is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Securities. Notwithstanding the foregoing, "Senior Indebtedness" shall not include (A) Indebtedness evidenced by the Securities, (B) Indebtedness that is by its terms subordinate or junior in right of payment to any Indebtedness of the Customer, (C) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, as amended, is without recourse to the Customer, (D) that portion of any Indebtedness which at the time of issuance is issued in violation of the Indenture, (E) Indebtedness of the Customer to a subsidiary of the Customer or any other affiliate of the Customer or any of such affiliate's subsidiaries, (F) Indebtedness of the Customer which is represented by redeemable capital stock, (G) any liability for federal, state, local or other taxes owed or owing by the Customer, (H) Indebtedness of the Customer for goods, materials or services purchased in the ordinary course of business or Indebtedness of the Customer consisting of trade payables or other current liabilities, (I) Indebtedness of or amounts owning by the Customer for compensation to employees or for services and (J) amounts owing by the Customer under leases (other than capital lease obligations).

"Subordinated Indebtedness" means any Indebtedness of the Customer subordinated in right of payment of the Securities.

"Uniform Customs and Practices" means the "Uniform Customs and Practice for Documentary credits" (1993 Revision), International Chamber of Commerce, Publication No. 500, and any subsequent revisions thereof approved by the International Chamber of Commerce.

In consideration of the Bank opening at the Customer's request, from time to time, a Credit the Customer hereby agrees with the Bank as follows:

1. AGREEMENT TO PAY. The Customer will pay the Bank, in United States currency, the amount of each drawing under any Credit, together with commissions, all customary charges and all other payments by the Bank pursuant to the Credit or this Agreement, such payment to be made (a) within one Business Day of demand thereof in the case of each drawing at sight, with interest, as provided below, from the date one Business Day after such payment is due under the Credit to the date of payment by the Customer to the Bank, and (b) in time for cover to reach the place of payment I the course of ordinary mail no later than one Business Day prior to maturity in the case of each acceptance. If a drawing is payable in foreign currency, the Customer shall pay the Bank the equivalent of the amount of such drawing in United States currency, at the Bank's then selling rate for cable transfers to the place of payment or to the place of the Bank's settlement of its obligation, as the Bank may require. If there is no rate of exchange for effecting such cable transfer, the Customer will pay the Bank within one Business Day of demand thereof the amount in United States currency equivalent to the Bank's actual cost of settlement, with interest, as provided below, on the amount in United States currency payable by the Customer from the date one Business Day after the due date of such payment to the date of payment by the Customer.
If payment is not made within the time period provided in this paragraph, the rate of interest on default on any of the Customer's obligations hereunder will be the Base Rate. The Base Rate is the rate of interest announced from time to time by the Bank at its head office as its Base Rate. Any amount which at any time any be due and owing by the Customer to the Bank pursuant to this Agreement may be charged against any funds held by the Bank for the account of the Customer.

2. MAXIMUM AMOUNT OF CREDITS. The maximum aggregate face amount of Credits outstanding hereunder shall not at anytime exceed $25,000,000. Notwithstanding the foregoing, maximum aggregate face amount of Credits outstanding hereunder shall not at any time exceed the difference between (i) $25,000,000 and (ii) the aggregate face amount of Credits outstanding under the Ranche Reimbursement Agreement at such time.

3. OBLIGATIONS PARI PASSU WITH SECURITIES. The obligations and liabilities of the Customer hereunder and with respect to all Credits issued hereunder shall be PARI PASSU with the Securities issued by the Customer pursuant to the Indenture.

4. APPROVAL OF CREDIT BY CUSTOMER. The Customer will promptly examine (a) the copy of the Credit (and any amendments thereof) sent to it by the Bank and (b) all instruments and documents delivered to it from time to time by the Bank, and the Customer will, within one Business Day of receipt thereof, notify the Bank of any irregularity or claim of noncompliance with the Customer's instructions. The Customer is conclusively deemed to have waived any such claim against the Bank and its correspondents unless such notice is given as aforesaid.

5. DOCUMENTATION. The Customer will procure promptly any necessary documentation, permits or licenses for the import, export or shipping of the property in connection with which the Credit is issued; will comply with all foreign and domestic governmental requirements relating to the shipment or financing of such property; and will furnish such evidence that the above requirements have been fulfilled as the Bank may reasonably require. The Customer will keep such property insured in amounts, against risks and with companies reasonably satisfactory to the Bank; will name the Bank as loss payee and additional insured under standard loss payable endorsements under all policies insurance applicable to the Credits in the amount of the Credits and will furnish the Bank on demand with evidence of endorsement. Should the insurance upon such property for any reason be unsatisfactory to the Bank, the Bank may, at the Customer's expense, upon five (5) days prior notice to the customer, obtain insurance reasonably satisfactory to the Bank.

6. INDEMNITY. The Customer agrees to indemnify the Bank and its correspondents for and hold them harmless against any and all claims, loss, liability or damage, including reasonable attorney fees, howsoever arising from or in connection with the Credit , including any such claim or loss in connection with the surrender or endorsement of any bill of lading, warehouse receipt or other document at any time held by the Bank or any of its correspondents in connection with the Credit, other than as a result of the gross negligence or willful misconduct of the Bank. The agreements in this paragraph shall survive any payment under or termination of the Agreement, up to the applicable statute of limitations.

7. COSTS AND EXPENSES. The Customer shall pay the Bank within one Business Day of demand thereof all reasonable out-of-pocket expense, including reasonable attorney fees, incurred or paid by the Bank in connection with the exercise of any right, power or remedy hereunder, or in the enforcement thereof.

8. SET-OFF RIGHTS. Any deposits or other sums at any time credited by or due from the Bank to the Customer and any securities or other property of the Customer and any securities or other property of the Customer in the possession of the Bank or any of its correspondents shall at all times be subject to the rights of the Bank to set-off against such sums for the payment of any obligations of the Customer to the Bank hereunder, if direct, absolute and due, whether now existing or hereafter arising. Regardless of any other means of obtaining repayment of the obligations hereunder, any deposits or other sums redited by or due from the Bank of the Customer may, at any time and from time to time after the occurrence and during the continuation of a Payment Default or Non-payment Default hereunder, be applied to or set off against liabilities and obligations of the Customer which are then due and payable, without notice or compliance with any other condition precedent now or hereafter imposed by statute rule of law or otherwise (all of which are hereby expressly waived). Promptly following each setoff, appropriation or application, the Bank shall notify the Customer of such setoff, appropriation or application (which notification shall contain a description of the applicable account and applicable amount). Notwithstanding anything to the contrary contained herein, the Bank's set-off rights provided herein shall be fully subordinate in right of payment and priority to the set-off rights granted to the holders of the Senior Indebtedness.

9.   OBLIGATIONS SUBORDINATE TO SENIOR INDEBTEDNESS.

     9.1. The Customer covenants and agrees, and the Bank as evidenced by its acceptance and execution of this Agreement likewise covenants and agrees, that, to the extent and in the manner hereinafter set forth in THIS Agreement, the Obligations and the payment and performance of the obligations of the Customer to the Bank hereunder is hereby expressly made subordinate and subject in right of payment, as provided in this Agreement, to the prior payment in full of all Senior Indebtedness in cash or, as acceptable to the holders of Senior Indebtedness, in any other manner; PROVIDED, HOWEVER, that the obligations of the Customer and the payment of the Obligations hereunder in all respects shall rank PARI PASSU with the Securities and all other existing and future senior subordinated indebtedness of the Customer. The provisions of this Agreement are for the express benefit of the holders from time to time of Senior Indebtedness, each of which is entitled to enforce such holder's rights hereunder, without any act or notice of acceptance hereof or reliance hereon. No amendment, modification or discharge of any provision of this Agreement (or, to the extent that any such amendment, modification or discharge thereof would change the effect of this Agreement, or any of the definitions set forth herein) shall be effective against any holder of Designated Senior Indebtedness who would be materially adversely affected thereby unless expressly consented to in writing by such holder.

     9.2. Payment Over Of Proceeds Upon Dissolutions, Etc.

     In the event of (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or there similar case or proceeding in connection therewith, relative to the Customer or to its assets, or (b) any liquidation, dissolution or other winding up of the Customer, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or any other marshaling of assets or liabilities of the Customer, then and in any such event:

          (1) the holders of the Senior Indebtedness shall be entitled to receive payment in full in cash or cash equivalents, or provision shall be made for such payments, of all amounts due on or in respect of all Senior Indebtedness before the Bank is entitled to receive any payment or distribution of any assets of the Customer of any kind or character (excluding securities of the Customer or any other corporation that are equity securities or are subordinated in right of payment to all Senior Indebtedness, that may at the time be outstanding, to substantially the same extent as, or to a greater extent that, the Obligations are so subordinated as provided in this Agreement (such securities being hereinafter collectively referred to as "Permitted Junior Securities") on account of any amounts payable with respect to the obligations of the Customer hereunder;

          (2) any payment or distribution of assets of the Customer of any kind or character, whether in cash, property or securities (excluding Permitted Junior Securities) by set-off or otherwise, to which the Bank, in its capacity hereunder, would be entitled but for the provisions of this
     Section 9 (including any such payment or other distribution which may be received by the holders of Subordinated Indebtedness as a result of any payment on such Subordinated Indebtedness) shall be paid by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the holders of Senior Indebtedness or their representatives or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness held by each such holder or representative, to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness; and

          (3) in the event that, notwithstanding the foregoing provisions of this Section 9, the Bank, in its capacity hereunder, shall have received any payment or distribution of assets of the Customer of any kind or character, whether in cash, property or securities, under this Agreement in respect of the obligations arising hereunder before all Senior Indebtedness is paid in full, then and in such event such payment or distribution (excluding Permitted Junior Securities, but including any payment or distribution which may be received by the holders of the Securities or Subordinated Indebtedness as a result of any payment on such Subordinated Indebtedness), shall be paid over or delivered forthwith to the trustee in bankruptcy, receiver, liquidation trustee, custodian, assignee, agent or other person making payment or distribution of assets of the Customer for application to the payment of all senior Indebtedness in full, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.

     The consolidation of the Customer with, or the merger of the Customer into, another person or entity or the liquidation or dissolution of the Customer following the conveyance, transfer or lease of its properties and assets substantially as an entirety to another person or entity upon the terms and conditions set forth in Article Six of the Indenture shall not be deemed a dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors or marshalling of assets and liabilities of the Customer of the purposes of this Section if the person or entity formed by such consolidation into which the Customer is merged or the person or entity which acquired by conveyance, transfer or lease such properties and assets substantially as an entirety, as the case may be, shall, as a part of such consolidation, merger, conveyance, transfer or lease, comply with the conditions set forth in Article Six of the Indenture.

     9.3  Suspension Of Payment When Senior Indebtedness In Default.

     (a) Unless clause 9.2 shall be applicable, upon (1) the occurrence of a Payment Default and (2) the giving of a written notice by the representative or holder of Designated Senior Indebtedness of such occurrence under the Indenture, then no payment or distribution of any assets of the Customer of any kind or character (excluding payments in Permitted Junior Securities) shall be made by the Customer hereunder on account of the obligations hereunder unless and until such Payment Default shall have been cured, waived in writing or shall have ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full in cash, or in any other manner as acceptable to the holders of such Designated Senior Indebtedness, after which the Customer shall resume making any and all required payments hereunder in respect of the obligations arising hereunder.

     (b) Unless clause 9.2 shall be applicable, upon (1) the occurrence of a Non-payment Default and (2) and the giving of a written notice by the representative or holder of Designated Senior Indebtedness of such occurrence under the Indenture, then no payment or distribution of any assets of the Customer of any kind or character (excluding payments in Permitted Junior Securities) shall be made by the Customer hereunder for the period specified below ("Payment Blockage Period").

     The Payment Blockage Period shall commence upon the receipt by the Customer or the Trustee under the Indenture from a representative or the holder of any Designated Senior Indebtedness of notice of the Non-payment Default by the Customer and shall end on the earliest of (x) 179 days after receipt of such notice by the Trustee under the Indenture (provided any Designated Senior Indebtedness as to which notice was given shall not theretofore have been accelerated), (y) the date on which the Non-payment Default shall have been cured or waived in writing or shall have ceased to exist or the Designated Senior Indebtedness related hereto shall have been discharged or paid in full or
(z) the date such Payment Blockage Period shall have been terminated by written notice to the Customer at or after the initiation of such Payment.

Blockage Period, from the representative or the holder of Designated Senior Indebtedness that gave notice of a Non-payment Default, after which, in the case of any of clauses (x), (y), or (z), the Customer shall resume making any and all required payments hereunder in respect of the obligations arising hereunder. Notwithstanding any other provision of this Agreement, in no event shall a Payment Blockage Period extend beyond 179 days from the date of notice by or to the Bank of the Non-payment Default initiating such Payment Blockage Period (such 179-day period referred to as the "Initial Blockage Period"). Any number of notices of Non-payment Defaults may be given during the Initial Blockage Period; provided that during any 365-day consecutive period, only one such period during which payment on the obligations arising hereunder may not be made, may commence and the duration of such period may not exceed 179 days. No Non-payment Default with respect to Designated
Senior Indebtedness which existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be, made the basis for the commencement of a second Payment Blockage Period (whether or not within a period of 365 consecutive days) unless such default has been cured or waived for a period of not less than 90 consecutive days.

     (c) In the event that, notwithstanding the foregoing, the Customer shall make any payment or distribution to the Bank, it its capacity hereunder, prohibited by the foregoing provision of this Agreement, then and in such event such payment shall be received and held in trust for the holders of the Senior Indebtedness and shall be paid over and delivered forthwith by the Bank, it its capacity hereunder, to the holders of the Senior Indebtedness.

     9.4  Payment Permitted If No Default.

     Nothing contained in this Agreement shall prevent the Customer, at any time except as and to the extent during the pendency of any case, proceeding, dissolution, liquidation or other winding up, assignment for the benefit of creditors or other marshalling of assets and liabilities of the Customer referred to in clauses 9.2 or under conditions described in clause 9.3, from making payments hereunder at any time with respect to the obligations arising hereunder.

     9.5  Subrogation To Rights Of Holders Of Senior Indebtedness.

     Subject to the payment in full in cash or cash equivalent of all Senior Indebtedness, the Bank, in its capacity hereunder, and not as a holder of Senior Indebtedness, shall be subrogated (I) to the rights of the holders of such Senior Indebtedness to receive payments and distributions of cash, property and securities applicable to the Senior Indebtedness and (ii) to the security interests which have been or may hereafter be granted by the Customer to the holders of Senior Indebtedness. until the obligations arising hereunder shall be paid in full. For purposes of such subrogation, no payment or distributions to the holders of Senior Indebtedness of any cash, property or securities to which Bank, it its capacity hereunder, would be entitled except for the provisions of this Agreement and no payments over pursuant to the provision of this Agreement to the holders of Senior Indebtedness, and the Bank, in its capacity hereunder, be deemed to be a payment or distribution by the Customer to or on account of the Senior Indebtedness, thereto.

     9.6  Provisions Solely To Define Relative Rights.

     The provisions of this Agreement are intended solely for the purpose of defining the relative rights of the bank, in its capacity hereunder, on the one hand and the holders of Senior Indebtedness on the other hand. Nothing contained in this Agreement is intended to or shall (a) impair, as among the Customer, its creditors other than holders of Senior Indebtedness and the

Bank, in its capacity hereunder, the obligation of the Customer, which is absolute and unconditional, to pay the obligations arising hereunder as and when the same shall become due and payable in accordance with the terms of this Agreement; or (b) affect the relative rights against the Customer of the Bank, it its capacity hereunder, and creditors of the Customer other than the holders of Senior Indebtedness; or (c) prevent the Bank, in its capacity hereunder, from exercising all remedies otherwise permitted by applicable law upon an Event of Default under this Agreement, subject to the rights under this Agreement of the holders of Senior Indebtedness in the circumstances specified in this Agreement,

     9.7  No waiver Of Subordination Provisions.

     (a) No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Customer or by any act or failure to act, in good faith, by any such holder, or by any non-compliance by the Customer with the terms, provisions and covenants of this Agreement, regardless of any knowledge thereof any such holder hay have or be otherwise charged with.

     (b) Without in any way limiting the generality of subclause (a) of this clause 9.7, the holders of senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Bank, in its capacity hereunder, without incurring responsibility to the Bank, in its capacity hereunder, and without impairing or releasing the subordination provided in this Agreement or the obligations hereunder of the Bank, in its capacity hereunder, to the holders of senior Indebtedness, do any one or more of the following;

          (1) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Indebtedness or any instrument evidencing the same or any agreement under which Senior Indebtedness is outstanding;

          (2) sell, exchange, release or otherwise deal with in any lawful manner and in any order any property pledged, mortgaged or otherwise securing any Senior Indebtedness;

          (3) settle or compromise any Senior Indebtedness or any security therefor or any guaranty thereof and apply any sums by whomever paid and however lawfully realized to any Senior Indebtedness in any manner or order; and

          (4) fail to take or to record or otherwise perfect, for any reason or for no reason, any lien or security interest securing Senior Indebtedness by whomever granted, exercise or delay in or refrain from exercising any right or remedy against the Customer or any security or any guarantor of any other person, elect any remedy and otherwise deal lawfully with the Customer and any security for an any guarantor of Senior Indebtedness;

provided, however, that in no event shall any such actions limit the right of the Bank, in its capacity hereunder, to pursue any rights or remedies hereunder or under applicable laws if the taking of such action does not otherwise violate the terms of this Agreement of the holders, from time to time, or Senior Indebtedness to receive the cash, property of securities receivable upon the exercise of such rights and remedies.

9.8  Notice to the Bank.

The Customer shall give prompt written notice to the Bank of any fact known to the Customer that would prohibit the making of any payment to the Bank in respect of the obligations arising hereunder pursuant to the provisions hereof.

10. Events of Default. The following shall be "Events of Default" hereunder: (1) failure by the Customer to make payment as provided in paragraph 1 hereof, or (2) failure by the Customer to pay at maturity and after any applicable period of grace, any obligations in excess of $500,000 in the aggregate for borrowed monies or advances, or failure to observe or perform any term, covenant or agreement evidencing or securing such obligations for borrowed monies or advances, the result of which failure is that the holder or holders of such obligations have the right to cause such obligations to become due prior to their stated maturity upon delivery of required notice, if any, or (3) the Customer's (I) application for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar official of itself or of all or a substantial part of the Customer's property, (ii) generally not paying its debts as such debts become due, (iii) making a general assignment for the benefit of its creditors, (iv) commencing a voluntary case under the Bankruptcy Code or equivalent statute (as now or hereafter in effect), (v) commencing any case or proceeding under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, or any other law providing for the relief of debtors, (vi) acquiescing in writing to any petition filed against it in an involuntary case under the Bankruptcy Code or other law, or (vii) taking any action under the laws of its jurisdiction of incorporation or organization similar to any of the foregoing, or (4) commencement of a proceeding or case, without the application or consent of the Customer in any court of competent jurisdiction, seeking (I) the liquidation, reorganization, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets, or (iii) similar relief in respect of it, under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts or any other law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of 60 days; or the entry of an order for relief or equivalent order in an involuntary case under the Bankruptcy Code or equivalent act against the Customer; or action under the laws of the jurisdiction of incorporation or organization of the Customer similar to any of the foregoing shall be taken with respect to the Customer and shall continue undismissed or unstayed and in effect for any period of 60 days, or
(5) entry against Customer of a judgement or order for the payment of money by any court, or issuance or levy against the property of the Customer of a warrant of attachment or execution or similar process, that in the aggregate exceeds $500,000 in value and such judgement or order shall continue undischarged, unstayed, unsatisfied, undismissed or unbonded for 30 days of the issuance of or application for a writ or order of attachment or garnishment against any document of title or other similar document relating to Credit's issued pursuant hereto or a substantial part of the property or assets of the Customer, or (6) any governmental authority, or any court of at the request of any governmental authority, taking possession of all or substantially all of the property of the Customer or assuming control over all of the material affairs or operations of the Customer, thereupon, the Bank may, without notice or demand, declare any and all of the obligations and liabilities, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Customer to the Bank under this Agreement, to be immediately due and payable, and the Bank shall have all of the rights and remedies provided hereunder and by law subject, however, to the provisions of Section 9 hereof.

11. Documents, etc. The Customer will, at its expense, promptly execute and deliver to the Bank such trust receipts, documents of title and other documents as the Bank may at any time reasonably request in order to carry out the intent and purpose hereof and will promptly reimburse the Bank for the amount of any filing or recording fees with respect thereto.

12. Power of Attorney. After the occurrence and during the continuance of an Event of Default or unless otherwise consented to by the Customer, the Bank may, with power of substitution and revocation, sign in the Customer's name as agent on any document called for from the Customer and/or endorse in the Customer's name any and all notes checks, drafts, documents of title or other instruments documents in which the Bank may at any time have any interest; and may perform any obligation or agreement in connection with the Credit or this Agreement which the Customer has failed to perform and take any other action with the Bank deems necessary or desirable to protect its rights, powers and remedies under this Agreement.

13. Performance by Beneficiary. Neither the Bank nor its correspondents shall be in any way responsible for performance by any beneficiary of its obligations to the Customer, nor for the form, sufficiency, correctness, genuineness, authority of persons, signing, falsification or legal effect of any documents called for under the Credit if such documents on their face appear to be in order.

14. Shipments in Excess of Quantity. Notwithstanding anything to the contrary contained herein or in any Credit, although shipment(s) in excess of the quantity called for under the Credit are made, the Bank may make payment under the Credit in an amount or amounts not exceeding the amount of the Credit (provided that such excess does not exceed by five percent (5%) the quantity called for under the documents to be presented under the credit unless other provided in the Application); and the Bank may honor, as complying with the terms of the Credit and of the Application therefore, any drafts or other documents otherwise in order signed or issued by an administrator, executor, conservator, trustee in bankruptcy, debtor in possession, assignee for benefit of creditors, liquidator, receiver or other legal representative of the party authorized under the Credit to draw or issue such drafts or other documents.

15. While the Bank shall use best effort to comply with the request of the Customer as to each of the following, the Customer authorizes the Bank to use its reasonable discretion to (a) select, after due consultation with the Customer, an advising bank if any, (b) select a paying bank, if any, (c) authorize or restrict negotiation under the Credit, and (d) waive any such restriction on negotiation.

16. Amendment. This Amendment and a request or consent to any modification, change, amendment, waiver or any other action pursuant to this Agreement, shall be binding upon the Customer and its respective heirs, executors, administrators, successors and assigns and shall insure the benefit of and be enforceable by the Bank, its successors and assigns. All modifications or amendments of or to this Agreement must be in writing and signed by each of the parties hereto. In the event that any position hereof is determined by a court of competent jurisdiction to be invalid, such invalidity shall not affect any other provision of this Agreement. The Customer represents and warrants that the execution, deliver and performance by the Customer hereof has been duly authorized by all necessary corporate and/or other action and that the making and performance hereof by the Customer does not and will not contravene the terms of any existing law, agreement or instrument by which the Customer is bound or to which the Customer is subject.

17.  Miscellaneous.

     a. The failure of the Bank to enforce at any time any of the provisions hereof shall not be construed to be a waiver of such provisions or of the right of the Bank thereafter to enforce any such provisions.

     b. Each Credit shall be subject to, and performance by the Bank, its correspondent and the beneficiary thereunder shall be governed by, the Uniform Customs and Practice, except to the extent it is otherwise expressly agreed.

     c. It is agreed that all directions and correspondence relating to the Credit are to be sent at the Customer's risk and that the Bank does not assume any responsibility for any inaccuracy, interruption, error or delay in transmission or delivery by post, telegraph or cable, or for any inaccuracy of translation.

     d. This Agreement is made in the Commonwealth of Massachusetts and shall be deemed to be a contract under seal to be governed by and construed in accordance with the laws of said Commonwealth. The Bank's rights, powers, and remedies specified herein are cumulative and are in addition to those otherwise created or existing by law or agreement.

     e. The Customer hereby certifies, to the best of the customer's knowledge, that transactions in the goods or services covered by any application for a Credit are not prohibited under the Foreign Assets Control Regulations of the United States Treasury Department or the Anti-Boycott Regulations of the United States Department of Commerce, and that any United States inportation or exportation of such goods and services conforms in every respect with all existing United States Government regulations.

Executed under seal as of the date first written.

GUESS ?, INC.                    THE FIRST NATIONAL BANK OF BOSTON

By:/s/ ROGER WILLIAMS            By:  /s/ DEBRA ZURKA
-------------------------        ------------------------------------
Roger Williams                   Debra Zurka
Executive Vice President and     Vice President
Chief Financial Officer

                                                                       EXHIBIT J
LENDER'S PERCENTAGES


Lender                                              Maximum
                                                    Total            Lender's
                                                    Commitment       Percentages

The First National Bank of Boston
100 Federal Street
Mail Stop 01-22-05
Boston, Massachusetts 02110
Attention: David T. Clark, Assistant Vice President
Telecopier: (617)434-8964

Sanwa Bank California
Sanwa Bank Plaza
601 South Figueroa Street
10th Floor
Los Angeles, California 90017
Attention: Mary King, Vice President
Telecopier: (213)896-7090

The Industrial Bank of Japan, Limited
Los Angeles Agency
350 South Grand Avenue
Suite 1500
Los Angeles, California 90071
Attention: Mark Moss, Vice President
Telecopier: (213)488-9840

Credit Lyonnais
Los Angeles Branch
515 South Flower Street
Suite 2200
Los Angeles, CA 90071
Attention: Steven Yoon, Vice President
Telecopier: (213) 623-3437

Sumitomo Bank of California
611 West 6th Street
Suite 3900
Los Angeles, California 90017
Attention: Matthew R. Van Steenhuyse
Telecopier: (213) 622-1385

                                                                       EXHIBIT K

                          TRANSACTIONS WITH AFFILIATES


TRANSACTIONS WITH AFFILIATES

The Company is engaged in various transactions with entities affiliated with trusts for the respective benefit of Maurice, Paul and Armand Marciano (the "Marciano Trusts"). The Company believes that each of the companies, in which the Marciano Trusts have an investment, and related party transactions discussed below were entered into on terms no less favorable to the Company than could have been obtained from an unaffiliated third party.

Mergers

On August 13, 1996, Marciano International, which was wholly owned by the Marciano Trusts, was merged with and into the Company in connection with the initial public offering. Consideration paid to the Marciano Trusts was $300,000.

License Arrangements and Licensee Transactions

The Company has a licensing agreement with Charles David of California ("Charles David"). Charles David is controlled by the father-in-law of Maurice Marciano. The Marciano Trusts and Nathalie Marciano (the spouse of Maurice Marciano) together own 50% of Charles David, and the remaining 50% is owned by the father-in-law of Maurice Marciano. The license agreement grants Charles David the rights to manufacture worldwide and distribute worldwide (except Japan) men's, women's and some children's leather and rubber footwear, excluding athletic footwear, which bear the Guess'r' logo and trademark. The license also includes related shoe care products and accessories. Gross royalties earned by the Company under such license agreement for the fiscal year ended December 31, 1996 was $1.5 million. Additionally, the Company purchased $6.0 million of product from Charles David for resale in the Company's retail stores during the same period.

On September 1, 1994, the Company entered into a licensing agreement with California Sunshine Active Wear, Inc. ("California Sunshine"), granting it the rights to manufacture and distribute men's and women's activewear, which bear the Guess'r' logo and trademark, in the United States. The Marciano Trusts together own 51% of California Sunshine. Gross royalties earned by the Company under such license agreement for the fiscal year ended December 31, 1996 was $742,000. Additionally, the Company purchased $1.4 million of product from California Sunshine for resale in the Company's retail stores during the same period.

Effective January 1, 1995, the Company entered into a licensing agreement with Guess? Italia, S.r.l. ("Guess Italia"), granting it the exclusive right in Italy and non-exclusive rights in other parts of Europe to manufacture and distribute men's and women's apparel and accessories, which bear the Guess'r' logo and trademark. Prior to the IPO, Guess Italia was owned 79% by the Company and 21% by Marciano International, a company wholly owned by the Marciano Trusts. As part of the reorganization, in connection with the IPO,

Guess Italia became a wholly-owned subsidiary of the Company when Marciano International was merged with and into the Company. Gross royalties earned by the Company under such license agreement for the fiscal year ended December 31, 1996 was $766,000. Additionally, the Company purchased $327,000, of product from Guess? Italia and sold $89,000, of product for resale in Guess? Italia's retail store and to other wholesale customers during the fiscal year ended December 31, 1996. All inter company transactions were eliminated during consolidation.

Effective December 9, 1992, the Company entered into a licensing agreement with Nantucket Industries ("Nantucket"), granting it the rights to manufacture and distribute women's intimate apparel within the United States, which bear the Guess'r' logo and trademark. Nantucket is owned 13.0% by the Company and 7.6% by the Marciano Trusts. During the fiscal year ended December 31, 1996, the Company recorded gross royalty income of $327,000, purchased $416,000 of product for resale in its retail stores, and recorded an equity loss of $349,000.

Effective December 1, 1989, the Company entered into a licensing agreement with Strandel, Inc. ("Strandel"), granting it the rights to manufacture and distribute Men's, Women's and Children's Knits and woven sportswear in Canada, which bear the Guess'r' logo and trademark. Strandel is owned 20% by the Company. During the fiscal year ended December 31, 1996, the Company recorded gross royalty income of $1.8 million and recorded an equity loss of $127,000.

On January 1, 1997, the Company acquired a Limited Partnership interest of 24.75% in S.W.P.I., Ltd., a California Limited Partnership in which the Marciano Trusts have a 76.25% interest, from Pour Le Bebe, Inc., a California Corporation, as payment in lieu of unpaid license fees due November 1, 1996.
The Limited Partnership interest of 24.75% in S.W.P.I., Ltd. was valued at $1.4 million by the Company.

Purchasing Agency Agreement

On May 3, 1994, the Company entered into an agreement with Ranche, Ltd. ("Ranche"), a wholly owned subsidiary of Guess Europe, BV ("GEBV") to serve as a non-exclusive buying agent for the Company in Hong Kong, which agreement was terminated in the first quarter of 1996 when certain of Ranche's assets were transferred to Newtimes Guess, Ltd, a Hong Kong corporation ("Newtimes") in which the Company and the Marciano Trusts then held indirect ownership interests of 25% and 25%, respectively. In connection with the IPO, the Marciano Trusts' indirect interest in Newtimes was transferred to the Company. Ranche earned commissions of $192,000 during the period in 1996 in which the agreement was still active. In addition, Ranche operates under a licensing arrangement to distribute product to authorized distributors. Gross royalties earned by the Company under such license for the fiscal year ended December 31, 1996 was $383,000.

In February 1996, the Company entered into a buying agency agreement with Newtimes. Pursuant to such agreement, the Company pays Newtimes a commission based upon the cost of finished garments purchased for the Company by Newtimes. Commissions earned by Newtimes during the fiscal year ended December 31, 1996 was $624,000. Additionally, the Company recorded $190,000 in equity losses during 1996.

Leases

The Company leases manufacturing, warehouse and administrative facilities and one retail administrative facility from partnerships affiliated with the Principal Stockholders. The leases in effect at December 31, 1996 will expire through July 2008. Aggregate lease payments under leases in effect for the fiscal year ended December 31, 1996 were $2.9 million.

The Company currently rents, on a month-to-month basis, a portion of a remote Guess facility to Southwest Pacific Investment Company ("SWPI"), an entity owned by the Marciano Trusts. Monthly rental charges are $11,000, effective August 1, 1996. An aggregate of $57,000 was paid by SWPI to the Company during 1996.

THE FIRST NATIONAL BANK OF BOSTON

                     AMENDED AND RESTATED SECURITY AGREEMENT


     THIS AMENDED AND RESTATED SECURITY AGREEMENT (the "Agreement") made this 28th day of March, 1997 by GUESS ?, INC., a Delaware corporation with its chief executive offices at 1444 South Alameda St., Los Angeles CA 90021 (the "DEBTOR") in favor of THE FIRST NATIONAL BANK OF BOSTON, a national banking association with its head office at 100 Federal Street, Boston, Massachusetts 02110 (sometimes referred to as the "AGENT") as agent for itself and for the lenders parties to the Loan Agreement referred to below (the "LENDERS") (the "SECURED PARTY").

     WHEREAS, the Company, the Agent, and the Lenders are parties to a Revolving Credit Agreement dated as of December 20, 1993 as amended by a First Amendment to Revolving Credit Agreement dated as of January 20, 1994, by a Second Amendment and Waiver to Revolving Credit Agreement dated as of April 1, 1994, by a Third Amendment and Waiver to Revolving Credit Agreement dated as of July 18, 1994, by a Fourth Amendment and Waiver to Revolving Credit Agreement dated as of October 24, 1994, by a Fifth Amendment to Revolving Credit Agreement dated as of February 13, 1995, by a Sixth Amendment to Revolving Credit Agreement dated as of September 14, 1995, by a Seventh Amendment to Revolving Credit Agreement dated as of December 22, 1995 and by an Eight Amendment to Revolving Credit Agreement dated as of February 13, 1996. (collectively, the "EXISTING LOAN AGREEMENT"); and

     WHEREAS, as a condition to the Existing Loan Agreement, the Company, the Agent, and the Lenders entered into a Security Agreement, dated as of December 20, 1993, as amended (the "EXISTING SECURITY AGREEMENT"), pursuant to which the Company granted to the Agent a continuing security interest in all of its right, title and interest in all Inventory and Accounts (as defined herein) and all proceeds and products thereof; and

     WHEREAS, In connection with the execution of the Existing Security Agreement, the Company caused Uniform Commercial Code Financing Statements to be filed in all locations required to perfect the security agreements granted under the Existing Security Agreement; and

     WHEREAS, on the date hereof the parties are entering into an Amended and Restated Revolving Credit Agreement (the "LOAN AGREEMENT") and, in connection therewith are required to enter into this Agreement;

     NOW THEREFORE, for value received, the receipt and legal sufficiency of which is hereby acknowledged, including, without limitation, enabling the Debtor to obtain credit or other financial accommodations from the Lenders under the Loan Agreement and those certain Notes executed and delivered by the Debtor to the Lenders (the "NOTES"), the Debtor hereby agrees as follows:

10          DEFINITIONS.  All capitalized terms used herein or in any
certificate, report or other document delivered pursuant to this Agreement shall have the meanings assigned to them below or in the Loan Agreement (unless otherwise defined). Except as otherwise defined, terms defined in the Uniform Commercial Code shall have the meanings set forth therein.

     ACCOUNTS. All rights of the Debtor to payment for goods sold or leased or for services rendered, all sums of money or other proceeds due or becoming due thereon, all instruments evidencing any such right, all guarantees of and security for any such right, and the Debtor's rights pertaining to and interest in such goods, including the right of stoppage in transit, replevin or reclamation, all chattel paper evidencing any such right and all other property constituting "accounts" as such term is defined in the Uniform Commercial Code.

     COLLATERAL.  See Section 2.

     GENERAL INTANGIBLES. All "general intangibles" as such term is defined in the Uniform Commercial Code, but specifically excluding any trademarks, trade names, patents, copyrights and any other intellectual property, other than an Account arising from the licensing of any of the foregoing.

     INVENTORY. All goods, merchandise and other personal property of the Debtor that are held for sale, lease or other disposition, or for display or demonstration, or leased or consigned, or that are raw materials, piece goods, work-in-process or materials used or consumed or to be used or consumed in the Debtor's business, whether in transit or in the possession of the Debtor or another, including without limitation all goods covered by purchase orders and contracts with suppliers and all goods billed and held by suppliers and goods located on the premises of any carriers, forwarding agents, truckers, warehousemen, vendors, selling agents or other third parties; all display materials relating to any of the foregoing; all warehouse receipts and other negotiable and non-negotiable documents of title covering any of the foregoing; and all other property constituting "inventory" as such term is defined in the Uniform Commercial Code.

     OFFICER'S CERTIFICATE. A certificate signed by an officer of the Debtor authorized in the resolution delivered herewith in the form attached hereto and delivered concurrently herewith.

     UNIFORM COMMERCIAL CODE. The Uniform Commercial Code as in effect in the Commonwealth of Massachusetts.

11          GRANT.  To secure the payment and performance of the Obligations, the Debtor hereby assigns and pledges to the Secured Party and grants to the Secured Party a continuing security interest in all of its rights, title and interest in, whether now owned or existing or hereafter arising or acquired, all Inventory and Accounts, and any and all additions, substitutions, replacements and accessions to any of the foregoing; and all proceeds and products of any of the foregoing (including, without limitation, proceeds which constitute Accounts, Inventory or General Intangibles) (collectively, the "COLLATERAL").

12          REPRESENTATIONS, WARRANTIES AND COVENANTS.  The Debtor makes the following representations and warranties, and agrees to the following covenants, each of which representations, warranties and covenants shall be continuing and in force so long as this Agreement is in effect:

     .1.    NAME; DEBTOR/COLLATERAL LOCATION; CHANGES.

     (a) The name of the Debtor set forth on the first page hereof is the true and correct legal name of the Debtor, and except as otherwise disclosed to the

Secured Party in the Officer's Certificate, the Debtor has not done business as or used any other name.

     (b) The address of the Debtor set forth on the first page hereof is the Debtor's chief executive office (the "CHIEF EXECUTIVE OFFICE") and the place where its business records are kept. Except (i) as disclosed on the Officer's Certificate, (ii) Collateral in transit between locations disclosed on the Officers Certificate and the Chief Executive Office, (iii) Inventory in the temporary possession of independent sewing, laundering and finishing contractors (provided that the total amount due to such contractors for work on such Inventory shall not exceed $8,000,000 in the aggregate outstanding at any one time), and (iv) Collateral in transit between any foreign manufacturer and the Debtor, all tangible Collateral is located at the Chief Executive Office.

     (c) The Debtor will not change its name, identity or organizational structure or the Chief Executive Office or place where its business records are kept, or move any tangible Collateral to a location other than (i) those set forth in the Officer's Certificate, (ii) Collateral in transit between locations disclosed on the Officers Certificate and the Chief Executive Office, (iii) Inventory in the temporary possession of independent sewing, laundering and finishing contractors (provided that the total amount due to such contractors for work on such Inventory shall not exceed $8,000,000 in the aggregate outstanding at any one time) and (iv) Collateral in transit between any foreign manufacturer and the Debtor, unless the Debtor shall have given the Secured Party at least 30 days' prior written notice thereof and shall have delivered to the Secured Party such new Uniform Commercial Code financing statements or other documentation as may be necessary or required by the Secured Party to ensure the continued perfection and priority of the security interests granted by this Agreement.

     .2.    OWNERSHIP OF COLLATERAL; ABSENCE OF LIENS AND RESTRICTIONS.  The
Debtor is, and in the case of property acquired after the date hereof, will be, the sole legal and equitable owner of the Collateral, holding good and marketable title to the same free and clear of all Encumbrances except Permitted Encumbrances, and has good right and legal authority to assign, deliver, and create a security interest in the Collateral in the manner herein contemplated. The Collateral is not subject to any restriction that would prohibit or restrict the assignment, delivery or creation of the security interests contemplated hereunder.

     .3.    FIRST PRIORITY SECURITY INTEREST.  This Agreement, together with the filing of Uniform Commercial Code financing statements in the appropriate offices for the locations of Collateral listed in the Officer's Certificate, create a valid and continuing first lien on and perfected security interest in the Collateral (except for property not located in the United States or property in which a security interest may not be perfected by filing of a financing statement under the Uniform Commercial Code), prior to all other Encumbrances other than Permitted Encumbrances, and is enforceable as such against creditors of the Debtor.

     .4.    SALES AND FURTHER ENCUMBRANCES.  The Debtor shall defend its title to, and the Secured Party's interest in, the Collateral against all claims and take any action necessary to remove any Encumbrances other than Permitted Encumbrances and defend the right, title and interest of the Secured Party in and to any of the Secured Party's rights in the Collateral.

     .5.    ACCOUNTS: COLLECTION AND DELIVERY OF PROCEEDS.  The Debtor will collect all of its Accounts constituting Collateral in the ordinary course of its business consistent with past practices unless and until the Secured Party exercises its rights to collect the Accounts pursuant to this Agreement. After the occurrence and during the continuation of an Event of Default, the Debtor shall, at the request of the Secured Party, notify account debtors of the security interest of the Secured Party in any Account and that payment thereof is to be made directly to the Secured Party. After the occurrence and during the continuance of an Event of Default and upon request of the Secured Party, any proceeds of Accounts or Inventory constituting Collateral received by the Debtor, whether in the form of cash, checks, notes or other instruments, shall be held in trust for the Secured Party and the Debtor shall deliver said proceeds daily to the Secured Party, without commingling, in the identical form received (properly endorsed or assigned where required to enable the Secured Party to collect same).

     .6.    RECORDS OF ACCOUNTS.  The Debtor will, at the request of the Secured
Party, retain off-site current copies of all materials created by or furnished to the Debtor on which is recorded then-current information about any computer programs or data bases that the Debtor has developed or otherwise has the right to use from time to time as it relates to Accounts and Inventory only. The Debtor will, after the occurrence and during the continuance of an Event of Default, at the request of the Secured Party, deliver a set of such copies to the Secured Party for safekeeping and retention or transfer in the event of foreclosure.

     .7.    FURTHER ASSURANCES.  Upon the written request of the Secured Party, and at the sole expense of the Debtor, the Debtor will promptly execute and deliver such further instruments and documents and take such further actions as the Secured Party may reasonably deem desirable to obtain the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, filing of any financing statement under the Uniform Commercial Code. The Debtor authorizes the Secured Party to file any such financing statement without the signature of the Debtor to the extent permitted by applicable law, and to file a copy of this Agreement in lieu of a financing statement. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note or other instrument, such note or instrument shall be immediately delivered to the Secured Party, duly endorsed in a manner satisfactory to it.

     .8.    INSURANCE PROCEEDS.  Other than after the occurrence and during the continuance of an Event of Default, the Debtor shall retain all proceeds of any insurance on the Collateral.


13     NOTICES AND REPORTS PERTAINING TO COLLATERAL.  The Debtor will, with respect to the Collateral:

          (a) promptly furnish to the Secured Party, from time to time upon written request, reports in form and detail reasonably satisfactory to the Secured Party setting forth an aging of Accounts and location of all Inventory and after an Default a copy of the names and addresses of all account debtors of the Company with information as to the outstanding balance due from each such account debtor; and

          (b) promptly notify the Secured Party of any Encumbrance asserted against the Collateral other than a Permitted Encumbrance, including any attachment, levy, execution or other legal process levied against any of the Collateral;

The Debtor authorizes the Secured Party to, and the Secured Party agrees to, destroy all invoices, delivery receipts, reports and other types of documents and records submitted to the Secured Party in connection with the transactions contemplated herein at any time subsequent to 12 months from the time such items are delivered to the Secured Party.

14     SECURED PARTY'S RIGHTS WITH RESPECT TO COLLATERAL.  The Secured Party
may, at its option and at any time, after the occurrence and during the continuance of an Event of Default and after the Obligations have been accelerated in accordance with the terms of the Loan Agreement, without notice or demand on the Debtor, take the following actions with respect to the
Collateral:

          (a) with respect to any Accounts (i) notify account debtors of the security interest of the Secured Party in such Accounts and that payment thereof is to be made directly to the Secured Party; (ii) demand, collect, and receipt for any amounts relating thereto, as the Secured Party may determine; (iii) commence and prosecute any actions in any court for the purposes of collecting any such Accounts and enforcing any other rights in respect thereof; (iv) defend, settle or compromise any action brought and, in connection therewith, give such discharges or releases as the Secured Party may deem appropriate; (v) endorse checks, notes, drafts, acceptances, money orders, bills of lading, warehouse receipts or other instruments or documents evidencing payment, shipment or storage of the goods giving rise to such Accounts or securing or relating to such Accounts, on behalf of and in the name of the Debtor; and (vi) sell, assign, transfer, make any agreement in respect of, or otherwise deal with or exercise rights in respect of, any such Accounts or the goods or services which have given rise thereto, as fully and completely as though the Secured Party were the absolute owner thereof for all purposes; and

          (b) with respect to any Inventory make, adjust and settle claims under any insurance policy related thereto.

Except as otherwise provided herein or by law and except for accounting for moneys actually received by it in good funds hereunder, the Secured Party shall have no duty as to the collection or protection of the Collateral nor as to the preservation of any rights pertaining thereto, beyond the safe custody and reasonable care of any Collateral in its possession.

15     SET-OFF RIGHTS.  Regardless of the adequacy of any Collateral or any other means of obtaining repayment for any Obligations, the Lenders shall have the right to set off under Section 9.3 of the Loan Agreement.

16     DEFAULTS.  An event of default ("Event of Default") shall exist as provided in Section 7.1 of the Loan Agreement.

17     SECURED PARTY'S RIGHTS AND REMEDIES.

     (a)  So long as any Event of Default shall have occurred and is continuing:

               (i) the Secured Party may take immediate possession of the Collateral, and for that purpose the Secured Party may, so far as the Debtor can give authority therefor, enter upon any premises on which any of the Collateral is situated and remove the same therefrom or remain on such premises and in possession of such Collateral for a reasonable period for purposes of conducting a sale or enforcing the rights of the Secured Party;

               (ii) the Debtor will, upon demand, assemble the Collateral and make it available to the Secured Party at a place and time designated by the Secured Party that is reasonably convenient to both parties;

               (iii) the Secured Party may sell or otherwise dispose of the Collateral at a public or private sale, with or without having the Collateral at the place of sale, and upon such terms and in such manner as the Secured Party may reasonably determine, and the Secured Party may purchase any Collateral at any such sale. Unless the Collateral threatens to decline rapidly in value or is of the type customarily sold on a recognized market, the Secured Party shall send to the Debtor prior written notice (which, if given within ten days of any sale, shall be deemed to be reasonable) of the time and place of any public sale of the Collateral or of the time after which any private sale or other disposition thereof is to be made. The Debtor agrees that upon any such sale the Collateral shall be held by the purchaser free from all claims or rights of every kind and nature, including any equity of redemption or similar rights, and all such equity of redemption and similar rights are hereby expressly waived and released by the Debtor. In the event any consent, approval or authorization of any governmental agency is necessary to effectuate any such sale, the Debtor shall execute all applications or other instruments as may be reasonably required; and

               (iv) in any jurisdiction where the enforcement of its rights hereunder is sought, the Secured Party shall have, in addition to all other rights and remedies, the rights and remedies of a secured party under the Uniform Commercial Code.

     (b) Prior to any disposition of Collateral pursuant to this Agreement the Secured Party may, at its option, cause any of the Collateral to be repaired or reconditioned (but not upgraded unless mutually agreed) in such manner and to such extent as to make it saleable.

     (c) To the extent necessary in connection with the exercise of remedies hereunder, the Secured Party is hereby granted a license or other right to use, upon the occurrence and during the continuance of an Event of Default, without charge, the Debtor's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature, relating to the Collateral, in completing production of, advertising for sale and selling any Collateral.

     (d) The Secured Party shall be entitled to apply the proceeds of any disposition of the Collateral, first, to its reasonable expenses of retaking, holding, protecting and maintaining, and preparing for disposition and disposing of, the Collateral, including reasonably attorneys' fees and other reasonable legal expenses incurred by it in connection therewith; and second, to the payment of the Obligations in accordance with the Loan Agreement. Any surplus remaining after such application shall be paid to the Debtor or to whomever may be legally entitled thereto, provided that in no event shall the Debtor be credited with any part of the proceeds of the disposition of the Collateral until such proceeds shall have been received in good funds (or the equivalent value if any Collateral is retained) by the Secured Party. The Debtor shall remain liable for any deficiency.

18     WAIVERS.  The Debtor waives presentment, demand, notice, protest, notice of acceptance of this Agreement, notice of any loans made, credit or other extensions granted, Collateral received or delivered or any other action taken in reliance hereon and all other demands and notices of any description, except for such demands and notices as are expressly required to be provided to the Debtor under this Agreement, any other Loan Document or any other document evidencing the Obligations. With respect to both the Obligations and the Collateral, the Debtor assents to any extension or postponement of the time of payment or any other forgiveness or indulgence, to any substitution, exchange or release of Collateral, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payment thereon and the settlement, compromise or adjustment of any thereof, all in such manner and at such time or times as the Secured Party may deem advisable. The Secured Party may exercise its rights with respect to the Collateral without resorting, or regard, to other collateral or sources of reimbursement for Obligations. The Secured Party shall not be deemed to have waived any of its rights with respect to the Obligations or the Collateral unless such waiver is in writing and signed by the Secured Party. No delay or omission on the part of the Secured Party in exercising any right shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not bar or waive the exercise of any right on any future occasion. All rights and remedies of the Secured Party in the Obligations or the Collateral, whether evidenced hereby or by any other instrument or papers, are cumulative and not exclusive of any remedies provided by law or any other agreement, and may be exercised separately or concurrently.

19     EXPENSES.  The Debtor shall pay all expenses as provided in Section
9.2 of the Loan Agreement.

20     NOTICES.  Any demand upon or notice to the Debtor or the Secured
Party shall be effective when delivered as provided in Section 9.1 of the Loan Agreement.

21     SUCCESSORS AND ASSIGNS.  This Agreement shall be binding upon the
Debtor, the Secured Party, the Lenders, their respective successors and assigns, and shall inure to the benefit of and be enforceable by the Debtor, the Secured Party or any of the Lenders and their respective successors and assigns.
Without limiting the generality of the foregoing sentence, the Secured Party and the Lenders may assign or otherwise transfer any agreement or any note held by it evidencing, securing or otherwise executed in connection with the Obligations as provided in the Loan Agreement, or sell participation in any interest therein as provided in the Loan Agreement, to any other person or entity, and such other person or entity shall thereupon become vested, to the extent set forth in the agreement evidencing such assignment, transfer or participation, with all the rights in respect thereof granted to the Secured Party and the Lenders herein.

22     GENERAL.  This Agreement may not be amended or modified except by a writing signed by the Debtor and the Secured Party (subject to the provisions of Section 9.7 of the Loan Agreement), nor may the Debtor assign any of its rights hereunder. This Agreement and the terms, covenants and conditions hereof shall be construed in accordance with, and governed by, the laws of The Commonwealth of Massachusetts (without giving effect to any conflicts of law provisions contained therein).

23     SECTION HEADINGS.  Section headings are for convenience of reference only and are not a part of this Agreement.

24     JURY WAIVER.  THE SECURED PARTY (BY ITS ACCEPTANCE HEREOF) AND THE
DEBTOR AGREE THAT NEITHER OF THEM, NOR ANY ASSIGNEE OR SUCCESSOR SHALL (A) SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER ACTION BASED UPON, OR ARISING OUT OF, THIS AGREEMENT, ANY RELATED INSTRUMENTS, ANY COLLATERAL OR THE DEALINGS OR THE RELATIONSHIP BETWEEN OR AMONG ANY OF THEM, OR (B) SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY DISCUSSED BY THE SECURED PARTY AND THE DEBTOR, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NEITHER THE SECURED PARTY NOR THE DEBTOR HAS AGREED WITH OR REPRESENTED TO THE OTHER THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

     IN WITNESS WHEREOF, the Debtor has caused this Agreement to be duly executed as an instrument under seal as of the date first written above.



WITNESS:                 DEBTOR:  GUESS?, INC.



                         By:

                         Title:


Accepted and Agreed to:

The First National Bank of Boston, as Agent for the Lenders



By:_______________________________________________
Title:

                              OFFICER'S CERTIFICATE

                                       to

                     AMENDED AND RESTATED SECURITY AGREEMENT

                              Dated March 28, 1997



     GUESS ?, Inc. (the "DEBTOR"), hereby certifies, with reference to a certain Amended and Restated Security Agreement dated March __, 1997 (terms defined in such Security Agreement having the same meanings herein as specified therein), between the Debtor and The First National Bank of Boston (the "Agent"), to the Agent and the Lenders as follows:

     1.   Names.

     (a) The exact corporate name of the Debtor and its taxpayer identification number is as follows:

          Guess ?, Inc.; 95-3679695


     (b) The following is a list of all other names (including trade names or similar appellations) used by the Debtor, or any other business or organization to which the Debtor became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, now or at any previous time:

          None.


     2.   Locations.

     (a) The chief executive office of the Debtor is located at the following address:

          1444 South Alameda Street
          Los Angeles, California  90021



     (b) The following are is a list of all other locations in the United States of America in which the Debtor maintains any books or records relating to any of the Collateral:

          Same as 2(b)


Within the last four months, if different:


     (c) Set forth on Schedule 2 (c) hereto are all the other places of business of the Debtor in the United States of America where Collateral is located.

     (d) The following are the names and addresses of all persons or entities other than the Debtor (and other than independent sewing, laundering and finishing contractors), such as lessees, consignees or warehousemen that have possession or are intended to have possession of any of the Collateral consisting of Inventory:

Currently:

 Street and Number       County         State          Zip Code

          None.


Within the last four months, if different:

 Street and Number       County         State          Zip Code

          None.


     IN WITNESS WHEREOF, this Certificate has been executed on behalf of the Debtor by its duly authorized officer on this __th day March, 1997.


                              GUESS ?, Inc.

                              By:

                              Title: